UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Ingredion Incorporated
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Notice of 2023 Annual Meeting and Proxy Statement

May 19, 2023	Meeting Location:
9:00 a.m., Central Daylight Time	Conference Center (L004), which is located on the ground floor between Towers 2 and 5 of the Westbrook Corporate Center, Westchester, Illinois 60154

Letter from our President and CEO

5 Westbrook Corporate Center Westchester, Illinois 60154

April 5, 2023

Dear Fellow Stockholders:

It is my pleasure to invite you to Ingredion Incorporated’s 2023 Annual Meeting of Stockholders on May 19, 2023,
at 9:00 a.m., Central Daylight Time. We will host the meeting in person at the Conference Center (L004), which is located on the ground floor between Towers 2 and 5 of the Westbrook Corporate Center, Westchester, Illinois
60154.

This year’s stockholders Q&A session will include questions submitted both live at the in-person meeting and in advance. You may submit a question in advance of the annual meeting at www.proxyvote.com after logging in with the control number found next to the label for postal mail recipients or within the body of the e-mail sending you the proxy statement. Shortly after the annual meeting, we will post on our Investor
Relations website the questions submitted in accordance with the meeting rules of conduct and procedures and the associated answers. Similar questions on the same topic may be answered as a group.

As in previous years, we will furnish proxy materials to our stockholders primarily through the Internet. On
April 5, 2023, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials. This
notice contains instructions on how to access our proxy statement and 2022 Annual Report to Stockholders and how to submit your proxy or voting instructions online. The proxy statement contains instructions on how you can request a paper or e-mail copy of the proxy statement and annual report, if you received only a notice by mail, and how you can elect to receive your proxy statement and annual report by e-mail, if you received them by mail. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically.
Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is important, whether or not you plan to attend the annual meeting, and we encourage you to vote promptly. You may submit your proxy or voting instructions on the Internet or via a toll-free telephone number.
Alternatively, if you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding all three methods of submitting your proxy or voting instructions are contained in the accompanying proxy statement and the proxy card. If you hold your shares through a bank, broker, or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

Thank you for your support and continued interest in Ingredion.

Sincerely,

James P. Zallie President and Chief Executive Officer

INGREDION INCORPORATED	2023 PROXY STATEMENT

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Ingredion Incorporated (the “Company”) to be held on Friday, May 19, 2023, at 9:00 a.m., Central Daylight Time, at the Conference Center (L004), which is located on the ground floor between Towers 2 and 5 of the Westbrook Corporate Center, Westchester, Illinois 60154.

The annual meeting will be held for the following purposes:

•	to elect to the Board of Directors the 12 director nominees who are named in the accompanying proxy statement, each to serve as directors for a term of one year;

•	to approve, by advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

•

to recommend, by advisory vote, whether the Company should hold an advisory vote by stockholders to approve the compensation of the Company’s named executive officers every one year, every two years, or every three years;

•	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023;

•	to approve and ratify a Company bylaw requiring an exclusive forum for certain legal actions;

•	to approve the Ingredion Incorporated 2023 Stock Incentive Plan; and

•	to transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 22, 2023, which is the record date for the annual meeting, will be entitled to vote at the meeting and at any adjournment or postponement of the meeting.

A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the Company’s offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154.

The proxy statement, our annual report to stockholders, and the proxy are first being made available to stockholders on or about April 5, 2023.

Your vote is important. Whether or not you expect to attend the annual meeting in person, please ensure that your vote will be counted by submitting your proxy or voting instructions on the Internet or by using the toll-free telephone number, as described in the accompanying materials. Alternatively, if you received a copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. If you hold your shares through a bank, broker, or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

By order of the Board of Directors,

Tanya Jaeger de Foras

Senior Vice President, Chief Legal Officer,

Corporate Secretary, and Chief Compliance Officer

April 5, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON MAY 19, 2023

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Only stockholders who owned Ingredion common stock as of the close of business on March 22, 2023, which is the record date for the annual meeting, will be entitled to attend the meeting.

ATTENDING THE 2023 ANNUAL MEETING IN PERSON

An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting site, and this documentation must be presented at the door to enter the in-person meeting.

•	If you received a notice of availability of the proxy materials in the mail, the notice constitutes your admission ticket.

•

If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail, which will serve as your admission ticket.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Ingredion shares are held in a bank or brokerage account, you may vote the shares you beneficially own if you obtain a written legal proxy from your bank or broker. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Ingredion common stock on March 22, 2023.

Seating will be on a first-come, first-served basis, and you may be asked to present valid picture identification before being admitted.

The use of cameras at the annual meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage, or bags will be permitted in the meeting room.

For additional information about the annual meeting, see “Summary Information About the Annual Meeting.”

VOTING ROADMAP

Proposal	1	Election of Directors	Our Board recommends a vote FOR each director nominee

The Board of Directors and the Corporate Governance and Nominating Committee believe that the 12 director nominees possess the necessary qualifications and experience to effectively oversee our management, business, and long-term interests of our stockholders.

			See page 4 for further information

Proposal	2	Advisory Vote on Compensation of Our Named Executive Officers	Our Board recommends a vote FOR this proposal

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 23 and the compensation tables and related narrative disclosures beginning on page 39.

			See page 56 for further information

Proposal	3	Advisory Vote on Frequency of Advisory Vote on Compensation of Our Named Executive Officers	Our Board recommends a vote FOR an advisory vote each year on compensation of our named executive officers (i.e., “every one year”)

The Company seeks an advisory vote to recommend whether the Company should hold an advisory vote by stockholders to approve the compensation of its named executive officers every one year, every two years, or every three years.

			See page 59 for further information

Proposal	4	Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm	Our Board recommends a vote FOR this proposal

The Board of Directors and the Audit Committee believe that retention of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of KPMG LLP.

			See page 60 for further information

Proposal	5	Approval and Ratification of a Company Bylaw Requiring an Exclusive Forum for Certain Legal Actions	Our Board recommends a vote FOR this proposal

The Board of Directors and the Corporate Governance and Nominating Committee believe that the Delaware and federal courts referred to in the exclusive forum provisions of the bylaw will provide efficient forums for dispute resolution of the specified matters.

			See page 61 for further information

Proposal	6	Approval of the Ingredion Incorporated 2023 Stock Incentive Plan	Our Board recommends a vote FOR this proposal

The Board of Directors and the People, Culture, and Compensation Committee believe that it is in the best interests of the Company to enter into a new, 10-year Stock Incentive Plan to replace the current stock incentive plan, which will expire on May 1, 2024.

			See page 63 for further information

QUESTIONS AND ANSWERS: Please see Summary Information About the Annual Meeting beginning on page 71 for important information about the proxy materials, voting, the 2023 Annual Meeting of Stockholders, and the deadlines to submit stockholder proposals and director nominees for the 2024 Annual Meeting of Stockholders.

INGREDION INCORPORATED	2023 PROXY STATEMENT i

An Update on Environmental, Social, and Governance Topics and Associated Governance Practices

PROXY STATEMENT	Ingredion Incorporated 5 Westbrook Corporate Center Westchester, Illinois 60154

In this proxy statement we refer to Ingredion Incorporated as “Ingredion,” the “Company,” “we,” or “us.”

An Update on Environmental, Social, and Governance Topics and Associated Governance Practices

Our Commitment to Environmental, Social, and Governance (“ESG”) Responsibility

We are committed to ESG matters and being a responsible corporate citizen. ESG is not just representative of our principles and values, it is a seamlessly integrated part of our business strategy. Ingredion’s Board of Directors (the “Board of Directors” or the “board”) provides oversight and regularly reviews our environmental and sustainability commitments, our diversity progress, and our safety performance, as well as other ESG matters. Our executive leadership team actively manages our performance and strives to ensure that our commitment to ESG principles is ingrained in our culture. We believe that our performance in ESG matters is integral to enhancing long-term shareholder value. Additional information regarding these core values and our long-standing commitment to ESG matters is available on the Company’s website at www.ingredion.com.

We were again encouraged to see our efforts acknowledged by third parties.

•	In 2022, for the 13th consecutive year Ingredion was recognized as one of the World’s Most Admired Companies by Fortune magazine.

•	In 2023, we were named as one of the 2023 World’s Most Ethical Companies by Ethisphere. Ingredion has earned this distinction nine times in the past ten years.

•

Ingredion was named to the 2023 Bloomberg Gender-Equality Index (GEI) for the 6th consecutive year. The GEI tracks the performance of public companies committed to transparency in gender data reporting. The companies included in the index scored at or above a global threshold established by Bloomberg to reflect disclosure and the achievement or adoption of best-in-class statistics and policies.

•

We earned a score of 95 out of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index (“CEI”) for 2021 and 2022. The CEI is the nation’s foremost benchmarking survey and report measuring corporate policies, practices, and benefits related to LGBTQ+ workplace equality.

•	In 2022, Ingredion won the Food Ingredients Europe Diversity and Inclusion Innovation Award for the first time.

Environmental Stewardship and Sustainability

•	Our 12th consecutive annual sustainability report covering 2022 is expected to be released in May 2023 and will be available at www.ingredionincorporated.com/CorporateResponsibility/ sustainability.html.

•	Our 2030 emissions reduction targets have been approved by the Science Based Targets initiative (“SBTi”) and are consistent with levels required to meet the goals set by the Paris Agreement. The targets covering greenhouse gas emissions from the Company’s operations (scopes 1 and 2) are consistent with reductions required to keep warming to well below 2°C. Additionally, the Company’s target for the emissions from its value chain (scope 3) meets the SBTi’s criteria for ambitious value chain goals, meaning they are in line with current best practice.

•	Approximately 47% of our corn, tapioca, potato, stevia, and pulses were sustainably sourced using Sustainable Agriculture Initiative (“SAI”) Platform protocols, up from approximately 33% in 2021.

•	Ingredion continues to advance its work in regenerative agriculture. Since the inception of our program in 2021, with our support and the support of farmers, our customers, and certain non-governmental organizations, regenerative agricultural practices have been started on over 60,000 acres. Additionally, we are founding members of SAI Platform’s regenerative agriculture program, which is working to establish a standard for the food and beverage industry.

•	In 2022, we received an “A-” rating by the CDP for water security efforts and a “B” rating for climate change related efforts.

•	We recognize the human right of all people to clean water and sanitation, and we have enacted and continue to evaluate initiatives that attempt to minimize our impact on climate, biodiversity, and water resources. Our use of science-based goals provides a clearly defined pathway for the Company to reduce greenhouse gas emissions.

•	As a Company committed to reducing our environmental impact, based upon a self-audit, in 2022, 13 of our manufacturing facilities met their goal of having more that 99.5% of their waste avoid landfills. These sites have found innovative solutions to reducing the need for landfills that can be shared throughout our global network.

INGREDION INCORPORATED	2023 PROXY STATEMENT 1

An Update on Environmental, Social, and Governance Topics and Associated Governance Practices

Social

Diversity, Equity, and Inclusion (“DEI”)

•	We published our second Diversity, Equity, and Inclusion Report in 2022, with our third report expected in May 2023, which will be available at https://www.ingredion.com/na/en-us/company/meet-ingredion/diversity-equity-inclusion.html.

•	We globally increased women in roles of manager and above from 35.0% in 2021 to 36.8% in 2022, moving closer to our Paradigm for Parity commitment to achieve gender parity by 2030 at the manager and above levels. The foregoing percentages are based upon self-identification.

•	U.S. Black, Indigenous, and People of Color (“BIPOC”) representation in roles of manager and above increased from 24.5% in 2021 to 27.8% in 2022. The foregoing percentages are based upon self-identification.
•	We focus on diversifying our early-career talent through partnerships with Historical Black Colleges and Universities and national diversity groups.

•	We expanded the reach of our Business Resource Group (“BRG”) program with over 10% of our global employees registered as members and hosted our second BRG Leadership Forum for all nine BRGs.

•	We launched two new BRGs known as ADAPT (Asian Diaspora and Pacific Islanders Together) and SERVE (Serving Ingredion’s Veterans and Military Families).

Health and Safety

•	To support and embed a culture of well-being and to live our purpose to “make life better,” we hosted Inclusion Circle discussions on topics related to mental health and well-being.

•	To support the well-being of our employees, we designate one Friday each month as a meeting-free Friday.

•	In 2022, we recommitted to official flexible work policies.

•	We reduced thermal incidents by 55% in 2022 as compared to the prior year.

•	In 2022, we achieved an employee Total Recordable Incidence Rate (“TRIR”) of 0.33 and a Lost-Time Incidence Rate (“LTIR”) of 0.14. While we did not meet our internal 2022 global targets of 0.28 for TRIR and 0.09 for LTIR for employees, we had the same or fewer total cases in both categories compared to 2021. Although we missed our targets in 2022, we continue to perform at high safety levels for food manufacturing companies.

•	In 2022, our employees experienced zero reported injuries (i.e., were injury-free) in 68% of our global locations. In addition, 89% of our non-manufacturing facilities were employee injury-free.
•	In 2022, our employees experienced zero reported lost-time cases (i.e., no cases that required a lost day of work) in 80% of our locations.

•	We achieved key milestones with the following number of years since a lost-time case was reported:

✓     10 Years – Barranquilla, Colombia

✓     10 Years – Mehran, Pakistan

✓     10 Years – Ban Kao Dien, Thailand

✓     5 Years – Alcantara, Brazil

✓     5 Years – Shanghai, China

✓     5 Years – Banglen, Thailand

•	Many other locations also have not experienced a lost-time case for multiple years.

•	For the 13th consecutive year, our Kalasin, Thailand plant earned The Outstanding Organization Award for Safety, Environmental and Occupational Health workplace at the national level (Platinum).

•	100% of our food manufacturing facilities are certified by the Global Food Safety Initiative (GFSI), which is considered to be the “gold standard” in food safety.

Governance

In 2021, the Company enhanced its ESG governance through the creation of an ESG Executive Advisory Committee and expansion of our Global DEI Council by establishing regional DEI councils throughout the globe.

ESG Executive Advisory Committee

•	Established in 2021

•	Composed of six of our executive officers, including our Chief Executive Officer, as well as the Vice President, Corporate Sustainability

•	Functions as an oversight and decision-making group between the Global Sustainability Council and the Board of Directors

•	In 2022, worked with the Board of Directors to assess allocation of ESG-related oversight between the Board of Directors and its committees

2 INGREDION INCORPORATED	2023 PROXY STATEMENT

An Update on Environmental, Social, and Governance Topics and Associated Governance Practices

•	Tasked with:

o	Overseeing the Company’s ESG strategic agenda

o	Establishing near-term sustainability deliverables

o	Setting priorities for Capital Committee

o	Evaluating partnerships and external commitments

Global DEI Council

•	We continue to leverage our Global DEI Council, that was founded in 2019 and which is comprised of members of our regional DEI councils together with certain leaders of each regional BRG

•	Regional DEI councils composed of business leaders, human resource partners and select BRG leaders

•	In 2022, to advance on our DEI maturity model and strategy, all members of regional DEI councils serve on the Global DEI Council

•	On behalf of the Global DEI Council, our Vice President, DE&I, Internal Communications and Talent Acquisition reports:

o	Quarterly to our CEO and Chief Human Resources Officer

o	Semi-annually to the People, Culture, and Compensation Committee

o	Annually to the Board of Directors

•	Tasked with:

o	Ensuring the Company’s global diversity, equity, and inclusion vision and strategy is executed at all levels of the organization

o	Monitoring the Company’s progress against annual goals and priorities

o	Advising our leadership on DEI needs and progress

o	Evaluating external DEI partnerships and commitments

INGREDION INCORPORATED	2023 PROXY STATEMENT 3

Proposal 1. Election of Directors

Proposal 1. Election of Directors

In this Proposal 1, the Board of Directors is asking stockholders to elect to the Board of Directors the 12 director nominees who are named in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR the nominees for election as directors.

Directors Nominated for Election at the Annual Meeting

The terms of all of our 11 incumbent directors will expire at the annual meeting. All of our current board members serving as of the date of this proxy statement have been nominated for re-election as directors. In addition, Patricia Verduin has been newly nominated for election as a director. If elected, each nominee will hold office for a one-year term expiring at our 2024 annual meeting. Each director who is elected by our stockholders will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation, or removal.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees ceases to be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless the board chooses to reduce the number of authorized directors or to leave the vacancy unfilled.

	Age	Director Since	Committee Membership
Name and Primary Occupation			AC	PCCC	CGNC

David B. Fischer | Independent Director

Former Chief Executive Officer of Greif, Inc.	60	2013

Paul Hanrahan | Independent Director

Former Chief Executive Officer of Hygo Energy Transitions Ltd.	65	2006

Rhonda L. Jordan | Independent Director

Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.	65	2013

Gregory B. Kenny | Independent Director, Chair

Former President and Chief Executive Officer of General Cable Corporation	70	2005

Charles V. Magro| Independent Director

Chief Executive Officer of Corteva Agriscience	53	2022

Victoria J. Reich | Independent Director

Former Senior Vice President and Chief Financial Officer of Essendant Inc.	65	2013

Catherine A. Suever | Independent Director

Former Executive Vice President – Finance and Administration and Chief Financial	64	2021

Officer of Parker-Hannifin Corporation

Stephan B. Tanda | Independent Director

President and Chief Executive Officer of AptarGroup, Inc.	57	2019

Jorge A. Uribe | Independent Director

Former Global Productivity and Organization Transformation Officer of The Procter &	66	2015

Gamble Company

Patricia Verduin | Independent Director (upon election)

Former Chief Technology Officer, Global Technology for Colgate-Palmolive Company	63	N/A

Dwayne A. Wilson | Independent Director

Former Senior Vice President of Fluor Corporation	64	2010

James P. Zallie

President and Chief Executive Officer of the Company	61	2017

AC – Audit Committee • PCCC – People, Culture, and Compensation Committee • CGNC – Corporate Governance and Nominating Committee

    Chair              Member

4 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 1. Election of Directors

Director Nominee Biographies

David B. Fischer Age: 60 Director since: May 2013 Committees: People, Culture, and Compensation Former Chief Executive Officer of Greif, Inc.	Paul Hanrahan Age: 65 Director since: March 2006 Committees: Audit Former Chief Executive Officer of Hygo Energy Transitions Ltd.

Mr. Fischer served as Chief Executive Officer and a director of Greif, Inc. from November 2011 to October 2015, and as President of Greif, Inc. from October 2007 to October 2015. Greif, Inc. is a manufacturer and provider of industrial packaging and services, including steel, fiber, flexible, corrugated, intermediate bulk, reconditioned and multiwall containers and containerboard, and filling, packaging, industrial packaging reconditioning and land management consulting services, for a wide range of industries. Mr. Fischer serves as a director of Balchem Corporation, a publicly traded manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries, and DoMedia Inc., a privately held technology company that operates a market for out-of-home advertising sales. Mr. Fischer is also chairman of the board and co-founder of 10x Engineered Materials LLC, a privately held materials science-based company that manufactures high tech industrial abrasives. He also is the chairman of the board of Flexible Products and Services, a joint venture between Greif, Inc. and National Scientific Company Limited. Mr. Fischer also serves as a board member of Partners for Care, a U.S.-based not-for-profit organization focused on water, health, and nutrition in developing countries.

Mr. Hanrahan served as Chief Executive Officer and a director of Hygo Energy Transitions Ltd., a company that develops, owns, and operates integrated LNG-to-Power and Hydrogen-to-Power facilities globally, from October 2020 until its acquisition by New Fortress Energy in April 2021. He served as the Chief Executive Officer of Globeleq Advisors Limited, a leading independent power producer operating and developing power projects in Africa, from September 2017 to December 2019, when he assumed a board position as a non-executive director. Mr. Hanrahan currently serves as a director of Excelerate Energy, Inc., a publicly traded integrated floating LNG solutions provider; BMR Energy, a privately held renewable energy company; Iv3 Aqua, a privately held global provider of water services; and Africa 50 Infrastructure Partners, an infrastructure fund serving sub-Saharan Africa.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Fischer should serve as a director of the Company include his service as the Chief Executive Officer of a public company, his operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S. and in Switzerland, his service on the board of a public company in addition to Ingredion, including his service as a member of its compensation committee, and his current and prior service on the boards of privately held companies and not-for-profit organizations.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Hanrahan should serve as a director of the Company include his former service as the Chief Executive Officer of both a public company and several privately held companies, his accounting and financial, operating and manufacturing, sales and marketing and general management experience, including while living and working outside the U.S., his current and prior service on the boards of public companies, including his current service as a member of an audit committee of another public company, in addition to Ingredion and on the boards of privately held companies, and his prior service as the lead director of Ingredion and another public company. In addition, our board has determined that Mr. Hanrahan qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

INGREDION INCORPORATED	2023 PROXY STATEMENT 5

Proposal 1. Election of Directors

Rhonda L. Jordan Age: 65 Director since: November 2013 Committees: People, Culture, and Compensation, Chair Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.	Gregory B. Kenny Age: 70 Director since: March 2005 Committees: Corporate Governance and Nominating, Chair Former President and Chief Executive Officer of General Cable Corporation

Ms. Jordan served from September 2009 to March 2012 as President, Global Health & Wellness, and Sustainability of Kraft Foods Inc., one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies. Prior to being named President, Health & Wellness, she held positions as President of Kraft’s Cheese and Dairy business unit and its Grocery business unit. Ms. Jordan serves as a director of ESAB Corporation, a NYSE-listed global manufacturing and engineering company that provides fabrication technology products and services. Ms. Jordan is also a director of Bush Brothers & Company, a privately held branded vegetable processor; G&L Holdings, a privately held food ingredient and branded food product company in the U.S.; and I and Love and You, a privately held branded manufacturer of grain-free food and healthy chews and treats for pets.

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation from August 2001 to June 30, 2015. General Cable Corporation, now part of Prysmian Cables & Systems, is a manufacturer of aluminum, copper and fiber-optic wire and cable products. Mr. Kenny is the non-executive Chairman of Cardinal Health, Inc., a NYSE-listed, Fortune 15 company that improves the cost-effectiveness of healthcare. Previously, Mr. Kenny served as a director of AK Steel Holding Corporation, a formerly NYSE-listed integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation, and as a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, IDEX Corporation, Xtek Inc. (an employee-owned company) and numerous professional and not-for-profit organizations.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Jordan should serve as a director of the Company include her 25 years of operating, general management and marketing experience within a large, publicly held, global corporation, her service as a director, chair of the compensation committee and a member of the nominating and corporate governance committee of another public company, and her current and prior service on the boards of privately held companies. In addition, our board has determined that Ms. Jordan qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Kenny should serve as a director of the Company include his service as the Chief Executive Officer of a public company, his accounting and financial, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while living and working outside the U.S., his service as Ingredion’s Chairman of the Board and previously as its lead director, his service as a director on the boards of public companies other than Ingredion, including service as the Chairman and previously as the lead director of a Fortune 15 company, and his service on the boards of not-for-profit organizations.

6 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 1. Election of Directors

Charles V. Magro Age: 53 Director since: Appointed effective May 2022 Committees: People, Culture, and Compensation Chief Executive Officer of Corteva Agriscience	Victoria J. Reich Age: 65 Director since: November 2013 Committees: Audit, Chair Former Senior Vice President and Chief Financial Officer of Essendant Inc.

Mr. Magro currently serves as the Chief Executive Officer and a director of Corteva Agriscience, a NYSE-listed global agriculture company that provides farmers around the world with a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. He has served in this position since November 2021. Prior to assuming his current role, Mr. Magro served from January 2018 to April 2021 as the President and Chief Executive Officer of Nutrien Ltd., a Canadian-based supplier of fertilizer and other crop inputs, services, and solutions that had approximately $20 billion in revenue. Mr. Magro previously served as a director of Canada Pension Plan Investment Board, a Canadian state-owned pension plan sponsor that oversees and invests the funds contributed to and held by the Canada Pension Plan, and Canpotex Ltd., one of the world’s largest marketers and exporters of potash.

Ms. Reich served as Senior Vice President and Chief Financial Officer of Essendant Inc., formerly United Stationers Inc., a wholesale distributor of business products, from June 2007 to July 2011. Ms. Reich is a director of NYSE-listed H&R Block, Inc., a provider of tax preparation and related services, and a director of NYSE-listed Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. She serves as the chair of the audit committee for each of these companies. Ms. Reich also serves as a director of Logan Health Whitefish Hospital and Logan Health Whitefish Hospital Foundation, which are not-for-profit organizations.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Magro should serve as a director of the Company include his current and prior service as Chief Executive Officer of public companies, his accounting and financial, operating and manufacturing, sales and marketing and general management experience, including extensive experience with mergers and acquisitions and responsibility for international operations while living and working outside the U.S., and his prior service on the boards of privately held companies.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Reich should serve as a director of the Company include her more than 30 years of service in corporate financial and accounting roles, her service as the Chief Financial Officer of public companies and as a controller, her operating and general management experience, including responsibility for international operations while living and working outside the U.S., her service as a member of the finance committee of a public company, as chair of the audit committee for two other public companies and as a member of the governance committee of another public company. In addition, our board has determined that Ms. Reich qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

INGREDION INCORPORATED	2023 PROXY STATEMENT 7

Proposal 1. Election of Directors

Catherine A. Suever Age: 64 Director since: August 2021 Committees: Audit Former Executive Vice President – Finance and Administration and Chief Financial Officer of Parker-Hannifin Corporation	Stephan B. Tanda Age: 57 Director since: August 2019 Committees: Corporate Governance and Nominating President and Chief Executive Officer of AptarGroup, Inc.

Ms. Suever served as Executive Vice President – Finance and Administration and Chief Financial Officer of Parker-Hannifin Corporation, a NYSE-listed global leader in motion and control technologies, from April 2017 until her retirement in December 2020. Prior to that service, Ms. Suever held roles of increasing responsibility with Parker-Hannifin within the finance department in addition to serving as the Business Unit Manager for two of the company’s business units. Ms. Suever currently serves as a director and member of the audit committee of Hexcel Corporation, a NYSE-listed global leader in advanced composites technology that sells its products in commercial, military, and recreational markets for use in commercial and military aircraft, space launch vehicles and satellites, wind turbine blades, sports equipment, and automotive products. In addition, she is a member of the American Institute of Certified Public Accountants (AICPA).

Mr. Tanda has served as President and Chief Executive Officer and as a director of AptarGroup, Inc., a NYSE-listed global leader in consumer dispensing, active packaging and drug delivery solutions, since February 1, 2017. Mr. Tanda’s business career spans 30 years and includes living in seven countries while working in leadership roles for various public companies. Mr. Tanda is a member of the Executive Education Board of The Wharton School of the University of Pennsylvania. He previously served as a director of Patheon NV, formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services, from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017, and Semperit AG Holding, a Vienna Stock Exchange-listed manufacturer of industrial rubber and plastic products, from April 2016 to February 2017.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Suever should serve as a director of the Company include her extensive background in finance and accounting, including her service as the Chief Financial Officer of a public company, her significant experience in compliance, risk management, systems solutions, and investor relations, and her service as a member of the audit committee of another public company. In addition, our board has determined that Ms. Suever qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Tanda should serve as a director of the Company include his current service as the President and Chief Executive Officer of a public company, his operating, manufacturing and general management experience, including while living and working outside the U.S., and his service on the boards of other public companies. In addition, our board has determined that Mr. Tanda qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

8 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 1. Election of Directors

Jorge A. Uribe Age: 66 Director since: July 2015 Committees: Corporate Governance and Nominating Former Global Productivity and Organization Transformation Officer of The Procter & Gamble Company	Patricia Verduin Age: 63 New candidate for director in May 2023 Committees: N/A Former Chief Technology Officer, Global Technology for Colgate-Palmolive Company

Mr. Uribe served as the Global Productivity and Organization Transformation Officer of The Procter & Gamble Company, the world’s largest maker of consumer packaged goods, from December 2012 to July 2015. Prior to that service, Mr. Uribe spent more than 33 years with Procter & Gamble, where his various roles included responsibility over Latin America, Switzerland, Central America and the Caribbean, Cyprus, Malaysia, the United Arab Emirates and the Gulf Countries, Saudi Arabia, and Colombia. Mr. Uribe is a director of General Mills, Inc., a NYSE-listed leading global food company, where Mr. Uribe serves on its compensation and its public responsibility committees; Grupo Argos, S.A, a Colombian multi-national holding company holding interests in cement, electricity, road and airport concessions, and real estate; and Carvajal S.A., a privately held Colombian multi-national manufacturer of packaging, paper products, and education material and provider of technology and services.

Dr. Verduin served as Chief Technology Officer, Global Technology, for Colgate-Palmolive Company, a NYSE-listed multinational consumer products company that specializes in the production, distribution, and provision of household, health care, personal care, and veterinary products, from February 2009 to January 2023. Dr. Verduin currently serves as a director of Avient Corporation, a NYSE-listed global manufacturer of specialized polymer materials. In addition, she currently serves as a director of the Breakthrough Alliance, a not-for-profit organization focused on improving health outcomes and care delivery through verified emerging technologies. Dr. Verduin was a director of the Monsanto Company, a NYSE-listed agrochemical and agricultural biotechnology corporation, prior to its acquisition by Bayer AG.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Uribe should serve as a director of the Company include his more than 30 years of operating and general management experience and sales and marketing experience, including multi-regional and multi-country responsibility for international operations while living and working outside the U.S. within a larger, publicly held, global corporation, and his service on the boards of public companies in addition to Ingredion, including the compensation committee of another public company, and on the boards of a privately held company, and a not-for-profit organization.

Qualifications

The specific qualifications and experiences the board considered in determining that Dr. Verduin should serve as a director of the Company include her four decades of leadership in the consumer-packaged goods industry and significant contributions in innovation, operations, scientific policy, and communications, including her service as Chief Technology Officer, Global Technology, of a public company, her extensive experience with leading new product launches (encompassing both regulatory and product quality aspects), her leadership of a public company’s sustainability programs, and her service as a director of other public companies.

INGREDION INCORPORATED	2023 PROXY STATEMENT 9

Proposal 1. Election of Directors

Dwayne A. Wilson Age: 64 Director since: May 2010 Committees: Audit Former Senior Vice President of Fluor Corporation	James P. Zallie Age: 61 Director since: September 2017 President and Chief Executive Officer of the Company

Mr. Wilson served as Senior Vice President of Fluor Corporation, reporting to the Chairman and CEO on key initiatives of strategic importance, from June 2014 to June 2016. Fluor is one of the world’s largest publicly owned engineering, procurement, construction, maintenance, and project management companies. Mr. Wilson previously served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site including the Savannah River National Laboratory, from October 2011 to June 2014. Mr. Wilson is a director and member of the audit committee of NYSE-listed Crown Holdings, Inc., a leading global supplier of rigid packaging products to consumer marketing companies; a director and chair of the compensation committee of NYSE-listed DT Midstream, Inc., an owner, operator and developer of natural gas midstream interstate and intrastate pipelines, storage, and gathering systems, and compression, treatment and surface facilities; and a director of publicly traded Sterling Construction Company, Inc., a leading infrastructure services provider of e-infrastructure solutions, building solutions, and transportation solutions. Mr. Wilson is a National Association of Corporate Directors Fellow.

Mr. Zallie has been President and Chief Executive Officer of the Company since January 1, 2018. Before assuming his current position, he served at Ingredion as Executive Vice President, Global Specialties and President, Americas from January 2016 to December 2017. Mr. Zallie previously served as Executive Vice President, Global Specialties and President, North America and EMEA from January 2014 to December 2015. Prior to that service, Mr. Zallie served as Executive Vice President, Global Specialties and President, EMEA and Asia-Pacific from February 2012 to January 2014. Mr. Zallie previously served as Executive Vice President and President, Global Ingredient Solutions from October 2010 to January 2012 and as President and Chief Executive Officer of the National Starch LLC business from January 2007 to September 30, 2010. National Starch was acquired by Ingredion in October 2010. Mr. Zallie serves as a director of Sylvamo Corporation, an NYSE-listed global producer of uncoated papers, and as a director of Northwestern Medicine North Region, a not-for-profit organization. Mr. Zallie served as a director of Innophos Holdings, Inc., a formerly publicly traded international producer of food and beverage ingredients, from September 2014 to April 2018.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Wilson should serve as a director of the Company include his more than 35 years of project management, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S., within a large publicly held corporation, his service as President and Chief Executive Officer of the managing and operating contractor of a significant U.S. Department of Energy site, including a National Laboratory, and his current and past service on the board of multiple public companies in addition to Ingredion and on the board of a not-for-profit organization.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Zallie should serve as a director of the Company include his current service as the President and Chief Executive Officer of Ingredion, his prior service as the Chief Executive Officer of a large business unit of a public company, his operating and manufacturing, sales and marketing and general management experience, including while living and working outside the U.S., and his current service on the board of a public company in addition to Ingredion, his prior service on the board of another public company, and on the board of a not-for-profit organization.

10 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 1. Election of Directors

The Board and Committees

The business and affairs of the Company are conducted under the direction of its Board of Directors.

Under our certificate of incorporation, the Board of Directors may have not fewer than seven or more than 17 members. The Board of Directors is currently composed of 11 directors, ten of whom are non-employee directors.

The experience, qualifications, attributes, and skills the board considered in determining that the nominees standing for election should serve as directors are discussed above in their biographies. See the discussion under “Corporate Governance and Nominating Committee” for a description of the board’s criteria for selecting director nominees.

Independence. The Board of Directors has determined that the following ten directors and the director nominee not currently serving on the board each satisfy the definition of independence under the Company’s Corporate Governance Principles, which incorporate the director independence standards established by the rules of the New York Stock Exchange (the “NYSE”): D. B. Fischer, P. Hanrahan, R. L. Jordan, G. B. Kenny, C. V. Magro, V. J. Reich, C. A. Suever, S. B. Tanda, J. A. Uribe, P. Verduin, and D. A. Wilson. In addition, the Board of Directors determined that the members of the People, Culture, and Compensation Committee (“PCC Committee”) and the Audit Committee satisfy the additional independence requirements established by the Securities and Exchange Commission (“SEC”) and NYSE rules for membership on those committees. Under the rules of the NYSE, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, the NYSE rules stipulate that certain relationships preclude a director from being considered to be independent.

Meetings. The board held seven meetings in 2022. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2022 during the period of such service.

We encourage, but do not require, our directors to attend the annual meeting of stockholders. All 12 directors then serving on the board attended our 2022 annual meeting of stockholders.

Non-employee directors meet regularly in executive sessions without the presence of management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. “Non-employee” directors are board members who are not Company officers or employees and may include directors who are not “independent” by reason of the existence of a material relationship with the Company. All of the Company’s current non-employee directors qualify as independent directors. At least annually the independent directors meet in executive session without the presence of management or any other directors. The Chairman of the Board presides over executive sessions of our non-employee directors.

Term of Service. The board does not impose term limits on service, as it believes term limits could unnecessarily interfere with the continuity, diversity, developed experience and knowledge, and the long-term outlook the board must possess. The Corporate Governance and Nominating Committee will consider a director’s tenure in making a recommendation to the board as to whether a director should be nominated for re-election. In making its recommendation, the Corporate Governance and Nominating Committee will consider such factors as effectiveness and productivity of the director, the need for retaining an experienced director and other factors identified during the board self-evaluation process.

Board policy requires non-employee directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the Chief Executive Officer, are required to retire from the board upon their retirement or other cessation of service as an employee, unless the board determines otherwise in unusual circumstances. Board policy requires executive officers to retire at age 65.

Corporate Governance Documents. The Company’s Corporate Governance Principles; Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executives Involved in Financial Reporting; and Code of Conduct are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Board Oversight of Risk Management Processes. The board regularly devotes time during its meetings to review and discuss the significant risks facing the Company and the steps that the Company takes to monitor, manage, and mitigate such exposures. The full board’s oversight of risk management includes consideration of strategic, competitive, economic, geopolitical, and political risks, among others.

Significant risks include those identified in the Company’s disclosures in its Annual Report on Form 10-K and its other SEC filings and forward-looking statements disclosures and are prioritized by management and discussed with the board and the appropriate committees of the board in the exercise by such bodies of their respective oversight roles. The board conducts a comprehensive annual review of the Company’s risk management processes with input from management and all relevant board committees. The Chief Executive Officer and Chief Financial Officer report to the board quarterly on risk management matters.

The Audit Committee is the board committee with primary responsibility for oversight of the Company’s risk management profile and compliance with financial, legal, and regulatory requirements. The charter of the Audit Committee states that the responsibility of the Audit Committee for risk assessment is to review policies with respect to risk assessment and risk management, to discuss the Company’s major risk exposures and the steps management has taken to monitor such exposures, and to review, on an annual basis, a report prepared by the Chief Legal Officer on litigation in which the Company is a party or otherwise affected. In the exercise of that responsibility, the Audit Committee discusses with management the major financial, legal, and regulatory compliance risk exposures facing the Company and the appropriate

INGREDION INCORPORATED	2023 PROXY STATEMENT 11

Proposal 1. Election of Directors

responses to such risks. The Audit Committee considers financial risk management policies and exposures relating to commodity prices, including corn and energy prices, foreign exchange rates, interest rates, and financial derivatives and reviews insurable risk management policies. The Audit Committee also reviews the Company’s capital structure, access to capital markets, liquidity, credit availability, and related matters.

The Audit Committee also has oversight with respect to the status of corporate security, the security for the Company’s electronic data processing and information systems (“information security”) and the general security of the Company’s people and assets. The Audit Committee and board receive information security updates at their regularly scheduled meetings that address cybersecurity metrics, highlights, and risks. Two times each year, the Company’s Chief Digital and Information Officer reports to the Audit Committee on information security controls, risks, guidelines, and developments. The Chief Digital and Information Security Officer oversees the Global Information Security Team and works in partnership with our Internal Audit function to review information security and technology-related internal controls and controls processes. Our Company-wide Information Security training program includes security awareness training, regular phishing simulations, and other targeted communications and trainings throughout the year.

In addition to the Audit Committee, the other committees of the board consider risk in connection with their oversight of the matters within the scope of their respective charters.

The PCC Committee oversees labor and other human capital management matters as well as executive and director compensation issues and considers whether the Company’s compensation plans, policies, and practices encourage excessive or inappropriate risk taking that would have a material adverse effect on the Company’s business and performance. Furthermore, the PCC Committee considers the Company’s compensation and benefit programs in the context of competitive risks faced by the Company.

The Corporate Governance and Nominating Committee addresses potential risks that could result from the absence of independence or diversity, potential conflicts of interest, environmental compliance matters, and the operation and effectiveness of the Company’s compliance programs related to product safety and quality.

Each committee provides regular reports on its reviews to the full board with respect to its consideration of risk assessment and risk management matters.

Board Leadership. Board policy and the Company’s bylaws afford the board flexibility to separate or combine the positions of Chairman of the Board and Chief Executive Officer, as the board, from time to time, may determine to be best for governance and effective board and Company functioning. If the positions are combined, then the independent directors will appoint a Lead Director on an annual basis for so long as the positions are combined. G.B. Kenny, one of our independent directors, has served as our non-executive Chairman of the Board since August 1, 2018. The board evaluates the leadership structure that best meets the Company’s and stockholders’ needs based on the individuals then serving and the existing circumstances.

The Board of Directors has adopted Corporate Governance Principles which are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. The Corporate Governance Principles are designed to promote effective functioning of the board’s activities, to ensure that we conduct our business in accordance with the highest legal and ethical standards, and to enhance shareholder value. We seek under our Corporate Governance Principles to ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of how we address key issues relating to strategy, risk, and integrity.

Committees of the Board. The board currently has three standing committees, consisting of the Audit Committee, the PCC Committee, and the Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Audit Committee

Our Audit Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements under SEC rules specific to Audit Committee membership. Each of the members of the Audit Committee is “financially literate” as required by the rules of the NYSE. The board has determined that V. J. Reich, the Chair of the Audit Committee, and P. Hanrahan and C. A. Suever, who also serve as committee members as of the date of this proxy statement, each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The primary responsibilities of the Audit Committee, among others, are to:

•	assist the board in fulfilling its oversight responsibilities related to the financial reporting process and the systems of financial control,

•	act as a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules,

•

select the Company’s independent auditors, who are accountable to and meet privately with this committee on a regular basis, and exercise direct responsibility for the retention, evaluation, termination, compensation and oversight of the independent auditors,

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Proposal 1. Election of Directors

•	review the scope of the audit to be conducted by the independent auditors and the results of their audit,

•	oversee the Company’s financial reporting activities and adherence to accounting standards and principles,

•

review policies and procedures with respect to risk assessment and risk management, including risk with respect to cybersecurity, commodity prices and hedging strategies, foreign exchange rates, interest rates, and foreign derivatives,

•

discuss with management the Company’s risk relating to the Company’s financial statements, financial reporting processes and the guidelines, policies, and processes for monitoring and mitigating such risks,

•	approve audit and non-audit services provided to the Company by the independent auditors,

•	review the organization, scope, and independence of the Company’s internal audit function and the Company’s disclosure controls and internal control over financial reporting, and

•	conduct ongoing reviews of potential related-party transactions, including the review and approval of transactions with “related persons,” as defined under SEC rules.

Members of the Audit Committee during 2022 were V. J. Reich (Chair), P. Hanrahan, C. A. Suever and D. A. Wilson. The committee held nine meetings during 2022 and has furnished the report appearing on page 57.

People, Culture, and Compensation Committee

In addition to its responsibilities with respect to executive and director compensation, the PCC Committee oversees overall human capital management and the Company’s commitment to diversity. In recognition of its scope, which encompasses many important responsibilities beyond executive and director compensation, the committee, formerly called the Compensation Committee, was retitled in 2020 as the People, Culture, and Compensation Committee.

Our PCC Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements specific to PCC Committee membership.

The primary responsibilities of the PCC Committee, among others, are to:

•	review CEO compensation and make a recommendation to the Board on the annual compensation for the CEO (including base salary, annual incentive plan target, and long-term incentive grant),

•	meet with the CEO annually to review the performance of the Company’s executive officers, including a review of executive officer performance and the Company’s succession plan,

•	together with the CEO, determine the total compensation for executive officers of the Company,

•

administer our executive compensation programs and assure that compensation programs are implemented according to our compensation philosophy as established by the PCC Committee and that compensation actions are aligned with the business strategy, expected financial results and interests of stockholders,

•

annually review the design of the Company’s compensation plans, recommend to the Board the compensation arrangements for non-employee directors and deferred compensation plans for non-employee directors,

•	review and discuss with management the Compensation Discussion and Analysis to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC,

•	prepare the PCC Committee Report as required by the rules of the SEC,

•

review the results of the advisory vote on named executive officer compensation; determine what, if any, actions or policy recommendations are warranted based on the advisory vote and other feedback from stockholders, and make recommendations on how frequently we should provide our stockholders with such an advisory vote,

•

provide oversight of the Company’s workforce and human capital management processes, including strategies for attraction and retention, career development and progression, workplace environment and culture, and organizational engagement and effectiveness, and

•

review, assess and provide updates to the Board regarding the Company’s strategic culture, talent, diversity, equity and inclusion, development and succession programs and initiatives that function to identify and develop talent from diverse sources.

Through August 2022, the PCC Committee selected and directly retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consultant, to advise on compensation decisions for 2022. Pearl Meyer did not provide any other services to the Company and worked with the Company’s management only on matters as directed by the PCC Committee. The PCC Committee assessed the independence of Pearl Meyer pursuant to SEC and NYSE rules and concluded no conflict of interest existed that would preclude Pearl Meyer from serving as an independent consultant to the committee. Additionally, the work of Pearl Meyer in 2022 did not raise any conflicts of interest.

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Proposal 1. Election of Directors

At least annually, the PCC Committee reviews the engagement, objectivity, and independence of the advice provided by its independent executive compensation consultant. In addition, in 2022, the PCC Committee determined that consistent with good governance practices it should undertake a full review of current executive compensation consultants. As a result of this review, in September 2022, the PCC Committee selected and directly retained Meridian Compensation Partners (“Meridian”) as its new independent executive compensation consultant to advise on specified compensation matters. Meridian did not provide any other services to the Company and worked with the Company’s management only on matters as directed by the PCC Committee. The PCC Committee assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded no conflict of interest existed that would preclude Meridian from serving as an independent consultant to the committee. Additionally, the work of Meridian in 2022 did not raise any conflicts of interest.

Meridian attends PCC Committee meetings and communicates with the PCC Committee outside of meetings. The PCC Committee has instructed the independent consultant to:

•	act independently of management and at the direction of the PCC Committee,

•	understand that the firm’s ongoing engagement will be determined by the PCC Committee,

•	keep the PCC Committee informed of trends and regulatory developments, and

•

provide detailed compensation data based on information from comparable businesses of a similar size to us to allow the PCC Committee to review compensation arrangements for non-employee directors and review recommendations for executive officer compensation.

Our Chief Executive Officer generally attends meetings of the PCC Committee by invitation of the committee, except for meetings or portions of meetings in which CEO compensation is being considered.

In 2022, the PCC Committee delegated authority to the Company’s CEO to award up to $2.5 million in off-cycle long-term incentive equity plan grants, to be used to recruit and retain senior level talent for the Company. In 2022, this authority was used to grant a total of $1.227 million in off-cycle grants of restricted stock units (“RSUs”).

The members of the PCC Committee during 2022 were R. L. Jordan (Chair), Luis Aranguren-Trellez (in March and May 2022 until his retirement from the board), D. B. Fischer, Barbara Klein (through February 2022 until her retirement from the board), and C. V. Magro (beginning in May 2022). The committee held five meetings during 2022.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE.

The primary responsibilities of the Corporate Governance and Nominating Committee, among others, are to:

•	identify, recruit, and recommend candidates to be nominated for election as directors at the Company’s annual meeting, consistent with criteria approved by the board,

•	develop and periodically review corporate governance principles and related policies for approval by the board,

•	oversee stockholder engagement regarding corporate governance,

•	assess the size and composition of the board and committees, including through developing and reviewing director qualifications for approval by the board,

•	recommend assignments of directors to committees to ensure that committee membership complies with applicable laws and stock exchange corporate governance standards,

•	conduct a preliminary review of director independence and financial literacy and expertise of Audit Committee members and oversee director orientation and continuing education,

•	review proposed changes to the Company’s certificate of incorporation, bylaws, and board committee charters, and assess and make recommendations regarding stockholder protections, as appropriate,

•	conduct ongoing reviews of potential conflicts of interest and review and approve any executive officers standing for election to not-for-profit boards of directors,

•	review stockholder proposals in conjunction with the Chairman of the Board and recommend board responses,

•	oversee the self-evaluation of the board and its committees and management,

•	review requests for indemnification under the Company’s bylaws,

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Proposal 1. Election of Directors

•

review internal and external information to evaluate the operation and effectiveness of the Company’s compliance programs related to product safety and quality, including self-audits and internal compliance assessments, results of product, environmental and other tests, lawsuits, customer complaints and product recalls,

•	oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding product safety or quality,

•	oversee ESG matters and the Company’s sustainability and social responsibility programs, and

•

oversee the Company’s business conduct and anti-corruption compliance programs and meet with the Company’s corporate compliance officer in executive session as often as the Corporate Governance and Nominating Committee deems appropriate.

Members of the Corporate Governance and Nominating Committee in 2022 were G. B. Kenny (Chair), S. B. Tanda, and J. A. Uribe. The committee held four meetings during 2022.

Director Nomination Criteria

The Company retains a third-party search firm to help identify and facilitate the screening and interview process for potential director candidates. Dr. Verduin, who is newly nominated for election as a director at this annual meeting, and Mr. Magro, who was elected to the board effective on May 1, 2022, were identified to the Company as potential director candidates by the search firm. The Corporate Governance and Nominating Committee applies formal criteria for selecting director nominees approved by the board. Candidates for director are identified for the contributions they can make to the deliberations of the board and their ability to act in the best interests of all of the Company’s stockholders.

In addition to other considerations, all potential nominees are expected to have:

•	the highest personal and professional ethics, integrity, and values,

•	education, breadth of experience, insight, and knowledge to understand global business problems and evaluate the possible solutions,

•	the ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics,

•	leadership skills,

•	the ability to work effectively with others,

•	respect for the views of others and an open-minded approach to problems,

•	an awareness of the responsibilities of the Company to its employees, its customers, and regulatory authorities,

•	a reasoned and balanced commitment to the social responsibilities of the Company,

•	an interest and availability of time to be engaged with the Company and its employees over a sustained period,

•	stature and experience to represent the Company before the public, stockholders, and other individuals and groups that affect the Company,

•	an ability and willingness to represent the stockholders’ financial interests,

•	the willingness to objectively appraise management performance in the interest of the stockholders,

•	an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders, and

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the Company and its stockholders.

The above attributes are expected to be maintained by each board member as a condition of the director’s ongoing membership on the board. The Corporate Governance and Nominating Committee reviews the composition of the board and the tenure of its members at least annually in evaluating the number and experience of directors required.

The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential director candidates. The weight given to any particular item may vary based on the Corporate Governance and Nominating Committee’s assessment of the needs of the board, and not all criteria may be applicable to each candidate. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance and Nominating Committee in connection with a particular candidate or as otherwise deemed appropriate by the committee. Candidates should have all or a majority of the following important or desired attributes:

•

active employment as a chief executive officer, president, chief financial officer, other senior officer, or general manager (or a comparable position of responsibility) of a publicly traded company (or a significant privately held company) with sales and complexity comparable with Ingredion,

•	international business experience,

•	financial responsibility during career, and financial literacy,

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Proposal 1. Election of Directors

•	general management experience,

•	experience on publicly traded or significant privately held company boards,

•	experience with corporate governance issues and, ideally, background in the legal aspects of governance applicable to publicly traded companies,

•

expertise that is useful to the Company and complementary to the background and experience of other board members, so that an appropriate balance of skills and experience of the membership of the board can be achieved and maintained,

•	contribution to board diversity in the broadest sense (taking into account characteristics that include gender, race, ethnicity, geographic background, and personal experience), and

•	an understanding of technologies pertinent to the Company’s businesses, production, marketing, finance, regulation, and public policy.

In addition to these minimum requirements and desired attributes, the Corporate Governance and Nominating Committee also evaluates whether the candidates meet the board’s need for operational, management, financial, international, technological, or other expertise, and diversity in a broad sense. The search firm identifies and screens the candidates, performs reference checks, prepares a biography of each candidate for the Corporate Governance and Nominating Committee to review, and assists in organizing interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the applicable criteria and selects those it will recommend to the board for nomination. The board considers the nominees and selects those whom it believes best suit the needs of the board.

The Corporate Governance and Nominating Committee and the board consider the composition of the entire board and the entire range of diversity (including gender, race, ethnicity, geographic background, and personal experience) in its determinations. We do not have a formal diversity policy, but we have historically had a diverse board. Our director qualifications and the diversity matrix below illustrate the diversity of experiences, qualifications, and backgrounds of our board nominees. The nominees include four women directors, one male director of Hispanic ethnicity, one director who lives outside the United States, and one African-American male director.

Diversity of Nominees

11 of 12 Independent	62.8 yrs Average Age	8.0 yrs Average Tenure	4 Women	2 Ethnic Minorities

16 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 1. Election of Directors

The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees recommended by our stockholders. Stockholders may recommend qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner and according to the same criteria as other candidates.

In addition, our bylaws provide that candidates for director may be nominated at the annual meeting (without including such nomination in the Company’s proxy materials) if the nominating stockholder gives the Company written notice not less than 90 nor more than 120 days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. That notice must provide certain other information as described in our bylaws.

Pursuant to our bylaws, stockholders may also submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2024 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 nor more than 150 days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting given, whichever occurs first.

Compensation of Non-employee Directors

Director Stock Ownership Requirements

To align our non-employee director and stockholder interests, we require our non-employee directors to hold meaningful amounts of our common stock. Our expectations are as follows:

Key Provision	Explanation of Key Provision

Ownership requirement	• Amount equal to a minimum of five times the value of the annual board cash retainer (i.e., $500,000)

Time to meet requirement	• Within five years of election to the board

Shares counted toward ownership	• Common stock, including restricted stock, restricted stock units and phantom stock units

As of December 31, 2022, all non-employee directors either exceeded their stock ownership requirements or were within the five-year compliance window in which to meet the ownership requirement.

Review of Non-employee Director Compensation

The objective of our compensation program for our non-employee directors, each of whom the board has determined to be an “independent director” under NYSE rules, is to:

•	provide fair compensation commensurate with the work required to serve on the board of a company with Ingredion’s size, scope, and complexity,

•	attract high-quality and diverse talent to the board, and

•	align directors’ interests with the interests of stockholders.

To determine the appropriate non-employee director compensation level, the PCC Committee uses the same peer group of companies used in determining executive officer compensation, as described beginning on page 34. The PCC Committee also considers broader, size-adjusted general industry and index comparators. Generally, the PCC Committee seeks to position pay within a median range relative to the market, which helps ensure that non-employee directors are paid fairly and that we can attract qualified and diverse talent to the board. In addition, we pay a majority portion of non-employee director pay in equity. The PCC Committee believes the combination of equity-weighted compensation and share ownership requirements further aligns the interests of our non-employee directors with the interests of our stockholders.

INGREDION INCORPORATED	2023 PROXY STATEMENT 17

Proposal 1. Election of Directors

To support the PCC Committee’s review of non-employee director compensation, at the committee’s request, the independent executive compensation consultant to the PCC Committee benchmarks annually our non-employee director compensation against our Compensation Peer Group and broader general industry data. Considering this assessment and other relevant factors, the PCC Committee recommends to the board, and the board approves, the compensation for the non-employee directors. Effective January 2022, the board approved adjustments to current non-employee director compensation as shown in the table below.

Summary of 2022 Compensation Elements

The following table sets forth the individual components of our 2022 non-employee director compensation.

Annual Compensation Elements	Amount ($)

Annual Cash Retainer	100,000

Annual Equity Retainer (increased $20,000 from 2021)	150,000

Additional Compensation (retainer fees)

Chairman of the Board (increased $20,000 from 2021)	160,000

Audit Committee Chair	25,000

PCC Committee Chair	20,000

Corporate Governance and Nominating Committee Chair	15,000

In 2022, each of the additional compensation retainers was paid 50% in cash and 50% in common stock. All retainers were paid in quarterly installments on the first day of each quarter. The stock portion of the retainer was issued in shares of common stock calculated by dividing the dollar value of the applicable retainer by the trailing 20-day average closing price of our common stock as reported on the NYSE (the closing price of our common stock as reported on the NYSE on any day is that day’s “Closing Price”).

Directors are permitted to defer all or a portion of their respective cash retainers into RSUs under our Stock Incentive Plan pursuant to which settlement is deferred until after the director’s termination of service from the board. All directors are reimbursed for board and committee meeting expenses, but no meeting attendance fees are paid.

James Zallie, our President and Chief Executive Officer, whose compensation is presented in the “2022 Summary Compensation Table” on page 39, did not receive any additional compensation for serving as a director.

The following table summarizes the compensation earned by our non-employee directors for service during 2022.

2022 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)	All Other Compensation(3)	Total ($)

Luis Aranguren-Trellez(4)	50,000	77,461	—	127,461

David B. Fischer	100,000	152,177	2,000	254,177

Paul Hanrahan(5)	100,000	152,177	—	252,177

Rhonda L. Jordan(6)	110,000	162,322	7,000	279,322

Gregory B. Kenny(7)	187,500	240,947	—	428,447

Barbara A. Klein(8)	25,000	37,989	—	62,989

Charles V. Magro(5),(9)	66,758	100,314	—	167,072

Victoria J. Reich(10)	112,500	164,858	6,500	283,858

Catherine A. Suever	100,000	152,177	—	252,177

Stephan B. Tanda	100,000	152,177	—	252,177

Jorge A. Uribe	100,000	152,177	—	252,177

Dwayne A. Wilson	100,000	152,177	—	252,177

(1)	Includes all retainer fees earned or deferred pursuant to the Ingredion Incorporated Deferred Compensation Plan for Outside Directors.

18 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 1. Election of Directors

(2)

Amounts represent grant date fair value of RSUs grants in 2022 as calculated in accordance with Accounting Standards Codification Topic 718 (FASB ASC Topic 718) of the Financial Accounting Standards Board. See note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022, for a statement of the assumptions made with respect to the valuation under FASB ASC Topic 718. RSUs are granted on the first business day of each quarter in an amount determined by dividing the equity retainer value by the trailing 20-day average Closing Price of our common stock. RSUs are immediately vested but receipt of shares is deferred until a date not less than six months after the director no longer serves on the board. As of December 31, 2022, each director had the following aggregate number of RSUs and phantom stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: Mr. Fischer, 11,914 units; Mr. Hanrahan, 57,400 units; Ms. Jordan, 20,478 units; Mr. Kenny, 56,939 units; Mr. Magro, 1,953 units; Ms. Reich, 14,124 units; Ms. Suever, 2,295 units; Mr. Tanda, 0 units; Mr. Uribe, 11,841 units; and Mr. Wilson, 21,962 units.

(3)

Amounts shown are matching contributions by the Company made under a charitable matching gift program in which non-employee directors may participate and which provides for matching contributions by the Company, consisting of a $2 match for every $1 of the first $1,000 contributed and a $1 match for every $1 of the next $6,500 contributed.

(4)	Effective May 20, 2022, Mr. Aranguren-Trellez retired from the board.

(5)

Pursuant to the Ingredion Incorporated Deferred Compensation Plan for Outside Directors, Messrs. Hanrahan and Magro deferred their respective cash retainers, which, pursuant to the plan, converted into RSUs.

(6)	Ms. Jordan serves as Chair of the PCC Committee.

(7)	Mr. Kenny serves as Chair of the Corporate Governance and Nominating Committee and as Non-executive Chairman of the Board.

(8)	Effective February 17, 2022, Ms. Klein retired from the board.

(9)	Mr. Magro joined the board effective May 1, 2022.

(10)	Ms. Reich serves as Chair of the Audit Committee.

INGREDION INCORPORATED	2023 PROXY STATEMENT 19

Ownership of Our Stock

Ownership of Our Stock

Security Ownership of Certain Beneficial Owners and Management

The calculation of beneficial ownership of the Company’s issued and outstanding common stock presented in the following tables is made in accordance with SEC rules. Under these rules, a person is deemed to be a “beneficial owner” of shares of common stock if that person has or shares the power to vote or direct the voting of the shares or the power to dispose or direct the disposition of the shares. Beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or investment power as of that date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific shares, all such persons may be deemed to be beneficial owners of such shares.

As of March 22, 2023, which is the record date for the annual meeting, 65,971,241 shares of the Company’s common stock were issued and outstanding.

The following table shows, as of the date indicated, all persons known by the Company to be beneficial owners of more than five percent of the Company’s issued and outstanding common stock based on the number of shares issued and outstanding as of March 22, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	7,379,241	11.2%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	6,165,517	9.3%
(1)

The ownership information disclosed is based solely on a Schedule 13G/A report filed with the SEC on February 9, 2023. The Vanguard Group reports that, as of December 31, 2022, it had shared voting power over 29,319 shares, sole dispositive power over 7,285,846 shares, and shared dispositive power over 93,395 shares.

(2)

The ownership information disclosed is based solely on a Schedule 13G/A report filed with the SEC on January 24, 2023. BlackRock reports that, as of December 31, 2022, it had sole voting power over 5,907,427 shares and sole dispositive power over 6,165,517 shares. BlackRock also reports that it is the parent holding company of subsidiaries identified in the Schedule 13G/A that hold shares of the common stock reported in the Schedule 13G/A.

The following table shows, as of March 22, 2023, information based on filings with the SEC and our records regarding the beneficial ownership of the Company’s issued and outstanding common stock by:

•	each director and director nominee,

•	each executive officer named in the 2022 Summary Compensation Table under “Executive Compensation,” and

•	all executive officers and directors as a group.

20 INGREDION INCORPORATED	2023 PROXY STATEMENT

Ownership of Our Stock

The percentage of beneficial ownership as to any person as of March 22, 2023 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 22, 2023, by the sum of the number of shares outstanding as of March 22, 2023, plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 22, 2023. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

	Amount and Nature of Beneficial Ownership
Beneficial Owner	Shares of Common Stock(1) (#)	Shares Underlying Phantom Stock Units and Restricted Stock Units(2) (#)	Percent of Class(3)

David B. Fischer	1,934	11,998	*

Paul Hanrahan	—	57,802	*

Rhonda L. Jordan	—	20,622	*

Gregory B. Kenny	—	57,338	*

Charles V. Magro	—	1,967	*

Victoria J. Reich	—	14,223	*

Catherine A. Suever	—	2,311	*

Stephan B. Tanda	6,346	—	*

Jorge A. Uribe	2,932	11,924	*

Patricia Verduin	—	—	*

Dwayne A. Wilson	—	22,116	*

James Zallie	578,983	53,195	*

James Gray	140,397	15,703	*

Jorgen Kokke	112,175	11,653	*

Nancy Wolfe	3,047	6,003	*

Jeremy Xu	17,256	19,146	*

All directors and executive officers as a group (21 persons)	1,031,330	340,020	*

(1)

Includes shares of common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual and/or one or more children of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of common stock that may be acquired through the exercise of stock options vested or subject to vesting as of or within 60 days after March 22, 2023, in the following amounts: Mr. Zallie, 503,613; Mr. Gray, 119,753; Mr. Kokke, 87,604; Ms. Wolfe, 3,047; Mr. Xu, 11,381; and for all directors and executive officers as a group, 858,638.

Includes 4,766 shares of common stock held in the Ingredion Incorporated Stock Fund of our Retirement Savings Plans by all directors and executive officers as a group.

(2)

Includes shares of common stock represented by deferred phantom stock units and deferred RSUs of the Company credited to the deferred compensation plan accounts of the non-employee directors and certain executive officers. The directors and executive officers have no voting or investment power over the common stock by virtue of their ownership of phantom stock units or RSUs. The phantom stock units and RSUs held by directors and executive officers and included in this column are not vested or subject to vesting as of or within 60 days after March 22, 2023. Fractional amounts have been rounded to the nearest whole share.

(3)	Less than one percent. Does not include shares shown in the column headed “Shares Underlying Phantom Stock Units and Restricted Stock Units.”

INGREDION INCORPORATED	2023 PROXY STATEMENT 21

Ownership of Our Stock

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of Ingredion’s stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. Based upon our examination of the copies of reports on Forms 3, 4, and 5, and amendments thereto filed electronically with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2022, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except that one Form 4 report was filed late with respect to one transaction for Jeremy Xu, an executive officer, in connection with shares of phantom stock allocated to him under our Supplemental Executive Retirement Plan (“SERP”) and one Form 4 report was filed late with respect to one transaction for Eric Seip, an executive officer, in connection with shares of phantom stock allocated to him under our SERP.

22 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the guiding principles and practices upon which our executive compensation program is based, highlights the alignment of pay with our financial and strategic objectives that drive shareholder value, and describes the compensation paid to our 2022 named executive officers (“NEOs”):

James Zallie President and Chief Executive Officer	James Gray Executive Vice President and Chief Financial Officer	Jorgen Kokke Executive Vice President and President North and South America	Nancy Wolfe Senior Vice President and Chief Human Resources Officer	Jeremy Xu Senior Vice President, Chief Innovation Officer, President Specialty Sweeteners and Chief Executive Officer PureCircle

Executive Summary

We are a leading global ingredient solutions provider to the food and beverage industry. We turn grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. Our innovative ingredient solutions help customers stay on trend with simple ingredients that appeal to today’s consumers. We help our customers win in the marketplace by anticipating their needs based on consumer preferences and by helping them actualize their ideas to reach their business goals. We co-create with customers and fulfill our purpose of bringing the potential of people, nature and technology together to make life better.

Our strategic growth roadmap is based on our five growth platforms and is designed to deliver shareholder value by accelerating customer co-creation and enabling consumer-preferred innovation. Our growth platforms are:

INGREDION INCORPORATED	2023 PROXY STATEMENT 23

Executive Compensation

In a year of supply chain disruptions, extreme weather challenges, inflation, rail disruptions, and COVID-19 variant impacts, we rose to the challenges by continuing to deliver outstanding top-line performance and continued specialties growth. We remain well positioned in 2023 to execute against our strategic pillars for growth.

2022 Business Performance

Our teams demonstrated resilience and agility throughout 2022 as they overcame macroeconomic challenges while executing against our driving growth roadmap and expanding and transforming our solutions and opportunity set with customers. We expanded our hedging practices to mitigate profit volatility, an approach we will continue going forward. The strong demand we experienced last year, coupled with supply chain constraints, provided the opportunity to drive value creation from customer and product mix management, which was enabled by improving the terms of customer contracts while continuing to meet customer needs.

Net sales of almost $8 billion were up 15%, an increase from $6.9 billion in 2021. Our diluted earnings per common share increased from $1.73 in 2021 to $7.34 in 2022. Adjusted diluted earnings per common share increased from $6.67 in 2021 to $7.45 in 2022(1). The increase in diluted earnings per share was primarily due to a one-time 2021 impairment charge related to the Company’s entry into a joint venture in Argentina.

Other business highlights include:

•	Generated strong net sales for the full year in all four regions –North America, South America, Asia-Pacific, and Europe, Middle East, and Africa;

•	Realized robust performance across both core and specialty ingredients, with specialties now representing 34% of the Company’s net sales;

•	Delivered strong double-digit growth in specialty ingredients, with net sales higher across all four regions versus 2021;

•

Expanded our starch-based texturizer network capacity to further enhance the resiliency of our global supply chain, including an expansion of our manufacturing facility in Shandong, China, that makes Ingredion the largest domestic manufacturer of modified starch in China;

•	Reached 47% sustainable sourcing of our five priority agricultural inputs, up from 33% in 2021;

•	Deployed expanded raw material risk instruments to reduce cost volatility; and

•	Achieved 2022 total shareholder return in the top quartile of our performance peers.

Core Compensation Practices

We are focused on creating an executive compensation program that successfully aligns the interests of the NEOs with the interests of our stockholders. We believe our executive pay programs provide appropriate incentives to our executive officers to achieve our financial and strategic goals without encouraging them to take excessive risks. To reinforce this alignment, we have adopted the following governance to guide our compensation practices:

✓ What We Do

  Maintain significant stock ownership requirements

  Offer limited perquisites

  Hold an annual Say-on-Pay vote

  Manage a clawback policy applicable to our executive   officers

  Vest equity only upon a “double trigger” in the event of a   change in control (“CIC”)

  Provide a majority of compensation based on objective,   quantifiable, pre-established performance goals

  Engage an independent compensation consultant   reporting directly to the PCC Committee

  Use a balance of short- and long-term incentive awards   and establish diverse performance metrics for both

X What We Don’t Do

  No automatic or guaranteed annual base salary increases

  No guaranteed annual or long-term incentive awards

  No employment agreements for any executive officers

  No re-pricing of underwater stock options

  No hedging of Company stock by independent directors   and executive officers

  No payment of dividends or dividend equivalents to NEOs   on unearned performance share awards

  No tax gross ups for perquisites or in the event of a CIC

  No ”single trigger” vesting of equity in the event of a CIC

(1)

Adjusted diluted earnings per common share is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation of this non-GAAP financial measure to diluted earnings per common share calculated on a GAAP basis.

24 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

2022 Executive Pay Highlights

•

In light of the business environment, and competitive positioning relative to peer market data, the PCC Committee (and, with respect to the CEO, the Board of Directors) approved base salary increases in 2022, including merit and promotional adjustments, for our NEOs that averaged 4.1%.

•

A substantial majority of 2022 total target compensation (consisting of base salary plus target short- and long-term incentive compensation) for the NEOs was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to drive Company results and increase shareholder value. Approximately 87% of the CEO’s and 70% of the other NEOs’ target 2022 total direct compensation was performance-based.

•

Annual Incentive Plan (“AIP”) awards were based on targets from 65% to 130% of 2022 base salary for the NEOs and were determined based on achievement of financial goals and personal objectives. See “Annual Incentive Plan” on pages 27 – 30 for additional information.

•	Actual payouts to the NEOs under the 2022 AIP varied from a payout of 118% to 124% of target. See “2022 AIP Payouts” on page 30 for details on the AIP payout for each NEO.

•

Target grant date value of long-term incentive awards made up 39% to 70% of the 2022 total target compensation for the NEOs. These awards were in the form of performance shares, nonqualified stock options, and RSUs granted pursuant to our Stock Incentive Plan.

•

Payout of 76.9% on our performance shares from the 2020 – 2022 performance period as a result of the Company’s relative total shareholder return (“rTSR”) and adjusted return on invested capital (“ROIC”) results. See “2020 – 2022 Performance Share Plan Results” on page 32 for details on performance against these metrics.

Consideration of the 2022 Say-on-Pay Advisory Vote

When making decisions regarding our executive compensation program, including the compensation of our NEOs, the PCC Committee considers the results from the say-on-pay advisory vote. Approximately 96% of the votes cast at our 2022 annual meeting approved the NEO compensation program, as described in our 2022 proxy statement. We believe this result continues to demonstrate our stockholders’ support of our executive compensation program and the PCC Committee’s decisions and policies. The PCC Committee will continue to consider results from future stockholder advisory votes, which will continue to be held annually unless stockholders select a different frequency for future votes on executive compensation, when making decisions on the Company’s executive compensation programs, including NEO compensation.

Our Executive Compensation Program

Core Principles and Philosophy. Our compensation philosophy is designed to align the interests of stockholders and executives through compensation programs that reward executives for performance that builds long-term shareholder value. The objectives of our compensation programs are to:

•	Attract, retain and motivate executives to drive business results,

•	Support business strategies that promote long-term shareholder value, and

•	Align pay and performance by making a significant portion of executive compensation dependent on achieving financial and other critical strategic and individual goals.

Our executive compensation philosophy establishes principles that enable us to attract, retain and motivate leaders who will develop and drive our business strategy. Our executive compensation guiding principles must be flexible enough to tailor compensation programs to the needs of our global and diverse workforce while, at the same time, also seeking to ensure that our compensation programs are equitable and competitive. The guiding principles that help us achieve our objectives are compensation programs that:

•

Align with our business: Incentive designs are aligned with the Company’s strategy and support long-term shareholder value creation while avoiding excessive risk-taking. We provide an appropriate balance of fixed and at-risk pay with both short- and long-term performance horizons, using a variety of metrics tied to key drivers of sustainable value creation.

•

Link pay and performance: The percentage of at-risk performance-based pay increases with level of responsibility and pay outcomes are dependent on the achievement of financial and other strategic goals over both the short and long term, with the objective of driving shareholder value.

•

Remain competitive: We structure our compensation programs competitively both in amount and type of compensation we offer in order to attract, retain, and motivate talent. We continually benchmark pay and program design to ensure we are competitive while also evaluating and considering internal pay equity. In general, we target base salary, annual cash compensation and long-term incentive compensation

INGREDION INCORPORATED	2023 PROXY STATEMENT 25

Executive Compensation

opportunities for the NEOs at median pay based on data for executives with similar responsibilities among a peer group of companies. Actual pay opportunities may vary from this market reference based on factors such as experience, performance, retention impacts, and overall expertise in a role, among other factors.

•

Drive an owner’s mindset: We think and act like owners and make decisions that are in the best interest of the Company. To facilitate the owner’s mindset, we grant equity-based incentives as an effective method of facilitating stock ownership and further aligning the interests of executives with those of our stockholders. A significant portion of total target compensation for our NEOs consists of equity-based incentives. Additionally, we have robust stock ownership requirements to strengthen the link between the interests of NEOs and stockholders.

Our compensation programs are intended to balance these principles, and we believe our compensation programs and corresponding pay opportunities allow us to achieve these principles in a practical and effective way. Our executive compensation structure is straightforward and market-competitive with a strong emphasis on performance.

Elements of our 2022 Annual Compensation Program. The following table identifies and describes the primary elements of the 2022 executive compensation programs for our NEOs and the corresponding objectives for each compensation component.

26 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Additional elements of our executive compensation program include health, welfare and retirement benefits and perquisites as appropriate to support our executive compensation philosophy.

Our compensation program is simple and comprehensive, providing:

•	elements we consider essential to be competitive in the marketplace,

•	a pay mix designed to support both the short- and long-term components of our business strategy, and

•	performance measures that are drivers of and directly linked to shareholder value.

Elements of Compensation

Base Salary. Base salary is the primary element of compensation that is fixed. In setting base salaries for each NEO, the PCC Committee uses the same approach the Company uses to determine compensation for the broader employee population, including pay competitiveness (generally targeting base salaries within a reasonable range around the 50th percentile of comparable roles within our Compensation Peer Group). Specific NEO salaries vary based on level of responsibility, experience, time in position, internal equity considerations, and individual performance.

2022 Compensation Actions. In 2022, the Chief Executive Officer recommended base salary increases for the other NEOs (except Ms. Wolfe, whose employment with the Company began January 24, 2022), all of which were approved by the PCC Committee. The PCC Committee recommended the base salary increase for the CEO, and the Board of Directors, without the participation of the CEO, discussed and approved the final salary increase. Base salaries for all the NEOs and increases are shown in the table below:

Name	2021 Base Salary ($)	2022 Base Salary ($)	Increase (%)

James Zallie	1,103,080	1,147,203	4.0%

James Gray	640,500	670,000	4.6%

Jorgen Kokke	644,200	666,750	3.5%

Nancy Wolfe	N/A	460,000	N/A

Jeremy Xu	526,750	550,000	4.4%

Annual Incentive Plan. We design our AIP to motivate our NEOs to achieve or exceed our annual financial, strategic, and individual goals. The PCC Committee sets the formula and establishes target, threshold, and maximum annual incentive opportunities at the beginning of each year. Target goals are based on the financial goals for the Company that are recommended by management and approved by our Board of Directors. The PCC Committee determines the actual awards earned by each NEO based on Company annual financial results and individual performance against the pre-defined strategic objectives for each executive, with the award for the CEO recommended by the PCC Committee to the board for approval. Annual incentive award payouts can vary greatly from year to year based on actual financial performance relative to the target goals.

In 2022, the Cost Smart metric was replaced with Specialty Net Revenue Growth versus the prior year. This new metric directly aligns with our strategic focus to drive growth in sales of our specialty ingredients and was weighted at 15%, the same weighting as the Cost Smart metric in 2021.

Annual Incentive Plan Target Opportunity. The PCC Committee approves the cash, short-term incentive target opportunity for each NEO, other than the Chief Executive Officer, expressed as a percentage of base salary. The Board of Directors approves the cash, short-term incentive target opportunity for the Chief Executive Officer, which is also expressed as a percentage of base salary.

INGREDION INCORPORATED	2023 PROXY STATEMENT 27

Executive Compensation

The PCC Committee approves the annual incentive targets for the NEOs other than the CEO considering both market data and recommendations from the CEO. Target annual incentive opportunities are set within a reasonable range around the median of our Compensation Peer Group. The 2022 AIP target for Mr. Zallie was also established using data from our Compensation Peer Group. The PCC Committee agrees on a recommendation that is shared with and ultimately approved by the Board of Directors. For 2022, the CEO recommended, and the PCC Committee approved, 2022 AIP annual incentive target increases (versus the prior year) for Mr. Gray (from 80%) and Mr. Xu (from 60%). Target annual incentive opportunities remained the same for Messrs. Zallie and Kokke in 2022 versus the prior year.

The target 2022 annual incentive opportunity for our NEOs was as follows:

Name	Target opportunity as a % of salary

James Zallie	130%

James Gray	85%

Jorgen Kokke	80%

Nancy Wolfe	65%

Jeremy Xu	65%

2022 AIP Design. The 2022 AIP design consists of three financial metrics that constitute 80% of the plan, with the remaining 20% consisting of personal objectives. The PCC Committee approves the individual personal objectives for the NEOs other than the CEO. The Board of Directors reviews and approves the individual personal goals and objectives for our CEO in light of the Company’s corporate financial goals and objectives.

To be eligible to receive an incentive payment for the 2022 performance period, an NEO must:

•	be an employee of the Company on the date the annual incentive is paid or have terminated employment during the performance period due to retirement, disability, or death, and

•	have been employed by the Company for more than three months of the performance period.

An NEO who is eligible to receive an incentive payment for the performance period, but who was not actively employed during the entire performance period (due to retirement, disability, or death), will receive a pro rata payment determined in accordance with rules approved by the PCC Committee.

Financial Metrics. The metrics used to determine the financial performance components and the rationale for choosing these metrics is described below. In selecting metrics, the PCC Committee seeks to incentivize execution against our strategy. The PCC Committee determined that each of the metrics described below incentivized a key component of our strategy and that our executives have the ability to influence the Company’s performance on each metric. Results against each metric can range from 0% to 200%.

Financial Metric	Rationale

Adjusted EBITDA	Serves as a foundation for our growth and, as a result, shareholder value.

Working Capital (“WC”) as a Percentage of Net Sales	Key financial metric to maximize the efficiency of our working capital, including to incentivize tightening working capital in periods when sales may decline.

Specialty Net Revenue Growth vs Prior Year	Key objective of our growth strategy, incentivizes global focus on specialty ingredients products to deliver greater shareholder value.

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Executive Compensation

To provide an incentive for superior performance in both North America and South America, Mr. Kokke’s financial metrics include regional Adjusted EBITDA goals, for both North America and South America, in addition to Adjusted EBITDA for total Ingredion.

Executive Compensation

2022 Financial Metrics, Targets, and Results. The PCC Committee recognizes the importance of establishing realistic yet rigorous targets that continue to motivate and retain executives. The AIP targets for each year are set, together with the Company budget, at the start of the current year, taking into consideration prior year results, growth targets, and potential risks to achieving the target during the performance period. The targets and performance scale for each metric are approved after thorough review and discussion at both the PCC Committee and board levels. The range of performance from threshold to maximum is intended to reflect the expected variance of operating results. Details on the metrics, weightings, performance scale, and results for the 2022 AIP are shown below:

(1)

Adjusted EBITDA, which is a non-GAAP financial measure, is defined by the Company as income before income taxes, as further adjusted for the following items: depreciation and amortization; financing costs; other non-operating (income); restructuring/impairment charges; acquisition/integration costs; and other matters primarily consisting of charges related to a U.S.-based work stoppage. All adjustments are reviewed, discussed and approved by the PCC Committee in advance of approval of the final Adjusted EBITDA performance for the year.

(2)

Working capital as a percentage of net sales is defined as the 12-month average of trade accounts receivable plus inventory less trade accounts payable and accrued expenses divided by average monthly net sales.

2022 North America and South America Adjusted EBITDA Results. To determine the final award for Mr. Kokke, the PCC Committee also considered the Adjusted EBITDA performance for both North America and South America which represented 20% of Mr. Kokke’s Adjusted EBITDA total; the remaining 30% of the Adjusted EBITDA metric was tied to total Company Adjusted EBITDA.

		Performance Scale			Results
Financial Metric	Weighting	Threshold	Target	Maximum	Final Result	Payout

North America Adjusted EBITDA	20%	$532.7	$665.9	$765.8	$691.1	144%
South America Adjusted EBITDA		$124.5	$155.7	$179.0	$187.5

Personal Objectives. At the beginning of each year, based on the annual financial and strategic plan, our CEO and the other NEOs develop annual quantitative and qualitative objectives. The personal objectives for the CEO are recommended by the PCC Committee to the Board of Directors and, after review and discussion, are approved by the Board of Directors. The personal objectives for the NEOs, other than the CEO, are recommended by the CEO to the PCC Committee and approved by the PCC Committee.

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Executive Compensation

For 2022, the personal objectives for all Ingredion employees, including the NEOs, were aligned with
Ingredion’s four strategic pillars (Specialties Growth, Cost Competitiveness, Commercial Excellence and
Purpose, Culture, Values and Talent) and the core Company value of “Care First.” Additionally, for 2022, all NEOs had personal objectives tied to ESG matters, including sustainability, safety, diversity, equity and inclusion, succession planning, and culture/engagement, which factored into their respective personal objectives in the aggregate. Mr. Zallie’s personal objectives for 2022 focused on employee safety, sustainable sourcing, advancing the diversity, equity and inclusion goals, delivery of strategic growth, cost competitiveness, commercial excellence, succession planning, and employee engagement.

The personal objectives of the other NEOs were aligned with and supported Mr. Zallie’s personal objectives and focused on the same strategic categories with varying levels of emphasis and weighting.

At the conclusion of the annual performance period:

•

Our CEO provides a detailed self-appraisal of his performance relative to the achievement of his annual personal objectives and the quality of work performed which is shared with the Board of Directors. Following a thorough review and discussion of all information provided, the PCC Committee recommends a personal objective rating for the CEO to the board and the board makes the final decision on the personal objective rating for the CEO. A maximum 200% payout on the personal objective component is possible for exceptional performance.

•

For each of the other NEOs, the CEO provides the PCC Committee with an individual performance assessment and rating recommendation based on each NEO’s contributions and achievements during the year. The PCC Committee reviews and discusses the recommendations made by the CEO before approving the individual performance rating for each NEO.

Our AIP provides flexibility to both the CEO and the PCC Committee. Our CEO may recommend to the PCC Committee an adjustment to the amount of the AIP award earned by any other NEO (positive or negative) based on his judgment of that individual’s performance and/or his judgment of the degree of difficulty of the performance goal. In 2022, the CEO did not recommend an adjustment to any NEO AIP awards under this provision.

Furthermore, the PCC Committee may adjust the total amount earned and calculated in accordance with the metrics described above from 0% to 150% based on its determination of the relative strength or weakness of an individual’s performance. As a result, an outstanding performer may have his or her total bonus payment increased by 50% while, conversely, the bonus may be reduced incrementally to $0 for an unsatisfactory performer. No such adjustments were made under this provision for 2022.

2022 AIP Payouts. After determining the 2022 financial achievement and individual performance achievement against the annual personal objectives for each NEO, the PCC Committee approved the following annual incentive cash payments:

	Annual Incentive		Plan Achievement			2022 Payout
Name	Target ($)	Maximum ($)	Personal Objectives (%)	Personal Objectives ($)	AIP Metric Payout ($)	Overall % of AIP Target	Amount ($)

James Zallie	1,491,364	2,982,728	135.00%	402,668	1,389,727	120%	1,792,396

James Gray	569,500	1,139,000	125.00%	142,375	530,689	118%	673,064

Jorgen Kokke	533,400	1,066,800	140.00%	149,352	511,717	124%	661,070

Nancy Wolfe(1)	280,159	560,318	123.75%	69,479	261,066	118%	330,546

Jeremy Xu	357,500	715,000	126.25%	90,090	333,136	118%	423,227

(1)	Prorated based on employment start date of January 24, 2022.

Long-term Incentive Compensation. We design our annual long-term incentive program (“LTIP”) to provide variable compensation in the form of equity that rewards executives when we achieve long-term results that align with stockholder interests. Our LTIP incentivizes our NEOs to focus on important performance objectives that we believe will translate into sustainable stockholder returns over the long term. For 2022, we continued with the same mix of awards used for the prior years (as shown in the table below) to provide a balance of performance- and retention-based compensation to support our long-term strategy. This mix of awards is designed to tie executive compensation to TSR, balance performance focus with the ability to retain executives, and mitigate the risk of over-focusing on a single metric.

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Executive Compensation

Vehicle	Weight	Structure	Purpose
PSUs	50%	• Number of shares earned may range from 0%- 200% of the target number of PSUs granted based on the business performance rating for the performance cycle • 3-year performance cycle

• Strengthens retention

• Promotes focus on specific performance goals critical to the success of the business

• Facilitates stock ownership when earned

• Aligns long-term interests with those of stockholders

RSUs	25%	• Value of award depends on our stock price at time of vesting • 3-year cliff vesting from date of grant	• Strengthens retention • Facilitates stock ownership
Stock Options	25%	• 3-year ratable vesting • 10-year term	• Requires stock price appreciation for value creation • Facilitates stock ownership • Aligns long-term interests with those of stockholders

2022 Annual Equity Grants to NEOs. The table below shows the 2022 annual equity grants to our NEOs. In determining each grant, the executive’s level of responsibility, individual and Company performance, external market positioning, and recommendations from the CEO (for the other NEOs) were all considered by the PCC Committee.

	2022 Annual Equity Grants(1)
	PSUs		RSUs		Stock Options
Name	(#)(2)	($)(3)	(#)(2)	($)(3)	(#)(2)	($)(3)

James Zallie	34,258	3,125,000	17,129	1,562,500	103,890	1,562,500

James Gray	7,126	650,000	3,563	325,000	21,609	325,000

Jorgen Kokke	6,852	625,000	3,426	312,500	20,778	312,500

Nancy Wolfe	3,015	275,000	1,507	137,500	9,142	137,500

Jeremy Xu	3,152	287,500	1,576	143,750	9,558	143,750

(1)

Grant date for the annual equity grants was February 16, 2022. Grants of PSUs are reflected at target since actual shares earned, if any, will be determined after the three-year performance cycle ending on December 31, 2024.

(2)

Number of shares is calculated using a trailing 20-day average Closing Price of our common stock. The number of stock options is determined by dividing the target value of the award by the Black-Scholes value on the grant date.

(3)

Represents the dollar amount approved by the PCC Committee. This amount differs from the value in the “Executive Compensation—Grants of Plan-Based Awards” table, which represents the accounting value of the award.

Performance Share Units. The PCC Committee approves performance targets for a three-year performance cycle when it grants PSUs. At the end of the three-year performance cycle, grants will vest only if the PCC Committee certifies that Company results meet or exceed the applicable performance thresholds set at the beginning of the cycle.

The table below outlines the performance measures, weightings, and performance scale for the February 2022 annual PSU grant and outlines the rationale for selecting each metric. In selecting the metrics, the PCC Committee sought to incentivize behavior consistent with achieving our long-term growth objectives and to align the interests of our executives with the interests of our stockholders.

			Performance Scale
Metric	Weighting	Rationale	Threshold	Target	Maximum

Adjusted Return on Invested Capital (“ROIC”)(1)	50%	Focuses on profitability and value-creating potential while also taking into account the amount of capital invested.	8%	10%	11.5%

Relative Total Shareholder Return (“rTSR”)	50%	Directly link awards to shareholder value creation and performance versus peers.	25th percentile	50th percentile	75th percentile

(1)

Adjusted ROIC is a financial performance ratio not defined under GAAP. The Company defines Adjusted ROIC as adjusted operating income, net of tax, divided by average end-of-year balances for the current year and prior year total net debt and equity. Adjusted operating income, net of tax, is a non-GAAP financial measure. The Company defines adjusted operating income, net of tax as net income, as calculated in accordance with GAAP, adjusted to exclude the following

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items: provision for income taxes; other non-operating (income) expense; financing costs; restructuring/impairment charges; acquisition/integration costs; impairment on disposition of assets; charges primarily related to the impact of a U.S.-based work stoppage; and the income tax effect of the previously identified adjusted items.

The PCC Committee regularly reviews the design of the performance shares, including the performance metrics, to ensure they continue to maximize stockholder returns by achieving both growth and value-generation goals. To further promote executive share ownership and stockholder alignment, vested performance shares are paid in common stock.

Performance shares are earned based on our relative percentile ranking with respect to TSR for members of the Performance Peer Group (as described on pages 35-36). At the end of the performance cycle, the number of shares actually earned may range from 0% to 200% of the target number of PSUs granted.

The number of shares that may be earned against each measure, as a percentage of target, at threshold, target, and maximum performance is as follows:

Metrics Achievement	Below Threshold	Threshold	Target	Maximum

Shares Earned (as a percentage of target)	0%	50%	100%	200%

Earned PSUs vest and pay out (or are cancelled if not earned) following the three-year performance cycle once the PCC Committee certifies performance against each of the metrics.

2020-2022 Performance Share Plan Results. The following chart shows:

•	the key financial metrics, weighting, and performance goals the PCC Committee set in 2020,

•	our actual performance over the 2020 – 2022 performance cycle, and

•	the final performance results approved by the PCC Committee at the end of the 2020 – 2022 performance cycle.

Based on our three-year results, we achieved a below target performance result of 76.9% for the 2020 – 2022 PSU awards. Actual results for the 2020 – 2022 performance cycle included:

	2020 – 2022 Performance Cycle Results
Performance Metric	Weighting	Threshold	Target	Maximum	Actual	Payout

Adjusted ROIC (1)	50%	10.30%	12.30%	14.30%	10.85%	63.8%

rTSR (percentile rank)	50%	25th	Median	75th	45th	90%

Final Performance Rating						76.9%

(1)

Adjusted ROIC, which is a financial performance ratio not defined under GAAP, is defined by the Company in the manner specified in footnote (1) to the table presented under “Performance Share Units” above.

No dividend equivalents were earned on any of the 2020 – 2022 performance shares.

Other Outstanding Performance Share Cycles. While the 2020 – 2022 performance cycle has just ended, two additional annual performance cycles remain outstanding at the end of 2022:

Performance Cycle	Projected Performance as of December 31, 2022
2021 – 2023	Above target level
2022 – 2024	Above target level

Beginning with the 2023 performance year, performance shares in each outstanding performance share cycle (for the 2023 performance year forward) will accrue dividend equivalents, with dividend equivalents paid only to the extent the underlying shares vest.

Stock Options. Of our NEOs’ long-term incentive, 25% is delivered in the form of nonqualified stock options that vest ratably over three years and have a term of ten years. The exercise price of stock options is the Closing Price of our common stock on the grant date. Stock options have no realizable value at the time of grant. NEOs will realize value from stock options only if the Company’s share price appreciates above the exercise price.

Restricted Stock Units. We grant RSUs to align the interests of our NEOs with the interests of our stockholders and to promote retention of critical talent. These awards also help to balance the long-term incentive compensation mix for our NEOs to minimize risk-taking.

RSUs granted to the NEOs in February 2022 cliff vest on the third anniversary of the date of the grant. As of each dividend payable date, additional RSUs equivalent to the value of the dividend are credited to the award. The additional RSUs credited are subject to the same terms and conditions as the underlying award.

We make long-term incentive grants at the PCC Committee’s first meeting of each year, typically in February, at the same time other elements of compensation are determined so that we can consider all elements of compensation simultaneously when making decisions.

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Executive Compensation

Other Compensation Elements

Limited Perquisites. We provide limited perquisites to our NEOs. The table below summarizes and provides the business rationale for each of the perquisites provided to the NEOs for 2022. The PCC Committee believes offering certain limited perquisites is important for executive retention and recruitment, and the perquisites for NEOs are similar in scope and value to those offered by companies with which we compete for talent.

Category	Business Rationale
Choice of Car Allowance or Automobile Lease

To allow the NEO the convenience of using a vehicle for business purposes without having to track and submit expenses or, in the case of a lease, take time for maintenance of a vehicle, ultimately saving time and allowing the NEO to be more productive.

Financial Planning and Tax Preparation

To address complex tax and financial situations and assist in compliance with local state and country tax laws for our executives with dual nationalities or work histories in multiple states and countries.

Executive Physical	Provides the NEO with the convenience of being able to obtain a complete physical while only having to schedule a single appointment, ultimately saving time.

Each of the NEOs is subject to income tax on the imputed income resulting from his or her perquisites and each is responsible for payment of any imputed taxes. We do not provide our NEOs with tax gross-ups on perquisites. The value of these limited perquisites is included in the “2022 Summary Compensation Table” on page 39 in the “All Other Compensation” column.

Retirement and Separation Benefits. Our U.S.-based NEOs are eligible for broad-based U.S. employee benefit plans on the same terms and conditions as U.S. salaried employees, including medical, dental, and life insurance as well as disability and accidental death and dismemberment coverage.

•	All eligible employees in the U.S., including the NEOs, may purchase additional life, dependent life, and accidental death and dismemberment coverage as part of their active employee benefit plans.

•	All salaried employees in the U.S. are eligible to participate in our salaried Retirement Savings Plan.

•

In the past, all salaried employees in the U.S., subject to certain service requirements, were also eligible to participate in the Cash Balance Plan Component of the Ingredion Pension Plan (the “Cash Balance Plan”) and our Master Retiree Welfare Plan (also known as Retiree Health Care Spending Accounts or “RHCSA”). Both of these plans were closed to new participants as of December 31, 2014.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S. salaried employees the opportunity to contribute up to 75% of their respective eligible compensation on either a before-tax or after-tax basis.

•	The Company matches 100% of employee contributions up to the first 6% of eligible compensation contributed.

•	Employee contributions are fully vested upon contribution.

•	Company contributions are vested after three years of qualified employment with the Company.

Because Messrs. Kokke and Xu and Ms. Wolfe are not eligible to participate in the Cash Balance Plan, they each receive an additional Company contribution of 3% of eligible compensation contributed to their respective Retirement Savings Plan accounts.

Cash Balance Plan. Messrs. Zallie and Gray are the only NEOs who participate in the Cash Balance Plan. The Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees hired before January 1, 2015.

•	Participant accounts accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes.

•	Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime, and earned AIP award).

•

Pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service; the Plan is frozen at 2017 levels for purposes of calculating the pay credit percentage.

•	Value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met.

•	The Cash Balance Plan provides for a three-year vesting period and all eligible participants are vested in their accounts.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan. This plan is a non-qualified pension plan available to certain employees who are not working in their country of origin. Accounts of participants in the plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Until his transfer to the United States, Mr. Kokke received pay credits under this plan. Pay credits are calculated as a percentage (3% to 10%) of an employee’s eligible compensation (defined as base salary, overtime, and earned AIP award). The pay credit percentage is determined by the employee’s years of service, but no additional service on or after January 1, 2017 was taken into account for purposes of determining the pay credit percentage. Mr. Kokke’s pay credit percentage will not be any higher than as of January 1, 2017.

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Executive Compensation

The value of a participant’s account at retirement is paid out in a lump sum and is subject to an offset for pension and other amounts payable under the participant’s local, non-U.S. plans. The Third Country National Cash Balance Plan provides for a three-year vesting period, with 100% vesting upon attainment of age 65. In addition, Mr. Kokke also has a benefit under the Germany Pension Plan—Zusatz-Versorgungsordnung für den Kreis der außertariflichen Angestellten für Deutsche ICI GmbH (the “Germany Pension Plan”).

Retiree Health Care Spending Account (“RHCSA”). Since Mr. Zallie is retirement eligible, he will be provided with a RHCSA account if his employment with the Company terminates. The RHCSA account aids in purchasing pre-age 65 retiree medical and dental coverage from the Company and in reimbursing for a Medicare supplement policy for coverage at age 65 or older. At termination, qualified employees have access to a RHCSA account for themselves and a RHCSA account in an equal amount for their then-qualified dependents. The balances in these accounts may be used by the pre-age 65 retiree and dependents to purchase from the Company, at the full cost, medical and dental benefits that mirror those provided by the Company to active employees.

Balances in these notional accounts are forfeited if the eligible employee terminates prior to age 55 with ten years of service at the time of termination. The accounts otherwise terminate on the death of the employee for the employee’s RHCSA and upon the death of the qualified dependent in the case of the dependent’s RHCSA.

Supplemental Executive Retirement Plan (“SERP”). Certain of our U.S.-based eligible employees, including all NEOs, are entitled to participate in our SERP. The purpose of this nonqualified, unfunded plan is to:

•	permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year,

•

provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of statutory limits on eligible compensation under tax-qualified plans, and

•	preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the U.S. Internal Revenue Code, additional benefits are provided through our nonqualified SERP via a Cash Balance Make-up Account to which we contribute the amounts that we would have contributed to the Cash Balance Plan absent those statutory limitations. Messrs. Zallie and Gray are the sole NEOs who have Cash Balance Make-up Accounts.

Participants are entitled to participate in Annual Deferral Accounts and Savings Plan Make-up Accounts under the nonqualified SERP. To the extent that benefits are limited under the Retirement Savings Plan due to statutory limits on compensation and deferral under tax-qualified plans, participants are permitted to defer compensation through the SERP. In addition, we make matching contributions on voluntary contributions to the Savings Plan Make-up Accounts in the amount that we would have contributed to the Retirement Savings Plan absent those statutory limitations. A participant is vested in his or her Savings Plan Make-up Account to the extent that the participant is vested in the Retirement Savings Plan matching contributions. SERP participants are general, unsecured creditors of the Company.

Change in Control Severance Agreements. To promote retention in the face of an actual or rumored change in control of the Company, or CIC, we maintain executive severance agreements with each of our NEOs. These agreements are intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of stockholders and other stakeholders of the Company without undue concern over whether the transactions may jeopardize the NEO’s own employment.

The agreements require us or a successor company to make certain payments and provide certain benefits if the NEO’s employment is terminated by us or a successor company other than because of death, “Disability” or “Cause,” or by the named executive officer for “Good Reason,” in each case, within two years of a CIC. Disability, Cause, and Good Reason are defined in the severance agreements. Because these agreements are provided to satisfy different objectives than our standard compensation program, decisions made under this program do not affect our standard compensation program.

The terms of these agreements are similar to those provided by other companies, and we offer them in part to provide a competitive compensation package. Information regarding potential payments under these agreements for the NEOs is provided in “Potential Payments Upon Termination or Change in Control” beginning on page 45.

How Compensation Decisions Are Made

Role of Peer Groups

The PCC Committee uses two different groups of companies to: (1) benchmark executive compensation, market practices, and compensation design; and (2) assess relative performance.

Compensation Peer Group. The PCC Committee annually reviews compensation data from a comparator group of companies as one reference point when making compensation decisions for all executive pay, including CEO pay, and when benchmarking compensation plan designs. Aggregate pay level benchmarking data for all elements of compensation, including base salary, target bonus, total target cash compensation, long-term incentive and target total compensation, is provided for each NEO role by Aon Hewitt (“Aon”) and then reviewed and evaluated by

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Executive Compensation

the PCC Committee’s independent executive compensation consultant. Separately, market data for the CEO is reviewed in conjunction with the Aon data. Other factors considered in NEO compensation decisions include individual performance, job responsibilities, leadership, years of experience, Company performance, and long-term growth potential.

We routinely review the selection criteria and companies in our Compensation Peer Group to ensure all companies are still meeting the original criteria for selection. After careful review, the PCC Committee, with input from its independent executive compensation consultant, determined no updates to the Compensation Peer Group were necessary for 2022. The 2022 Compensation Peer Group consists of 19 companies with a median revenue of $8.0 billion.

The table below shows our criteria for choosing the Compensation Peer Group and how it is used:

How the Compensation Peer Group Was Chosen	2022 Compensation Peer Group(1)	How We Use the Compensation Peer Group

• Comparable size based on net revenue and market capitalization

• Strong focus in the food and beverage industry

• Robust global footprint with sales and operations outside of the United States

• Similar business structure

• Campbell Soup Company

• The Clorox Company

• Conagra Brands, Inc.

• Eastman Chemical Company

• Flowers Foods, Inc.

• Fresh Del Monte Produce Inc.

• The Hershey Company

• Hormel Foods Corporation

• The J.M. Smucker Company

• Kellogg Company

• Keurig Dr Pepper Inc.

• Lamb Weston Holdings, Inc.

• McCormick & Company, Inc.

• Molson Coors Beverage Company

• Pilgrim’s Pride Corporation

• Post Holdings, Inc.

• Sanderson Farms, Inc.

• Seaboard Corporation

• TreeHouse Foods, Inc.

• Benchmarking:

i. Annual and long-term incentive plan design

ii.  Total direct compensation (at target levels), including base salary, and annual and long-term incentive awards

iii. Stock ownership requirements

iv. Perquisites

• Assess the competitiveness of total direct compensation awarded to senior executives

• Compare pay-for-performance alignment

We review all elements of compensation annually at the same time in order to appropriately consider the relationships between all compensation elements as well as to assess the appropriateness of the total compensation package for each NEO. We also consider the strength of our financial performance, the NEO’s position and level of responsibility, internal comparisons, individual performance, and competitive market data for the Compensation Peer Group.

Performance Peer Group. We compare our TSR performance against our Performance Peer Group, which allows us to structure long-term incentive compensation linked directly to the performance of our peers. This group of companies is less relevant as a comparator for compensation levels for executive positions because of differences in company size, market capitalization, scope, business structure, and geographic footprint. We consider these companies industry competitors so we believe that comparing our performance against this peer group provides a valuable measure of our performance. We also believe investors are more likely to consider the stocks of the performance peer group as alternatives to an investment in our stock than the companies in the Compensation Peer Group, in part because their business operations are more similar to ours.

We also routinely review the selection criteria and companies in our Performance Peer Group to ensure all companies are still meeting the original criteria for selection. After careful review, the PCC Committee, with input from its independent executive compensation consultant, determined no updates to the Performance Peer Group were necessary for 2022 other than the removal of W. R. Grace & Co. due to its acquisition by Standard Industries in September 2021. The 2022 Performance Peer Group consists of 20 companies with a median revenue of $11.3 billion.

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Executive Compensation

The table below shows our criteria for choosing the 2022 Performance Peer Group and how it is used.

How the Performance Peer Group Was Chosen	2022 Performance Peer Group(1)	How We Use the Performance Peer Group

• Focused on basic ingredient, food additives and midstream manufacturing

• Market capitalization of >$1 billion and <$50 billion

• Correlation in stock price

• Comparable commodity price sensitivity

• Overseas operations

• AAK AB

• Archer Daniels-Midland Company

• Associated British Foods plc

• Celanese Corporation

• Danone S.A.

• Ecolab Inc.

• General Mills, Inc.

• Huntsman Corporation

• Kellogg Company

• Kerry Group plc

• Koninklijke DSM N.V.

• The Kraft Heinz Company

• McCormick & Company, Inc.

• Mondelēz International, Inc.

• Novozymes A/S

• Sealed Air Corporation

• Sensient Technologies Corporation

• Tate & Lyle plc

• Tyson Foods, Inc.

• Unilever PLC

• Compare annualized TSR to assess our results against the TSR performance measure for PSUs

Decision-Making Process

Role of the Compensation Consultant. The PCC Committee retains an independent executive compensation consultant to assist in evaluating executive compensation programs. The consultant advises the PCC Committee regarding the amount and form of executive and director compensation and pay-for-performance alignments. Conferring with a consultant provides additional assurance that our executive and director compensation programs are reasonable, market-competitive, and consistent with our objectives.

From 2011 to September 2022, the PCC Committee engaged Pearl Meyer as its independent executive compensation consultant. Starting in September 2022, the PCC Committee engaged Meridian as its independent executive compensation consultant. For additional information regarding the PCC Committee’s use of an independent executive compensation consultant, see “Proposal 1 – Election of Directors – The Board and Committees – People, Culture, and Compensation Committee” on page 13.

Compensation Consultant Responsibilities:

•	Regularly update the PCC Committee on executive compensation market trends, incentive practices and legislation pertaining to executive compensation

•	Attend all PCC Committee meetings, including executive sessions without management present

•	Provide guidance on executive compensation programs to promote market-competitiveness

•	Provide research, data, survey information and design expertise in support of the development of compensation programs for executives and the design of incentive programs for all eligible employees

•	Review and recommend compensation of non-employee directors

•	Conduct a pay-for-performance assessment

•	Advise the PCC Committee on the appropriate comparator peer groups for compensation and performance

•	Provide guidance to the PCC Committee on CEO compensation

•	Provide an independent assessment of the CEO’s recommendations on NEO compensation to the PCC Committee

Role of the PCC Committee. The PCC Committee is accountable for ensuring executive compensation decisions are made in the best long-term interests of our stockholders and for administering the compensation program for Ingredion’s executive officers, including the NEOs, accordingly. Annually the PCC Committee reviews and approves each element of compensation and, if warranted, the PCC Committee

36 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

recommends adjustments to individual elements of compensation to achieve an overall total targeted compensation it believes is market-competitive and consistent with our compensation philosophy and objective to attract, retain, and motivate a diverse and talented workforce. In its deliberations, the PCC Committee reviews data prepared by the independent consultant on pay levels in our Compensation Peer Group (as described above) and reviews NEO (other than the CEO) performance based on the evaluations presented by the CEO.

Additionally, the PCC Committee reviews and approves management’s recommendations for equity grants made annually under our Stock Incentive Plan during its first meeting of the fiscal year, which is typically held in February. The PCC Committee approves grants of equity awards to NEOs, other than the Chief Executive Officer, at the same time it approves grants of equity awards to all other eligible employees. The PCC Committee approves grants of equity awards to the CEO, subject to approval by the non-employee directors of the board. The PCC Committee and the board do not time such grants in coordination with the Company’s possession or release of material non-public information or other information. Meetings of the PCC Committee are generally scheduled at least one year in advance.

The PCC Committee approves performance measures and payout ranges for both AIP and LTIP metrics and, at year end, certifies levels of achievement of Company and regional performance for each program as applicable.

Role of the Chief Executive Officer. The compensation of every employee, including each NEO, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. The CEO makes compensation recommendations to the PCC Committee for base salary and annual and long-term incentive compensation for the NEOs, other than himself, and considers pay competitiveness as well as both individual and Company performance when making his recommendations. For 2022, based on the NEO’s contributions throughout the year, the CEO provided the PCC Committee with an individual performance assessment and rating recommendation as well a compensation recommendation (including base salary and long-term incentive recommendation) for each NEO.

The PCC Committee considers the CEO’s analysis and direct knowledge of each NEO’s performance and contributions when determining the individual performance rating for each NEO and when approving compensation decisions.

Other 2022 Compensation Actions

Senior Vice President and Chief Human Resources Officer Recruitment. Ms. Wolfe, our Senior Vice President and Chief Human Resources Officer, began employment on January 24, 2022. To offset the loss of certain compensation forfeited from her previous employer, the PCC Committee approved the following compensation:

•	2,637 RSUs with a grant date target value of $260,000 to partially offset forfeited equity from her previous employer, and

•

cash payments of $215,000 payable in March 2022 and $100,000 payable in January 2023, subject to repayment if her employment with the Company terminates within 24 months from the payout date of either bonus, to partially offset the forfeiture of stock options from her previous employer that would have vested in 2022 and 2023.

Ms. Wolfe also received a 2022 equity grant subject to the same terms and conditions as the grants made to our NEOs on February 16, 2022, providing her with equity consistent with the 2022 grants received by our other executives. Specific terms and vesting schedules for the above grants can be found in the “2022 Summary Compensation Table” and “Grants of Plan-Based Awards” tables on pages 39-41.

INGREDION INCORPORATED	2023 PROXY STATEMENT 37

Executive Compensation

Compensation Governance

Stock Ownership Requirements. To further align NEO and stockholder interests, NEOs are required to establish and maintain a significant level of direct stock ownership. The following chart summarizes our requirements, which are comparable to such requirements at the majority of companies in our Compensation Peer Group.

Key Provision	Explanation of Key Provision

Ownership Requirement	• CEO: 6 times salary • Other NEOs: 3 times salary

Time to Meet Requirement	• 5 years from the date the ownership requirement becomes applicable whether through new hire or promotion

Shares Counted Toward Ownership

• Includes direct and indirect ownership of common stock, including shares owned outright, unvested RSUs, shares held through the Ingredion 401(k) plan, and phantom stock units held in the SERP

• Excludes unexercised stock options and unvested PSUs

Additional Requirements

• Prior to attaining their ownership requirement, NEOs are not permitted to sell shares of common stock, other than to fund the payment of the exercise price of stock options or to fund the payment of taxes upon the exercise of stock options or vesting of performance shares or RSUs

The PCC Committee monitors NEO compliance with the stock ownership requirements. As of December 31, 2022, all NEOs have either exceeded their stock ownership requirements or are within the five-year compliance window in which to meet their ownership requirement.

Clawback Policy. The Board of Directors has adopted a recoupment or clawback policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event there is a restatement of incorrect financial results, the PCC Committee, in its discretion, may take actions it deems necessary to recoup incentive awards paid as a result of the incorrect financial results. These actions may include, to the extent permitted by applicable law:

•

seeking reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results, with all forms of incentive compensation subject to this policy,

•	looking back over the three-year period prior to the restatement for the recoupment, including recoupment of compensation paid to both current and former executives, and

•

recoupment of amounts of excess incentive compensation paid to any executive officer in conjunction with any incorrect financial results (even if not resulting in a restatement), or misconduct on the part of the officer, constituting fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company.

In addition, our CEO and CFO are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002. Pursuant to a new rule adopted by the SEC in October 2022, we will revise our clawback policy as necessary to comply with the requirements of the new mandatory clawback rule issued by the NYSE when it is finalized.

Hedging and Pledging Policy. The Company maintains a securities trading policy that applies to our employees, including executive officers and other officers, and directors and prohibits certain activities relating to specified securities, as described below. The policy also applies to family members who reside with any director or employee, any other person who lives in the director’s or employee’s household, and any other family members whose transactions in securities are directed by, or subject to the influence or control of, the director or employee, as well as entities, such as a corporation, partnership, or trust, controlled by the director or employee.

The policy prohibits directors and executive officers, and strongly discourages other employees, from engaging in hedging and monetization transactions that would permit any such person to continue to own the securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds.

The policy also generally prohibits directors and executive officers from holding Company securities in a margin account or otherwise lending Company securities as collateral for a loan. An exception to the prohibition on pledging may be granted where a director or officer wishes to pledge Company securities for a loan (not involving margin debt) and clearly demonstrates the financial capacity to repay the loan without recourse to the pledged securities.

The provisions of the securities trading policy apply to transactions in all equity and other securities, including awards granted under equity compensation plans, issued by the Company that are held by any person covered by the policy. Securities subject to the policy also include derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company securities.

The administrator of the policy has the discretion, on a case-by-case basis and in appropriate circumstances, to waive or modify the restrictions and prohibitions on the hedging and other transactions described above.

38 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5),(6) ($)	All Other Compensation(7),(8) ($)	Total(8) ($)
James Zallie President and Chief Executive Officer	2022	1,143,526	—	4,756,723	1,562,393	1,792,396	—	221,828	9,476,866
	2021	1,101,990	—	5,402,825	1,622,964	1,651,973	329,290	217,041	10,326,083
	2020	1,082,292	—	4,834,371	1,475,313	1,483,835	540,730	231,973	9,648,514
James Gray Executive Vice President and Chief Financial Officer	2022	667,542	—	989,446	324,976	673,064	29,655	95,121	2,779,804
	2021	639,655	—	1,588,429	343,844	592,847	47,889	75,676	3,288,340
	2020	628,830	—	991,488	302,565	529,755	39,848	75,140	2,567,626
Jorgen Kokke Executive Vice President and President North and South America	2022	664,871	—	951,400	312,479	661,070	—	212,119	2,801,939
	2021	644,017	—	1,466,149	330,097	593,180	9,850	257,674	3,300,967
	2020	606,760	—	819,382	250,049	492,733	9,551	95,434	2,273,909
Nancy Wolfe Senior Vice President and Chief Human Resources Officer	2022	432,282	215,000	673,033	137,486	330,546	—	138,043	1,926,390

Jeremy Xu SVP, Chief Innovation Officer, President Specialty Sweeteners and CEO PureCircle	2022	548,063	500,000	437,655	143,742	423,227	—	103,797	2,156,484
	2021	526,604	700,000	850,521	151,295	370,411	—	120,978	2,719,809

(1)

For Ms. Wolfe, reflects the portion of her sign-on award paid in cash in 2022, which requires her to repay 100% of this amount if she leaves the Company within one year of the payment date and 50% of this amount if she leaves the Company between years one and two of the payment date. For Mr. Xu, reflects the portion of his sign-on award paid in cash in 2022. Mr. Xu is required to repay 100% of this amount if he leaves the Company within one year of the payment date and 50% of this amount if he leaves the Company between years one and two of the payment date.

(2)

Amounts reflect the aggregate grant date fair value of performance shares and RSUs granted in the current and prior years, computed in accordance with Accounting Standards Codification Topic 718 (FASB ASC Topic 718) of the Financial Accounting Standards Board. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards” table on page 41 and the “Outstanding Equity Awards at Fiscal Year-End” table on page 42. The assumptions used in determining the fair value of the awards are set forth in note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. The actual amounts ultimately realized from the disclosed performance share awards and RSUs will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or vesting of the awards. The actual value an NEO receives will depend on the number of shares earned and the Closing Price of our common stock when the shares vest. Because the accounting valuation for the performance share awards is calculated using a Monte Carlo simulation model, the target value utilized by the PCC Committee to determine the number of performance shares to grant differs from the valuation used for accounting purposes.

For performance shares granted in 2022, the table above includes the grant date fair value based on the probable outcome of the performance conditions. Assuming that the highest level of performance conditions will be achieved, the maximum grant date value would be as follows: Mr. Zallie, $6,476,132; Mr. Gray, $1,347,099; Mr. Kokke, $1,295,302; Ms. Wolfe, $569,956; and Mr. Xu, $595,854.

(3)

This column represents the grant date fair value of stock option awards granted in the current and prior years, computed in accordance with FASB ASC Topic 718. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards” table on page 41 and the “Outstanding Equity Awards at Fiscal Year-End” table on page 42. The assumptions used in determining the fair value of the awards are set forth in note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. The actual amounts ultimately realized by the NEOs from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or vesting of the awards. Because we consider vesting restrictions and forfeiture assumptions to determine the grant date fair value of stock option awards, the target value utilized by the PCC Committee to determine the number of stock options to grant differs from the valuation used for accounting purposes and disclosed in this column. Stock options granted in 2020, 2021, and 2022 vest in three equal installments on the first three anniversaries of their respective grant dates.

INGREDION INCORPORATED	2023 PROXY STATEMENT 39

Executive Compensation

(4)	Amounts reflect awards made under our 2022 AIP that were paid in March 2023.

(5)

Amounts reflect the aggregate actuarial increase in the present value of benefits under all our pension plans. Amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements. For 2022 for Messrs. Zallie and Gray, the amounts consist of the actuarial increase in the value of the Cash Balance Plan and Cash Balance Make-up Account. For Mr. Kokke, the 2022 amount consists of the increase in the value of Mr. Kokke’s interest in the Third Country National Cash Balance Plan and the Germany Pension Plan. Ms. Wolfe and Mr. Xu do not participate in the Cash Balance Plan.

(6)

Amounts for Mr. Kokke were updated to include the change in pension value for the Germany Pension Plan which was erroneously omitted from prior reporting in the amounts of $5,575 for 2021 and $5,422 for 2020.

(7)	Amounts shown in the “All Other Compensation” column for 2022 reflect the following:

Named Executive Officer	Company Contributions to Qualified and Nonqualified Savings Plans(a) ($)	Above Market Interest(b) ($)	Perquisites(c) ($)	Relocation Expenses(d) ($)	Tax Equalization(e) ($)	Other(f) ($)	Total All Other Compensation ($)

James Zallie	170,598	29,572	21,658	—	—	—	221,828

James Gray	77,298	1,863	15,000	—	—	960	95,121

Jorgen Kokke	115,725	4,706	23,830	—	67,858	—	212,119

Nancy Wolfe	38,224	29	17,881	81,029	—	880	138,043

Jeremy Xu	60,156	—	18,823	24,818	—	—	103,797

(a)

Shows matching contributions by the Company for compensation contributed by participants under our Retirement Savings Plan (with an additional 3% contribution for Ms. Wolfe and Messrs. Kokke and Xu, as they do not participate in the Cash Balance Plan) and, if applicable, to Cash Balance Make-up Accounts and Savings Plan Make-up Accounts.

(b)	Shows actual earnings in the SERP in excess of the 120% applicable federal rate for 2022.

(c)

Amounts include the costs of providing a leased automobile or the use of a Company automobile or automobile allowance to each of our NEOs, the cost of financial planning/tax preparation services, and the cost of an executive physical.

(d)

At the time of hire, Ms. Wolfe and Mr. Xu each received our standard executive relocation package which, for Mr. Xu, included housing allowance payments for 24 months from his hire date. This period ended in September 2022.

(e)

Mr. Kokke, a Dutch national, localized to the United States effective February 2018. To offset taxes related to trailing equity tied to his assignment in Singapore (prior to localizing to the United States), Mr. Kokke received a tax equalization payment. In addition, he received tax preparation services from a Company-selected tax services provider.

(f)

Reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and such other benefits. The amounts reported for Mr. Gray and Ms. Wolfe reflect the “Bring Your Own Device” allowance payments received during 2022.

(8)

2021 amount updated to include costs of certain perquisites (executive physical and financial planning) that were erroneously omitted from or underreported in prior reporting in the following amounts: Mr. Zallie, $5,945; Mr. Kokke, $1,650; and Mr. Xu, $1,650. 2020 amount updated to include cost of same perquisites that were erroneously omitted from or underreported in prior reporting in the following amounts: Mr. Zallie, $5,945; and Mr. Kokke, $5,945.

40 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Grants of Plan-Based Awards

The following table presents information related to awards paid under our AIP and grants of performance shares, RSUs, and stock options received under our Stock Incentive Plan during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Stock Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)

James Zallie	—	AIP	745,682	1,491,364	2,982,728	—	—	—	—	—	—	—

	2/16/2022	Performance Share Units	—	—	—	17,129	34,258	68,516	—	—	—	3,500,825
	2/16/2022	Restricted Stock Units	—	—	—	—	—	—	17,129	—	—	1,518,657

	2/16/2022	Stock Options	—	—	—	—	—	—	—	103,890	88.66	1,562,393

Jim Gray	—	AIP	284,750	569,500	1,139,000	—	—	—	—	—	—	—

	2/16/2022	Performance Share Units	—	—	—	3,563	7,126	14,252	—	—	—	728,206

	2/16/2022	Restricted Stock Units	—	—	—	—	—	—	3,563	—	—	315,896

	2/16/2022	Stock Options	—	—	—	—	—	—	—	21,609	88.66	324,976

Jorgen Kokke	—	AIP	266,700	533,400	1,066,800	—	—	—	—	—	—	—

	2/16/2022	Performance Share Units	—	—	—	3,426	6,852	13,704	—	—	—	700,206

	2/16/2022	Restricted Stock Units	—	—	—	—	—	—	3,426	—	—	303,749

	2/16/2022	Stock Options	—	—	—	—	—	—	—	20,778	88.66	312,479

Nancy Wolfe	—	AIP	140,079	280,159	560,318	—	—	—	—	—	—	—

	2/16/2022	Performance Share Units	—	—	—	1,508	3,015	6,030	—	—	—	284,978

	1/24/2022	Restricted Stock Units	—	—	—	—	—	—	2,637	—	—	254,444

	2/16/2022	Restricted Stock Units	—	—	—	—	—	—	1,507	—	—	133,611

	2/16/2022	Stock Options	—	—	—	—	—	—	—	9,142	88.66	137,486

Jeremy Xu	—	AIP	178,750	357,500	715,000	—	—	—	—	—	—	—

	2/16/2022	Performance Share Units	—	—	—	1,576	3,152	6,304	—	—	—	297,927

	2/16/2022	Restricted Stock Units	—	—	—	—	—	—	1,576	—	—	139,728

	2/16/2022	Stock Options	—	—	—	—	—	—	—	9,558	88.66	143,742

(1)

Amounts shown reflect the possible range of payouts under our 2022 AIP, which are payable in cash. The AIP is the Company’s annual bonus plan that is based on achievement of financial performance and strategic objectives. For the actual amounts earned pursuant to the AIP for 2022, see the “Non-Equity Incentive Plan Compensation” column in the “2022 Summary Compensation Table” on page 39. For a detailed discussion of the AIP, including targets and plan mechanics, see “Elements of Compensation – Annual Incentive Plan.” Payouts can range from 0% -200%. Awards under the AIP for NEOs are determined using their annual base salary and individual incentive target percentage for the plan year.

(2)

Amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The grant date fair value of these shares is included in the column captioned “Stock Awards” in the “2022 Summary Compensation Table.”

(3)

Exercise price for these options is the Closing Price of our common stock on the grant date. Column shows the grant date fair value of stock awards and option awards under FASB ASC Topic 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair value estimated using the Black-Scholes option pricing model for financial reporting purposes, which was $15.04 for the grants on February 16, 2022. For additional information on the valuation assumptions, see note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022. Actual amounts ultimately realized by the NEOs from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise of the awards. Stock options vest in three equal installments on the first, second and third anniversaries of the grant date.

INGREDION INCORPORATED	2023 PROXY STATEMENT 41

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table presents information relating to stock options, RSUs, and performance shares held by our NEOs on December 31, 2022.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options				Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	(#)(1)	Market Value(2)	(#)(1),(3)	Market or Payout Value(4)
James Zallie	2/3/2015	27,500	—	82.28	2/3/2025	—	—	—	—
	2/2/2016	28,831	—	99.96	2/2/2026	—	—	—	—
	2/7/2017	25,043	—	118.97	2/7/2027	—	—	—	—
	1/1/2018	74,858	—	139.80	1/1/2028	—	—	—	—
	2/8/2019	96,316	—	91.85	2/8/2029	—	—	—	—
	2/4/2020	85,681	42,841	88.35	2/4/2030	18,120	1,774,481	—	—
	2/9/2021	43,956	87,913	87.12	2/9/2031	19,601	1,919,494	37,266	3,649,459
	2/16/2022	—	103,890	88.66	2/16/2032	17,529	1,716,632	34,258	3,354,886
James Gray	2/4/2014	7,710	—	59.58	2/4/2024	—	—	—	—
	2/3/2015	4,988	—	82.28	2/3/2025	—	—	—	—
	2/2/2016	4,807	—	99.96	2/2/2026	—	—	—	—
	2/7/2017	12,090	—	118.97	2/7/2027	—	—	—	—
	2/6/2018	18,352	—	130.30	2/6/2028	—	—	—	—
	2/8/2019	19,620	—	91.85	2/8/2029	—	—	—	—
	2/4/2020	17,572	8,786	88.35	2/4/2030	3,716	363,931	—	—
	2/9/2021	9,313	18,625	87.12	2/9/2031	4,153	406,706	7,895	773,157
	3/16/2021	—	—	—	3/16/2031	1,690	165,546	2,411	236,109
	2/16/2022	—	21,609	88.66	2/16/2032	3,646	357,076	7,126	697,849
Jorgen Kokke	2/2/2016	7,119	—	99.96	2/2/2026	—	—	—	—
	2/7/2017	9,499	—	118.97	2/7/2027	—	—	—	—
	2/6/2018	15,016	—	130.30	2/6/2028	—	—	—	—
	2/8/2019	16,499	—	91.85	2/8/2029	—	—	—	—
	2/4/2020	14,522	7,261	88.35	2/4/2030	3,072	300,796	—	—
	2/9/2021	8,940	17,881	87.12	2/9/2031	3,987	390,430	7,580	742,309
	3/16/2021	—	—	—	3/16/2031	1,399	137,011	1,995	195,370
	2/16/2022	—	20,778	88.66	2/16/2032	3,506	343,346	6,852	671,016
Nancy Wolfe	1/24/2022	—	—	—	1/24/2032	2,699	264,274	—	—
	2/16/2022	—	9,142	88.66	2/16/2032	1,542	151,028	3,015	295,259
Jeremy Xu	10/1/2020	—	—	—	10/1/2030	3,696	361,990	—	—
	2/9/2021	4,098	8,195	87.12	2/9/2031	1,827	178,938	3,474	340,209
	3/16/2021	—	—	—	3/16/2031	2,644	258,879	—	—
	2/16/2022	—	9,558	88.66	2/16/2032	1,613	157,943	3,152	308,675

42 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

(1)	The vesting schedule for all outstanding unvested stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule

2/4/2020	RSUs	100% of the grant vested on 02/04/2023.

2/4/2020	Stock Options	First tranche (33%) vested on 02/04/2021, second tranche (33%) vested on 02/04/2022 and last tranche (34%) vested on 02/04/2023.

10/1/2020	RSUs	First tranche (33%) vested on 10/01/2021, second tranche (33%) vested on 10/01/2022 and last tranche (34%) will vest on 10/01/2023.

1/11/2021	RSUs	100% of the grant will vest on 01/11/2024.

2/9/2021	PSUs	100% of the grant vests upon approval of the PCC Committee, subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 03/15/2024.

2/9/2021	RSUs	100% of the grant will vest on 02/09/2024.

2/9/2021	Stock Options	First tranche (33%) vested on 02/09/2022, second tranche (33%) vested on 02/09/2023 and last tranche (34%) will vest on 02/09/2024.

3/16/2021	PSUs	100% of the grant vests upon approval of the PCC Committee, subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 04/15/2024.

3/16/2021	RSUs	First tranche (33%) vested on 03/16/2022, second tranche (33%) vested on 03/16/2023 and last tranche (34%) will vest on 03/16/2024.

1/24/2022	RSUs	100% of the grant will vest on 01/24/2025.

2/16/2022	PSUs	100% of the grant vests upon approval of the PCC Committee, subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 03/15/2025.

2/16/2022	RSUs	100% of the grant will vest on 02/09/2025.

2/16/2022	Stock Options	First tranche (33%) vested on 02/16/2023, second tranche (33%) will vest on 02/16/2024 and last tranche (34%) will vest on 02/16/2025.

(2)	Value is the number of unvested RSUs multiplied by the Closing Price of our common stock on December 30, 2022 ($97.93).

(3)	Amounts reflect unearned performance shares from the 2021 and 2022 performance share awards (at target performance level).

(4)

Value is the number of unearned performance shares from the 2021 and 2022 performance share awards (at target performance level) multiplied by the Closing Price of our common stock on December 30, 2022 ($97.93).

Option Exercises and Stock Vested

The following table presents information regarding stock options that were exercised by our NEOs and shares of stock acquired upon vesting of performance shares and RSU awards by each of the NEOs in 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2),(3) ($)

James Zallie	—	—	41,732	3,917,575

James Gray	—	—	9,363	870,580

Jorgen Kokke	—	—	7,786	723,639

Nancy Wolfe	—	—	—	—

Jeremy Xu	—	—	4,957	403,077

(1)

The value realized on exercise of option awards is equal to the number of stock options exercised multiplied by the difference between the price at which the option is exercised and the Closing Price of our common stock on the grant date of the applicable stock option.

(2)

Represents the vesting of restricted stock unit awards granted in 2019 that vested in February 2022 and the shares awarded for the 2020 – 2022 performance cycle based on actual performance for the cycle, which ended December 31, 2022.

(3)

Amounts shown are calculated based on the Closing Price of our common stock on the date of vesting. The amounts also include earned dividend equivalents for RSUs. Performance shares are earned based on achievement against pre-defined performance metrics, targets, and ranges set for the performance period. Performance against rTSR and Adjusted ROIC was slightly below target level, resulting in a performance level of 76.9% (see “2020 – 2022 Performance Share Plan Results” on page 32 for details).

INGREDION INCORPORATED	2023 PROXY STATEMENT 43

Executive Compensation

2022 Pension Benefits

We have several pension benefit plans available to U.S. salaried employees.

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan that is available to all U.S. salaried employees hired before January 1, 2015. Participant accounts accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime, and earned AIP award). The pay credit percentage is determined by the employee’s years of service, but no additional service on or after January 1, 2017 is taken into account for purposes of determining the pay credit percentage since a participant’s pay credit percentage was frozen as of January 1, 2017. The value of a participant’s account at retirement is paid out either as a life or joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

Mr. Zallie participated in the National Starch LLC Pension Plan during his employment with National Starch. The National Starch LLC Pension Plan was frozen effective December 31, 2010, and Mr. Zallie ceased to accrue benefits under this plan. Mr. Zallie had 27 years of credited service under the plan when it was frozen.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan, which is the plan provided to third country nationals and also has a benefit in the Germany Pension Plan.

Nonqualified Cash Balance Make-up Accounts. To the extent that an employee is a participant in the Cash Balance Plan and such employee’s annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code, additional benefits are provided through our nonqualified SERP via a Cash Balance Make-up Account. Messrs. Zallie and Gray have Cash Balance Make-up Accounts. Messrs. Kokke and Xu and Ms. Wolfe are not eligible for the Cash Balance Plan and therefore do not have a corresponding nonqualified Cash Balance Make-up Account.

The following table shows the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year

James Zallie	Cash Balance Plan	39	342,083	—

	Nonqualified Cash Balance Make-up Account	39	1,458,817	—

	National Starch LLC Pension Plan	27	1,188,695	—

	National Starch Excess Pension Plan	27	1,785,493	—

James Gray	Cash Balance Plan	9	86,715	—

	Nonqualified Cash Balance Make-up Account	9	162,241	—

Jorgen Kokke	Third Country National Cash Balance Plan	11	136,195	—

	Germany Pension Plan	5	287,266	—

(1)

The present value of the accumulated benefit reflects current vested balances in the Cash Balance Plan, which will be distributed upon termination, regardless of the age of the participant at termination, and balances in the Cash Balance Make-up Accounts, which will be distributed in accordance with individual elections. For Mr. Zallie, the present value includes the accumulated benefits in the National Starch LLC Pension Plan and the National Starch Excess Pension Plan. See note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans. For Mr. Kokke, the present values include the accumulated benefits in the Third Country National Cash Balance Plan and the Germany Pension Plan.

2022 Nonqualified Deferred Compensation

The Ingredion Incorporated Supplemental Executive Retirement Plan (“SERP”) provides participants with an elective deferral opportunity and is designed to satisfy the requirements of Section 409A of the Internal Revenue Code. Under our SERP, NEOs may defer up to: (i) 20% of their annual base salary, (ii) 75% of their AIP award and (iii) 100% of any earned performance shares under our LTIP. Our SERP is an unfunded plan and is not regulated or protected under the Employee Retirement Income Security Act of 1974 (“ERISA”). The SERP is a combination of plans that mirror plans being operated by our former parent company at the time we became an independent public company and SERP participants are general, unsecured creditors of the Company.

44 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

The SERP is designed to provide participants with the benefit of the company non-elective contributions that could not be made to their accounts under the 401(k) due to Internal Revenue Code limitations. Such contributions are made on behalf of all eligible participants, including our NEOs, and are equal to the amount of the non-elective contributions that a participant would have otherwise received under the 401(k) and Cash Balance Plan on the portion of their salary that exceeded the applicable Internal Revenue Code limits.

Amounts deferred are, at the election of each NEO, deemed to be invested in a cash account at a prime interest rate or in phantom units of our common stock, provided that, if deferred, earned performance shares must be deferred into phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends, which are deemed to be invested in additional phantom stock units at the fair market value of a share of our common stock on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

The following table shows contributions, earnings, withdrawals, and distributions during fiscal 2022 and the account balances as of December 31, 2022, for our NEOs.

2022 Nonqualified Deferred Compensation

Name	Executive Contributions in 2022(1) ($)	Company Contributions in 2022(2) ($)	Aggregate Earnings in 2022(3) ($)	Aggregate Withdrawal/ Distributions in 2022 ($)	Aggregate Balance on December 31, 2022(3) ($)

James Zallie	167,730	152,298	137,843	—	3,137,753

James Gray	78,715	58,998	23,005	—	579,275

Jorgen Kokke	57,183	88,275	21,975	—	539,603

Nancy Wolfe	7,637	12,561	185	—	20,383

Jeremy Xu	387,421	32,706	57,008	—	619,579

(1)

Employee contributions include any deferrals of annual compensation, including earned awards under the AIP and any earned performance shares. These amounts are included in the NEOs’ compensation in the columns captioned “Salary,” “Bonus,” “Stock Awards,” or “Non-Equity Incentive Plan Compensation” in the “2022 Summary Compensation Table” on page 39.

(2)

Amounts represent Company matching contributions for compensation contributed by participants under our SERP (with an additional 3% contribution for eligible earnings over the IRS qualified compensation limit for Ms. Wolfe and Messrs. Kokke and Xu, as they do not participate in the Cash Balance Plan) and, if applicable, Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. These amounts are also included in each NEO’s compensation in the column captioned “All Other Compensation” in the “2022 Summary Compensation Table” on page 39.

(3)

Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. These amounts appear in the “2022 Summary Compensation Table” in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” on page 39. Balance includes amounts reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards and earned performance shares that were reported in the Summary Compensation Table in previous years for the 2022 NEOs are as follows: Mr. Zallie, $2,419,311; Mr. Gray, $432,394; Mr. Kokke, $461,742; Ms. Wolfe, $0; and Mr. Xu, $544,636.

Potential Payments Upon Termination or Change in Control

Our NEOs may receive compensation in connection with their termination of employment. Most of our plans and programs, including our executive severance agreements, contain specific provisions detailing how payments are treated upon termination or CIC. The specific termination and CIC provisions under these plans apply to all participants under each plan. The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a CIC. In accordance with SEC rules, all information described in this section is presented as If the triggering events occurred on December 31, 2022.

Involuntary Termination Without Cause (Non-Change in Control Event)

For an involuntary termination without a CIC, under the terms of the executive severance agreements, NEOs are not entitled to receive any benefits that would not be otherwise available to other salaried employees. Benefits applicable to all employees may include:

•	distributions under the Cash Balance Plan and Retirement Savings Plan,

•	a lump sum payment equal to accrued but unused vacation pay,

•	health benefits for the remainder of the calendar month of departure, and

INGREDION INCORPORATED	2023 PROXY STATEMENT 45

Executive Compensation

•	outplacement services.

Severance payments may be payable to executive officers upon termination of employment without cause, in addition to any payments to which the NEO is otherwise entitled, in exchange for confidentiality, non-compete, non-solicitation or other agreements. In exchange for an NEO’s entry into an agreement with a one-year term, the executive severance agreement provides for a severance payment of one times the NEO’s base salary in effect on the date of such officer’s termination of employment in the event of a termination of employment other than within two years of a CIC.

Potential Payout Upon Other Types of Separations

Potential Payout Upon Death or Disability. If employment terminates due to death or disability, all outstanding unvested stock option grants awarded to the NEO would be forfeited. However, the NEO (or beneficiary) would become eligible for an award under the AIP and a prorated award for any outstanding RSU grants. With respect to outstanding PSU grants, the NEO would receive a prorated award for each cycle based on actual performance, payable when the performance cycle would vest for all other participants provided that death or disability occurred after the first year of the three-year performance cycle. In addition, the following benefits would also be payable:

•

in the event of a termination of employment due to total and permanent disability, a monthly payment equal to the lesser of 66.67% of monthly covered earnings or the maximum disability benefit of $15,000 per month until age 65, and

•	in the event of death before termination or retirement, a basic life insurance benefit of one and one-half times of annual base salary up to a maximum of $1,000,000.

Potential Payout Upon Retirement. As of December 31, 2022, Mr. Zallie is the only NEO eligible for retirement. The following table summarizes the treatment of equity awards held by Mr. Zallie upon termination of employment due to retirement:

AIP	Eligible for a prorated award under AIP.

Unvested Performance Shares

Provided Mr. Zallie is actively employed for at least one year following grant date, shares will vest pro rata based on the number of full months he was actively employed during the applicable performance period, subject to actual Company performance.

Unvested RSUs

Continue to vest per the original vesting schedule provided Mr. Zallie is actively employed for at least one year following grant date. If he retires less than one year following grant date, awards will vest pro rata based on the number of full months he was employed during the vest period.

Unvested Stock Options

Continue to vest per the original vesting schedule provided Mr. Zallie is actively employed for at least one year following grant date. If he retires less than one year following grant date, outstanding stock options would be forfeited.

Termination Following a Change in Control

NEOs are not eligible for any benefit solely upon a CIC, as our executive severance agreements require a double-trigger event in order for CIC severance provisions to become payable. These agreements require us to make certain payments and provide certain benefits if the NEO’s employment is terminated by us other than because of death, disability, or “Cause” or is terminated by the NEO for “Good Reason” within two years of a CIC. Additionally, the Stock Incentive Plan provides for the treatment of unassumed outstanding equity grants following a CIC and assumed outstanding equity grants upon an involuntary termination of employment without Cause or voluntary termination for Good Reason within two years following a CIC.

46 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

The key elements of the CIC plan and Stock Incentive Plan assuming a double trigger CIC event are as described in the narrative and table below.

Plan Element	Description

Definition of “CIC”

Results from any of the following:

• Acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock,

• Majority of our directors at the start of a two-year period, and persons whose nominations are approved by those directors, or directors approved by those directors not constituting a majority of our board at the end of the two-year period,

• A merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets, and no person other than us or our benefits plans who owned 15% of our stock before the transaction owns 25% or more of the stock of the survivor or purchaser, and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving corporation or purchaser, or

• The consummation of a plan of our complete liquidation or dissolution.

Definition of “Cause”

The occurrence of one of the conditions below with respect to the NEO:

• Willfully engaged in conduct which involves dishonesty or moral turpitude which either:

(i)  results in substantial personal enrichment of the named executive officer at our expense, or

(ii)   is demonstrably and materially injurious to our financial condition or reputation,

• Willfully violated the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its subsidiaries and the NEO, or

• Committed a felony.

Definition of “Good Reason”

• Material reduction in base salary,

• Relocation beyond 35 miles from office location immediately prior to the CIC,

• Material reduction in job title, job authorities, or responsibilities immediately prior to the CIC, or

• Taking certain other actions as specified in the definition.

Severance and Benefits(1)

• Messrs. Zallie, Gray and Kokke:

(i)  Three times the sum of (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination plus (b) target AIP payment for the year in which the termination occurs, paid in a lump sum, and

(ii)   Continued health and welfare benefit coverage at the same cost and coverage level as in effect as of the date of termination of employment for 36 months.

• Ms. Wolfe and Mr. Xu:

(i)  Two times the sum of (a) highest base salary in effect during any consecutive 12-month period within the 24 months immediately preceding the date of termination plus (b) target AIP payment for the year in which the termination occurs, paid in a lump sum, and

(ii)   Continued health and welfare benefit coverage at the same cost and coverage level as in effect as of the date of termination of employment for 24 months.

• Outplacement services for twelve months following termination,

• Lump sum amount equivalent to the same level of personal allowances for the period of three months, and

• Continued payment of lease payments for three months for any NEO participating in the car lease programs.

Treatment of AIP awards and Equity Grants(2)

• Target annual bonus under the AIP reduced pro rata for any portion of the plan year in which the NEO is not employed with the Company; assumes target performance level was achieved, and

• All outstanding stock options and stock appreciation rights immediately become exercisable in full, all other awards immediately vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right, and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

(1)	Such continued insurance and other benefits are provided only until the time when the NEO reaches age 65.

(2)

Such treatment is afforded to grants to executive officers who are members of our Executive Leadership Team only in the event that the NEO terminates employment for “Good Reason” or is terminated by the Company without “Cause” within two years of a CIC.

INGREDION INCORPORATED	2023 PROXY STATEMENT 47

Executive Compensation

Form of Release and Restrictive Covenants. Each severance agreement requires, as a precondition to the receipt of payments, that the NEO sign a standard form of release in which the NEO waives all claims that the NEO might have against the Company and certain associated individuals and entities. The agreements contain confidentiality provisions that would apply for an unlimited period of time following termination of employment.

The executive severance agreements of Messrs. Zallie, Gray and Kokke each include a three-year non-compete and non-solicitation clause in the event employment is terminated within two years of a CIC. Ms. Wolfe’s and Mr. Xu’s executive severance agreements each include a two-year non-compete and non-solicitation clause in the event employment is terminated within two years of a CIC.

All agreements include a one-year non-compete and non-solicitation clause in the event the NEO’s employment is terminated within two years of a CIC.

Treatment of Retirement Benefits Upon Change in Control

Cash Balance Plan and Nonqualified Cash Balance Make-Up Accounts. For NEOs who participate in our Cash Balance Plan and our Nonqualified Cash Balance Make-up Accounts (Messrs. Zallie and Gray), the executive severance agreements provide for the terminated NEO to receive three additional years of service under our Cash Balance Plan and our nonqualified Cash Balance Make-up Account, provided, that if the NEO is at least 62 years old, he will receive a prorated amount of additional service credits based on the number of full months until he reaches age 65. The additional years of service credit will be calculated consistently with and be based on the NEO’s total target cash compensation. The agreements also provide for vesting of each NEO’s account under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts if not already vested.

Retirement Savings Plan and Savings Plan Make-Up Accounts. In addition, Messrs. Zallie, Gray and Kokke will receive nonqualified plan credits equal to three times the sum of the employer matching contributions (and Ms. Wolfe and Mr. Xu will receive nonqualified plan credits equal to two times the sum of the employer matching contributions) made to each NEO’s account under the Company’s Retirement Savings Plan and, if applicable, the Savings Plan Make-up Accounts for the most recent plan year that ended before the date of the CIC, or if higher, for the most recent plan year that ended after the date of the CIC (calculated on an annualized basis) as well as the continuation of vesting over the severance period, provided, that if the named executive officer is at least 62 years old, he will receive a prorated amount of additional service credits based on the number of full months until the named executive officer reaches age 65. The agreements also provide for vesting of each NEO’s account under the Retirement Savings Plan and Savings Plan Make-up Accounts if not already vested.

Retirement Health Care Savings Account. In addition, Mr. Zallie will receive the cash value of his current RHCSA and related dependent account. To the extent the payments may not be paid from a qualified plan, such amounts will be paid from our general assets.

48 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Estimate of Potential Payments Upon Termination or Change in Control

The following table describes the potential payments to the NEOs upon termination of employment or a change in control of the Company as of December 31, 2022.

		Cash		Equity			Benefits and Perquisites
	Scenario	Severance Payments ($)	AIP Award(1) ($)	Stock Options(2) ($)	Restricted Stock Units(3) ($)	Performance Share Units(4) ($)	Health and Welfare(5) ($)	Retirement(6) ($)	Perquisites(7) ($)	Outplacement ($)	Total ($)

James Zallie	Retirement	—	1,792,396	1,192,084	4,115,876	6,912,079	93,533	—	—	—	14,105,968

	Death	—	1,792,396	—	3,281,956	6,912,079	46,766	—	—	—	12,033,197

	Disability	—	1,792,396	—	3,281,956	6,912,079	93,533	—	—	—	12,079,964

	Involuntary Termination Without Cause	1,147,203	1,792,396	—	—	—	—	—	—	25,000	2,964,599

	Change in Control	7,915,701	1,491,364	2,021,126	5,339,334	7,184,586	146,875	1,243,996	5,415	25,000	25,373,397

James Gray	Retirement	—	—	—	—	—	—	—	—	—	—

	Death/Disability	—	673,064	—	777,632	1,684,628	—	—	—	—	3,135,324

	Involuntary Termination Without Cause	670,000	673,064	—	—	—	—	—	—	25,000	1,368,064

	Change in Control	3,718,500	569,500	422,586	1,276,224	1,751,044	69,927	352,745	3,750	25,000	8,189,276

Jorgen Kokke	Retirement	—	—	—	—	—	—	—	—	—	—

	Death/Disability	—	661,070	—	688,784	1,587,505	—	—	—	—	2,937,359

	Involuntary Termination Without Cause	666,750	661,070	—	—	—	—	—	—	25,000	1,352,820

	Change in Control	3,600,450	533,400	396,229	1,156,150	1,650,092	72,419	347,175	5,958	25,000	7,786,873

Nancy Wolfe	Retirement	—	—	—	—	—	—	—	—	—	—

	Death/Disability	—	330,546	—	121,087	291,370	—	—	—	—	743,003

	Involuntary Termination Without Cause	430,611	330,546	—	—	—	—	—	—	25,000	786,157

	Change in Control	1,421,017	279,897	72,953	409,832	302,857	14,956	76,448	4,470	25,000	2,607,430

Jeremy Xu	Retirement	—	—	—	—	—	—	—	—	—	—

	Death/Disability	—	423,227	—	568,146	640,337	—	—	—	—	1,631,710

	Involuntary Termination Without Cause	550,000	423,227	—	—	—	—	—	—	25,000	998,227

	Change in Control	1,815,000	357,500	154,289	945,135	665,582	46,107	120,312	4,706	25,000	4,133,631

(1)	Amounts reflect the actual 2022 AIP award, paid in March 2023. Amount for CIC reflects a target AIP payment as provided under the executive severance agreements.

(2)

Amounts reflect the value of the stock options based on the Closing Price of our common stock on December 30, 2022 ($97.93), minus the applicable exercise price. Stock option treatment varies based on termination scenario. See description in “Potential Payout Upon Other Types of Separations” above.

(3)

Amounts reflect the value of unvested RSUs multiplied by the Closing Price of our common stock on December 30, 2022 ($97.93). RSU treatment varies based on termination scenario. See description in “Potential Payout Upon Other Types of Separations” above.

(4)

Amounts for retirement, death and disability reflect the value of unvested PSUs multiplied by the Closing Price of our common stock on December 30, 2022 ($97.93). Amounts for CIC reflect the value of unvested PSUs multiplied by the highest Closing Price of our common stock during the 90-day period immediately preceding the date of the CIC ($100.45). PSU treatment varies based on termination scenario. See description in “Potential Payout Upon Other Types of Separations” above.

(5)

In the event Mr. Zallie terminates due to retirement or disability, amount includes the value of his RHCSA benefit. In the event of a termination due to death, amounts reflect the value of two months of base salary as of December 31, 2022, two months of welfare benefit premiums, and, for Mr. Zallie only, the value of his RHCSA benefit. For amounts upon terminations due to a CIC, see description in “Potential Payout Upon Other Types of Separations” above.

(6)

Amounts reflect additional employer contributions to the defined contribution plans based on three times (two times for Messrs. Seip and Xu) the sum of the employer matching contributions made to the executive’s accounts under the qualified and nonqualified plans for the most recent plan year that ended before the date of the CIC, or if higher, for the most recent plan year that ended after the date of the CIC (calculated on an annualized basis) as well as the continuation of vesting over the severance period. Amounts for Messrs. Zallie and Gray also reflect additional amounts earned under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts upon a CIC, as well as the continuation of vesting over the severance period.

(7)	Amounts reflect the Company cost related to three months of financial planning services and Company car lease or car allowance payments.

INGREDION INCORPORATED	2023 PROXY STATEMENT 49

Executive Compensation

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules adopted thereunder, we are providing the following disclosure regarding the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Zallie, our CEO.

To understand this disclosure, we believe it is important to give context to our operations. Our corporate headquarters are in Westchester, Illinois, and, as of March 1, 2023, we operate 16 U.S. manufacturing facilities in 14 states and have an additional 31 manufacturing facilities globally. As a global organization, approximately 77% of our employees are located outside of the U.S. To attract, retain, and motivate talent we use local compensation benchmark data to ensure we maintain a competitive level of compensation for our employees. Accordingly, our pay structures vary based on position and geographic location.

The 2022 process for identifying our median employee involved analyzing the annual total target compensation of all Company employees, other than Mr. Zallie, as of December 31, 2022, using employee data gathered from our global human resource information system. For these purposes annual total target compensation refers to an employee’s annual base pay rate plus legally required allowances (if any), plus annual target short-term incentive compensation (if any), plus annual target long-term incentive compensation (if any). As part of this process and as permitted by SEC rules, we excluded certain small employee populations. We excluded all employees in five countries totaling 585 employees (approximately 5% of our total workforce of 11,757). All employees in the following countries were excluded: Algeria (1); Malaysia (564); Philippines (10); Turkey (1); and Vietnam (9). In addition, as permitted by SEC rules for businesses acquired during the fiscal year, we excluded all 37 employees of Amishi Drugs and Chemicals (approximately 0.32% of our total workforce) and 12 employees of Mannitab Pharma Specialities (0.10% of our total workforce). As a result, the 2022 analysis to find our median employee included 11,123 of our 11,757 employees.

For purposes of identifying our median employee, we converted compensation of our non-U.S. employees to U.S. dollars using currency exchange rates as of December 31, 2022. Employees were then ranked by annual total target compensation as of December 31, 2022, and the median employee was identified. In addition, because of the disparity in cost of living between the U.S. and the other countries in which 77% of the employee population is located, we calculated adjusted taxable wages, as permitted under SEC rules, to include a cost-of-living adjustment. Using World Bank data, we adjusted the taxable wages as of December 31, 2022, based on the cost of living in the employees’ countries of residence and ranked employees again to identify a second median employee.

For the purposes of preparing this disclosure, we calculated the compensation of each such employee in accordance with Item 402(c)(2)(x) of Regulation S-K. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the NEOs.

The 2022 total compensation for Mr. Zallie, as reported in the “Total” column of the “2022 Summary Compensation Table,” was $9,476,866. For the median employee whose compensation was not adjusted for cost of living (a full-time employee working in Mexico), 2022 total compensation was $26,520. The resulting ratio of total compensation for Mr. Zallie to this median employee’s total compensation was 357 to 1.

For the median employee whose compensation was adjusted for cost of living (a full-time employee working in Thailand), 2022 total compensation was $63,492. The resulting ratio of total compensation for Mr. Zallie to this median employee’s adjusted total compensation was 148 to 1.

50 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for o ur princ
ipal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for our three most recent fiscal years. The PCC Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented. See “Compensation Discussion and Analysis” beginning on page 23 for information about the decisions made by the PCC Committee with respect to our NEO compensation for each such year.

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO (1) ($) (b)	Compensation Actually Paid to PEO (2) ($) (c)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs (2) ($) (e)	Total Shareholder Return (4) ($) (f)	Peer Group Total Shareholder Return (5) ($) (g)	Net Income (6) (in millions) (h)	Adjusted EBITDA (7) (in millions) (i)

2022	9,476,866	14,480,789	2,416,154	3,052,569	115.44	133.24	492	1,002

2021	10,326,083	14,358,676	2,716,821	2,890,902	110.50	122.95	117	896

2020	9,648,514	6,391,419	2,022,705	1,547,542	87.45	106.15	348	869

(1)
Dollar amounts shown are the amounts reported for the PEO under the “Total” column of the Summary Compensation Table (“SCT”) for the years presented (the “Covered Years”). James Zallie was our PEO for each Covered Year.

(2)
Dollar amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect the actual compensation earned by or paid to the applicable NEO for any Covered Year. Compensation Actually Paid reflects the following adjustments to the SCT amounts for equity awards and pension benefits reported for the PEO and the
Non-PEO
NEOs:

Adjustments to Determine	PEO			Non-PEO NEOs
Compensation “Actually Paid”	2022	2021	2020	2022	2021	2020
	($)	($)	($)	($)	($)	($)

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the SCT	—	-329,290	-540,730	-7,414	-11,548	-12,350

Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	-4,756,723	-5,402,825	-4,834,371	-762,884	-1,090,714	-731,309

Deduction for Amounts Reported under the “Option Awards” Column in the SCT	-1,562,393	-1,622,964	-1,475,313	-229,671	-229,691	-223,170

Increase for “Service Cost” for Pension Plans	147,024	159,382	120,986	16,689	34,313	25,905

Increase for “Other Cost” for Pension Plans	—	169,908	419,744	—	11,713	11,747

Fair value of equity compensation granted in current year	9,980,318	10,371,863	4,836,982	1,533,228	1,632,198	731,700

Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	1,207,751	1,558,116	-1,614,038	127,162	142,575	-226,028

Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	-12,054	-871,597	-170,261	-32,353	-46,623	-26,332

Fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	-94	—	-233,665	-24

Total Adjustments	5,003,923	4,032,593	-3,257,095	644,759	208,559	-449,861

Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the grant date. Adjustments have been made to the inputs in the Black-Scholes option pricing model to determine the fair value as of each measurement date. Performance stock unit grant date fair values are calculated using a Monte-Carlo simulation model for the
TSR-based
potion of the award (where applicable) and ROIC for the ROIC-based portion of the award. Adjustments have been made to the inputs into the Monte-Carlo simulation and ROIC calculation as of the measurement date. Restricted stock unit grant date fair values are calculated using the Closing Price of the Company’s common stock as of the grant date. Adjustments have been made using the Closing Price of the Company’s common stock as of the measurement date.

INGREDION INCORPORATED	2023 PROXY STATEMENT 51

Executive Compensation

(3)
Dollar amounts shown represent the average of the total compensation amounts reported in the SCT for the
Non-PEO
NEOs for the Covered Years. The following executive officers served as the
Non-PEO
NEOs for the following years: (i) for 2022, James Gray, Jorgen Kokke, Nancy Wolfe, and Jeremy Xu; (ii) for 2021, James Gray, Jorgen Kokke, Janet Bawcom, Eric Seip, and Jeremy Xu; and (iii) for 2020, James Gray, Elizabeth Adefioye, Janet Bawcom, and Jorgen Kokke.

(4)
The cumulative TSR for the Company is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Each of these yearly percentage changes was applied to a deemed fixed investment of $100 at the beginning of the measurement period to produce the Covered
Year-end
values of such investment as of the end of 2022, 2021 and 2020.

(5)
The cumulative Peer Group TSR utilizes the S&P 1500 Food, Beverage and Tobacco Index (the “Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our annual report for the year ended December 31, 2022. For each Covered Year, our Peer Group TSR was calculated based on a deemed fixed investment of $100 through the measurement period, assuming dividend reinvestment for the peer group, weighted according to the respective companies’ stock market capitalization at the beginning of the measurement period.

(6)	Amounts reported represent Net Income attributable to Ingredion as presented in the Company’s audited financial statements for the applicable Covered Year.

(7)
We determined Adjusted EBITDA to be the most important performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs for 2022. Adjusted EBITDA was the highest-weighted financial metric used to determine NEO performance under our Annual Incentive Plan for 2022, as discussed in “Elements of Compensation – Financial Metrics” in the Compensation Discussion and Analysis section of this proxy statement. This performance measure may not have been the most important performance measure for 2021 or 2020, and we may determine that a different performance measure will be the most important performance measure for future years. We define Adjusted EBITDA, which is a non-GAAP
financial measure, as income before income taxes, as further adjusted for the following items: depreciation and amortization; financing costs; other non-operating
(income); restructuring/impairment charges; acquisition/integration costs; and other matters primarily consisting of charges related to a U.S.-based work stoppage.

Analysis of Information Presented in the Pay Versus Performance Table
While we utilize several performance measures to align executive compensation with Company performance, not all incentive measures are presented in the pay versus performance table above. We generally seek to incentivize long-term performance and therefore do not specifically align performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year.
We provide information below about the relationship between the compensation actually paid to our PEO and
Non-PEO
NEOs for the Covered Years as shown in the pay versus performance table above and:

•	our cumulative TSR and our cumulative Peer Group TSR;

•	our net income; and

•	our Adjusted EBITDA.
Compensation Actually Paid, Company Total Shareholder Return and Peer Group Total Shareholder Return.
The chart below illustrates for the Covered Years the Compensation Actually Paid to our PEO and
Non-PEO
NEOs in relation to our TSR and our Peer Group TSR. In 2020, Compensation Actually Paid was lower than Summary Compensation Table pay for both our PEO and
Non-PEO
NEOs, which aligned with the decrease in our TSR. Our TSR increased 15% from 2019 to 2022, while our Peer Group experienced a 33% increase in TSR over the same time period. We have outperformed our Peer Group during the last two Covered Years.

52 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Compensation Actually Paid and Company Net Income.
The chart below illustrates for the Covered Years the Compensation Actually Paid to our PEO and
Non-PEO
NEOs in relation to Company net income. Our 2021 net income was negatively impacted by an impairment of $340 million related to net assets contributed to a joint venture in South America. Over the three-year period, however, we experienced a 19% increase in net income.

Compensation Actually Paid and Company Adjusted EBITDA.
The chart below illustrates for the Covered Years the Compensation Actually Paid to our PEO and
Non-PEO
NEOs in relation to our Adjusted EBITDA. During the three-year period, we increased Adjusted EBITDA by approximately 10%.

INGREDION INCORPORATED	2023 PROXY STATEMENT 53

Most Important Financial Performance Measures
We set forth below the four performance measures that represented the most important measures used to link Compensation Actually Paid to our PEO and
Non-PEO
NEOs (as calculated in accordance with Item 402(v) of Regulation
S-K)
to Company performan
ce fo
r 2022. The measures in this table are not ranked.

Adjusted EBITDA

Adjusted ROIC

Relative Total Shareholder Return versus Peer Group

Net Sales Growth
As discussed in the Compensation Discussion and Analysis section of this proxy statement under “Elements of Compensation,” these measures were used to evaluate the performance of our NEOs under both our annual incentive plan and our long-term incentive plan and to incentivize our NEOs to increase long-term value for our stockholders.

54 INGREDION INCORPORATED	2023 PROXY STATEMENT

Executive Compensation

Compensation Committee Report

The People, Culture, and Compensation Committee of the Board of Directors reports that it has reviewed and discussed with the Company’s management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that such section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

People, Culture, and Compensation Committee

R. L. Jordan, Chair

D. B. Fischer

C. V. Magro

Compensation Committee Interlocks and Insider Participation

None of the PCC Committee members:

•	has ever been an officer or employee of the Company, or

•	had a relationship during 2022 that is required to be disclosed under SEC rules relating to disclosure of transactions with related persons.

In 2022, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board of Directors or our PCC Committee.

INGREDION INCORPORATED	2023 PROXY STATEMENT 55

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

In this Proposal 2, in accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, other than the information presented in “Pay Versus Performance Disclosure” under “Executive Compensation.” The Board of Directors has determined to seek such a vote annually until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

In the discussion under the heading “Compensation Discussion and Analysis” beginning on page 23, we discuss in detail how our compensation programs support our business and financial objectives, how they work, how they are administered under the direction of our PCC Committee and how the PCC Committee’s decisions concerning the 2022 compensation of our named executive officers were directly tied to our performance.

At our 2022 annual meeting, 95.6% of the shares voted were cast in support of the compensation of our named executive officers as disclosed in the proxy statement for that meeting. We ask that you again support the compensation of our named executive officers, as disclosed in this proxy statement for this annual meeting. Because your vote is advisory, it will not be binding on the board or the Company. The board and the PCC Committee, however, will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We have a long-standing record of delivering strong performance for our stockholders. Our executive compensation programs have played a material role in our ability to achieve strong financial results and attract, retain, and motivate a highly experienced, successful team to manage the Company.

We believe that our executive compensation programs are structured to effectively support the Company and our business objectives in a manner that comports with market practices.

•

Our compensation programs are substantially tied to key business objectives and the creation of long-term shareholder value. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

•	We maintain a high level of corporate governance over our executive pay programs.

•

We closely monitor our compensation programs and the pay levels of executives of companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

The Board of Directors unanimously recommends that you vote FOR the following proposal:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in the proxy statement for the Company’s 2023 annual meeting of stockholders.

56 INGREDION INCORPORATED	2023 PROXY STATEMENT

Review and Approval of Transactions with Related Persons

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” that generally would be subject to disclosure by the Company under SEC rules requiring disclosure of transactions with related persons.

Under the policy, “related persons” consist of the following:

•	directors or nominees for directors,

•	executive officers,

•	beneficial owners of more than 5%, of the Company’s outstanding common stock,

•	the immediate family members of any of the above persons, and

•

an entity in which any of the above persons acts as an officer or general partner or otherwise controls, or in which such person, together with any other persons referred to above, holds an ownership interest of at least 10%.

The policy covers any transaction with related persons involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

Transactions with related persons must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director, by all of the disinterested and independent members of the board. In considering the transaction, the Audit Committee or disinterested and independent directors will consider all relevant factors, including, as applicable:

•	the size of the transaction and the amount payable, directly or indirectly, to a related person,

•	the nature of the interest or involvement of the related person in the transaction,

•	whether the transaction creates an appearance of a conflict of interest or unfair dealing,

•	whether the rates or charges and other key terms involved in the transaction were determined by competitive bids,

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties, and

•	the impact of the transaction on the Company and its stockholders.

Procedures

The evaluation and approval of transactions with related persons under the policy are required to be conducted in accordance with the following procedures:

•	The Chief Financial Officer will advise the Chair of the Audit Committee of any related-person transaction of which he or she becomes aware.

•

The Audit Committee will consider such related-person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or, to the extent permissible under applicable standards, ratification of the related-person transaction requires consideration by all of the disinterested and independent members of the Board of Directors, the related-person transaction will be considered at the board’s next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

•

Except as set forth below, any related-person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the Company unless the consummation of the transaction, to the extent permissible under applicable standards, is expressly subject to ratification by the Audit Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the Company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related-person transactions in advance, so as to allow appropriate review under the Company’s guidelines.

•

If the Company enters into a transaction that (a) the Company was not aware constituted a related-person transaction at the time it was entered into but which it subsequently determines is a related-person transaction prior to full performance thereof or (b) did not constitute a related-person transaction at the time such transaction was entered into but thereafter becomes a related-person transaction

INGREDION INCORPORATED	2023 PROXY STATEMENT 57

Audit Committee Report

prior to full performance thereof, then in either such case the related-person transaction will be presented for ratification in the manner set forth above. If the related-person transaction is not ratified, then the Company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the Company act in breach of any contractual obligations or otherwise expose itself to legal liability.

•

The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related-person transaction not less than annually, or upon termination of or anticipated significant change in the related-person transaction. Anticipated significant changes will be subject to the approval procedures required for initial approval of a related-person transaction.

Since January 1, 2022, there have been no related-person transactions subject to approval under the foregoing policy and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors reports that it has: (a) reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2022; (b) discussed with KPMG LLP (“KPMG”), the independent registered public accounting firm serving as the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (c) received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Audit Committee

V. J. Reich, Chair

P. Hanrahan

C. A. Suever

D. A. Wilson

58 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 3. Advisory Vote on the Frequency of Advisory Vote to Approve the Compensation of Our Named Executive Officers

Proposal 3. Advisory Vote on the Frequency of Advisory Vote to Approve the Compensation of Our Named Executive Officers

The Board of Directors is asking stockholders in this Proposal 3 to vote, on a non-binding, advisory basis, on whether future advisory votes on named executive officer compensation should occur every one year, every two years, or every three years.

In Proposal 2, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. The Company is required under Section 14A of the Exchange Act and the SEC’s rules thereunder to hold this advisory “Say-on-Pay” vote at least once every three years and to hold an advisory vote regarding the frequency with which Say-on-Pay votes will be included in the Company’s annual proxy statement at least once every six years (referred to as “Say-on-Pay Frequency”).

The Board of Directors recommends that future advisory votes on named executive officer compensation occur every one year (annually) consistent with the Company’s past Say-on-Pay Frequency. Although the Company’s executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s public disclosures on executive compensation are made annually. The Board of Directors has considered that an advisory vote on named executive officer compensation annually will allow stockholders to provide more immediate feedback on Ingredion’s compensation philosophy, objectives, and practices as disclosed in the Company’s annual proxy statement.

Stockholders are not voting in this proposal to approve or disapprove the board’s recommendation. Stockholders will be able to specify one of the following four choices for this proposal on the proxy card or voting instruction form:

•	a Say-on-Pay advisory vote every one year;

•	a Say-on-Pay advisory vote every two years;

•	a Say-on-Pay advisory vote every three years; or

•	abstention from voting.

Generally, a proposal presented to stockholders, such as this Proposal 3, will be approved by the affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock present in person or by proxy at the annual meeting and entitled to vote on the proposal. However, because the vote on this proposal is not binding on the Board of Directors or the Company, if none of the specified frequency options – every one year, every two years or every three years – receives the affirmative vote of holders of a majority of the voting power of the shares present in person or by proxy, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders.

Although this vote is not binding on the Board of Directors or the Company, the Board of Directors and the People, Culture, and Compensation Committee will consider the outcome of this vote in making a determination on the frequency with which advisory votes on named executive officer compensation will be included in the Company’s annual proxy statement. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the Board of Directors in the future may decide to conduct advisory votes on a more or less frequent basis.

Following the annual meeting, the Board of Directors will make its frequency determination and disclose that determination to stockholders in a current report on Form 8-K.

The Board of Directors unanimously recommends that stockholders vote FOR “Every one year” as the frequency with which the Company should hold a stockholder advisory vote to approve the compensation of its named executive officers as disclosed in the Company’s annual proxy statement.

INGREDION INCORPORATED	2023 PROXY STATEMENT 59

Proposal 4. Ratification of Appointment of KPMG as Our Independent Registered Public Accounting Firm

Proposal 4. Ratification of Appointment of KPMG as Our Independent Registered Public Accounting Firm

In this Proposal 4, the Board of Directors is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Although the Company is not required to seek stockholder approval of this appointment, the board is submitting a proposal for stockholders to ratify such approval as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will evaluate the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such an appointment would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Audit Committee has appointed KPMG as the independent registered public accounting firm of the Company and its subsidiaries for the fiscal year ending December 31, 2023. KPMG also performs certain other audit-related and tax services for the Company. KPMG has served as the Company’s independent auditor since 1997.

Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

The following is a summary of professional services provided by KPMG during the years ended December 31, 2022 and 2021, and the fees paid by the Company for such services.

	2022	2021

Audit Fees	$4,340,932	$4,384,870

Audit-Related Fees	$61,010	$46,045

Tax Fees	$—	$—

All Other Fees	$—	$—

Total	$4,401,942	$4,430,915

Audit Fees

Audit fees include fees for services related to the annual consolidated financial statements and internal control over financial reporting, completion of limited reviews of quarterly financial information and foreign statutory audits.

Audit-Related Fees

Audit-related fees include fees for services related to benefit plan audits, review of government filings, attestation, and compliance reports.

Tax Fees

Although no such fees were paid in the past two years, tax fees primarily relate to tax compliance and consultation in the various countries in which the Company operates.

All audit, audit-related, and tax services performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence. In addition, all non-audit-related KPMG fees are approved by the Audit Committee in advance of the engagement.

60 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 5. Approval and Ratification of a Company Bylaw Requiring an Exclusive Forum for Certain Legal Actions

Proposal 5. Approval and Ratification of a Company Bylaw Requiring an Exclusive Forum for Certain Legal Actions

In this Proposal 5, the Board of Directors is asking stockholders to approve and ratify Article XII of the Company’s bylaws as amended and restated as of September 22, 2022 and currently in effect (the “Bylaws”), which requires an exclusive forum for certain actions.

Article XII of the Bylaws (the “Exclusive Forum Bylaw”) provides for (i) courts located within the State of Delaware (the Company’s state of incorporation) to serve as the sole exclusive forum for the adjudication of certain legal actions involving the Company (the “Delaware exclusive forum provision”) and (ii) the federal district courts of the United States of America to serve as the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended (the “federal exclusive forum provision”), unless, in either case, a majority of the board consents in writing to the selection of an alternative forum.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors approved the Exclusive Forum Bylaw as of September 22, 2022. The Exclusive Forum Bylaw became effective as of that date and is effective as of the date of this proxy statement. In approving the Exclusive Forum Bylaw, consistent with its commitment to strong corporate governance practices, the board resolved that the bylaw would be submitted for approval and ratification by the stockholders at this annual meeting. If stockholders do not approve and ratify the Exclusive Forum Bylaw at the annual meeting, the Board of Directors will amend the Bylaws promptly after the meeting to remove Article XII from the Bylaws. In such an event, the board may conduct further outreach to stockholders on the subject of exclusive forum provisions.

The Board of Directors and the Corporate Governance and Nominating Committee believe that, for the reasons set forth below, the Exclusive Forum Bylaw is in the best interests of the Company and its stockholders.

The following summary of the Exclusive Forum Bylaw is qualified in its entirety by reference to the complete text of Article XII, which is set forth in Appendix B to this proxy statement and incorporated by reference into this proposal. Stockholders are urged to read the complete text of the Exclusive Forum Bylaw.

Delaware Exclusive Forum Provision

Article XII states that, unless a majority of the board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, or other employee of the Company to the Company or the Company’s stockholders;

•

any action asserting a claim against the Company or any of its directors, officers, or other employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the Company’s bylaws, or the Company’s certificate of incorporation;

•	any action asserting a claim against the Company or any of its directors, officers, or other employees governed by the internal affairs doctrine of the State of Delaware; and

•	any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL.

The Board of Directors believes that the Company and its stockholders will benefit from having the specified types of corporate claims litigated in Delaware. Delaware courts have considerable expertise and have developed a substantial and influential body of case law on which they can draw in addressing issues of Delaware corporate law. The Delaware Court of Chancery employs procedures that can provide relatively expeditious decisions for resolution of claims, potentially limiting the time, cost and uncertainty of protracted litigation for the parties. In providing that Delaware courts will serve as the exclusive forum for internal corporate claims involving the Company or its directors, officers, or employees, the Delaware exclusive forum provision is intended to avoid the added costs, unpredictability and risk of inconsistent outcomes (even though each court may purport to follow Delaware law) that could arise when duplicative internal corporate claims proceed in different courts.

Federal Exclusive Forum Provision

Article XII also states that, unless a majority of the board consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

INGREDION INCORPORATED	2023 PROXY STATEMENT 61

Proposal 5. Approval and Ratification of a Company Bylaw Requiring an Exclusive Forum for Certain Legal Actions

The Board of Directors believes that the Company and its stockholders would benefit from having any causes of action arising under the Securities Act resolved in the federal district courts of the United States. In determining to approve the federal exclusive forum provision and recommend its approval and ratification by stockholders, the Board of Directors considered that the provision could promote efficiencies in the Company’s management of Securities Act litigation by:

•	limiting forum-shopping in state court by plaintiffs; and

•

enabling the Company to avoid litigating actions involving the same matter in state and federal courts, with the associated duplication of litigation expenses and the possibility of inconsistent outcomes, and to obtain consolidation of multi-jurisdictional litigation.

The Board of Directors also considered that the Company and its stockholders would benefit from submission of Securities Act claims for resolution by federal courts because of the experience and expertise of federal courts in adjudicating such claims.

Other Considerations

Approval and ratification of the Exclusive Forum Bylaw is not being proposed in anticipation of any specific litigation or transaction.

Under the Exclusive Forum Bylaw, the Company would retain the ability to consent to an alternative forum in appropriate circumstances where the Board of Directors determines that the interests of the Company and its stockholders would be best served by permitting a particular internal corporate claim or Securities Act lawsuit to proceed in a forum other than the courts designated by the Exclusive Forum Bylaw.

The Exclusive Forum Bylaw regulates only the forum in which our stockholders may pursue internal corporate claims and claims arising under the Securities Act. Accordingly, it does not restrict the ability of our stockholders to bring these claims, nor does it affect the remedies available if the claims were ultimately successful. Further, the federal exclusive forum provision does not specify the federal district courts in any particular state as the exclusive forum for Securities Act claims, thus permitting a plaintiff bringing such a claim to select, on the basis of convenience or other factors, the federal district courts in any state as the forum in which to pursue the claim.

The Exclusive Forum Bylaw could discourage internal corporate claims or claims arising under the Securities Act against the Company or its directors, officers, or stockholders, or limit stockholders’ ability to bring such claims in a forum they consider advantageous, whether they consider such an alternative forum to be more convenient or more favorable for their claims (among other reasons). Further, the Exclusive Forum Bylaw could require stockholders to incur litigation costs in bringing any actions to contest the bylaw’s enforceability.

The Delaware exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules or regulations thereunder, or any other claim over which the U.S. federal district courts have exclusive jurisdiction. In addition, although Delaware law expressly permits companies incorporated in Delaware to adopt bylaws designating courts in Delaware as the exclusive forum for internal corporate claims, there can be no assurance that courts in other states would enforce the Delaware exclusive forum provision and transfer any designated proceeding to Delaware courts.

If a court were to find the Exclusive Forum Bylaw inapplicable to, or unenforceable in respect of, one or more of the types of actions and proceedings to which we intend to apply it, we may incur additional costs associated with resolving such matters in jurisdictions other than those prescribed in the Exclusive Forum Bylaw, which could adversely affect our business, financial condition, or results of operations.

The Board of Directors unanimously recommends that you vote FOR the approval and ratification of Article XII of the Company’s Bylaws requiring an exclusive forum for certain legal actions.

62 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

In this Proposal 6, the Board of Directors is asking stockholders to approve the Ingredion Incorporated 2023 Stock Incentive Plan (the “2023 Plan” or the “Plan”). If approved by stockholders, the 2023 Plan will replace the current stockholder-approved Ingredion Incorporated Stock Incentive Plan (the “Current Plan”), which will automatically expire on May 1, 2024.

We are seeking approval of the 2023 Plan to comply with NYSE stockholder approval requirements applicable to equity plans.

Upon the recommendation of the People, Culture, and Compensation Committee, the Board of Directors approved the 2023 Plan, subject to stockholder approval at this annual meeting, on March 15, 2023. If approved by stockholders at the annual meeting, the 2023 Plan will be effective at the time of stockholder approval. Upon the effectiveness of the 2023 Plan, the Company will cease making awards under the Current Plan.

Under the 2023 Plan, we will be authorized to grant a variety of stock-based awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock and performance shares. There will be available for issuance under the 2023 Plan, subject to adjustment under the Plan provisions described below, 3,100,000 shares of common stock plus the number of shares of common stock currently authorized under the Current Plan and available for issuance as of the effective date of the 2023 Plan, which is approximately 2,300,000 shares of common stock as of the date of this proxy statement, for an approximate total of 5,400,000 shares of common stock as of the date of this proxy statement.

The Board of Directors and the People, Culture, and Compensation Committee believe that approval of the 2023 Plan is in the best interests of the Company and its stockholders. Approval of this proposal is necessary to enable us to continue to recruit, retain and motivate employees critical to our success and to reinforce the alignment of our compensation programs with the interests of our stockholders.

If stockholders do not approve the 2023 Plan, the Company will continue to make stock-based awards under the Current Plan until its expiration.

Our executive officers and directors have an interest in this proposal as they would be eligible to receive awards under the 2023 Plan representing a right to acquire shares of common stock authorized by the Plan. See “Plan Benefits” below for additional information.

Stockholders are urged to read this entire proposal and the complete 2023 Plan document, which is attached as Appendix C to this proxy statement in the form in which it would be effective upon approval of the 2023 Plan by stockholders.

The Board of Directors unanimously recommends that you vote FOR approval of the Ingredion Incorporated 2023 Stock Incentive Plan.

How Our Plan is Designed to Protect Stockholder Interests

The Board of Directors has designed the 2023 Plan to include terms that it believes reinforce the alignment between our equity-based compensation arrangements and the interests of our stockholders.

These terms include the following, among others:

•	No “evergreen” provisions: The 2023 Plan does not have any reload or “evergreen” share replenishment features.

•

Share usage: The number of shares available for future awards under the 2023 Plan will be reduced by 2.0 shares for each share that is subject to an award other than a stock option or a stock appreciation right.

•

No liberal share recycling: Shares subject to an award under the 2023 Plan will not be available for issuance under the Plan if the shares were (i) subject to a stock option or a stock-settled stock appreciation right and were not issued or delivered upon the net settlement or net exercise of such option or stock appreciation right or (ii) repurchased by the Company on the open market with the proceeds of an option issuance.

•

Minimum vesting: Awards under the 2023 Plan will generally be subject to a one-year vesting requirement, except with respect to awards representing in the aggregate a maximum of 5% of shares issuable as new awards under the Plan.

•

Vesting in dividends and dividend equivalent rights: Dividends and dividend equivalent rights credited with respect to restricted stock units and performance awards will be subject to the same vesting conditions and (with respect to performance awards) other restrictions that apply to such awards.

•	Limits on terms of stock options and stock appreciation rights: The maximum term of stock options and stock appreciation rights that may be granted under the 2023 Plan is ten years.

INGREDION INCORPORATED	2023 PROXY STATEMENT 63

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

•

No repricing of stock options or stock appreciation rights: The 2023 Plan generally prohibits repricing stock options and stock appreciation rights without stockholder approval, whether by reducing the purchase or base price or by exchanging the stock option or stock appreciation right for cash or a new award with a lower purchase or base price.

•

Awards subject to clawback: Awards under the 2023 Plan and any cash payment or shares of common stock delivered pursuant to an award will be subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time.

Share Authorization and Dilution

The following table provides information, as of March 22, 2023, about awards outstanding under the Current Plan.

Number of Stock Options Outstanding	2,270,829
Weighted Average Exercise Price	$94.75
Weighted Average Remaining Term (in years)	5.6

Number of Full-Value Awards Outstanding (restricted shares, restricted stock units, performance shares and phantom stock units)	1,104,769

Number of Shares Remaining Available for Future Grant	2,292,422

Common Shares Outstanding (as of March 22, 2023)	65,971,241

For additional information about awards under the Current Plan, see “Equity Compensation Plan Information as of December 31, 2022” below.

Summary of Material Plan Provisions

The following summary of the material provisions of the 2023 Plan is qualified in its entirety by reference to the complete text of the Plan in the form in which it would be effective upon the approval of this proposal. The text of the 2023 Plan is attached as Appendix C to this proxy statement and incorporated by reference into this proposal. The following summary is qualified in all respects by reference to the text of the 2023 Plan, which stockholders are encouraged to read in its entirety.

Purpose of the Plan. The purposes of the Plan are (i) to align the interests of the stockholders of the Company and the recipients of awards under the Plan by increasing the proprietary interest of the recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, outside directors, consultants, independent contractors and agents and (iii) to motivate these individuals to act in the long-term best interests of the Company and its stockholders.

Administration. The People, Culture, and Compensation Committee of the Board of Directors (the “Committee”) will be responsible for administration of the Plan. The Plan provides that the Committee will consist of two or more members of the board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the rules of the NYSE. Subject to the express provisions of the Plan, the Committee will have the authority to select eligible persons for participation in the Plan and determine all of the terms and conditions of each grant and award.

Each grant and award will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee shall approve. The Committee will have the authority to establish rules and regulations for administration of the Plan and to decide questions of interpretation of any provisions of the Plan. All such rules, regulations, interpretations and conditions will be conclusive and binding on all parties. In addition, the Committee will have the authority to delegate some or all of its power and authority under the Plan to the Board of Directors or, subject to applicable law, to a subcommittee of the Board of Directors, a member of the Board of Directors, or one or more executive officers as the Committee deems appropriate, except with respect to awards pertaining to certain officers and directors.

Subject to satisfaction of the minimum vesting conditions set forth in the Plan, the Committee will have the authority, in its discretion and for any reason, to take action such that (i) any or all outstanding options and stock appreciation rights will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding awards will lapse, (iii) all or a portion of the performance period applicable to any outstanding awards will lapse and (iv) the performance measures (if any) applicable to any outstanding awards will be deemed to be satisfied at the target, maximum or any other level.

Eligibility and Participation. All officers, other employees, non-employee directors, consultants, independent contractors, and agents of the Company and its subsidiaries will be eligible to receive awards under the Plan at the discretion of the Committee. As of the date of this proxy statement, if the Plan were in effect, 11 directors of the Company (including one director who is an executive officer), 10 executive officers of the Company and approximately 11,700 employees of the Company and its subsidiaries would be eligible to be selected by the Committee to receive awards under the Plan.

64 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

Shares Authorized for Issuance; Share Usage. If our stockholders approve the Plan, there will be available for issuance for future awards, as of the date of stockholder approval:

•	3,100,000 shares of common stock authorized by the Plan, plus

•

the number of shares of common stock currently authorized under the Current Plan and available for issuance as of the effective date of the Plan, which is approximately 2,300,000 shares of common stock as of the date of this proxy statement.

The number of shares of common stock authorized for issuance as of any date will be subject to adjustment upon the occurrence of certain events as described below under “Adjustment.”

Whenever an award is granted under the Plan, the number of shares of common stock available for future awards will be reduced by one share for each share of common stock subject to a stock option or stock appreciation right that is granted and by 2.0 shares for all other awards. For example, if 100 shares of restricted stock are issued, the number of shares available for new awards will be reduced by 200, and if 100 stock options or stock appreciation rights that may be settled in stock or cash are issued, the number of shares available for future awards will be reduced by 100. The number of shares of common stock available for future awards will not be reduced if an award may only be settled in cash.

If an award expires, terminates, is canceled or forfeited, the shares subject to that award will be available for future awards to the extent the number of shares available under the Plan was reduced when such award was granted (excluding shares subject to an option cancelled upon settlement in shares of a related tandem stock appreciation right or shares subject to a tandem stock appreciation right cancelled upon exercise of a related option). Shares of common stock subject to an award under the Plan may not be made available for issuance under the Plan if such shares are (i) shares that were subject to a stock option or stock-settled stock appreciation right and were not issued or delivered upon the net settlement or net exercise of such option or stock appreciation right, or (ii) shares repurchased by the Company on the open market with the proceeds of an option exercise. Shares tendered by the participant or withheld by the Company to pay withholding taxes related to an award under the Plan will be available again for future awards.

Shares of common stock issued in accordance with the Plan will be made available from authorized and unissued shares of common stock, or authorized and issued shares of common stock reacquired and held as treasury shares or otherwise, or a combination thereof.

As of March 22, 2023, the Closing Price of the Company’s common stock was $97.80.

Change in Control. In the event of certain acquisitions of 20% or more of the common stock, a change in a majority of the board, a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company’s stockholders receive 50% or more of the stock of the surviving company) or a liquidation or dissolution of the Company (collectively referred to as a “Change in Control”), and subject to the terms of the applicable award agreements, the Board of Directors (as constituted prior to such Change in Control), may, in its discretion:

•

to the extent outstanding awards under the Plan are not assumed or substituted for by the acquiring company, require that: (i) some or all outstanding options and stock appreciation rights will become exercisable in full or in part; (ii) the restriction period applicable to some or all outstanding stock awards will lapse in full or in part; (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part; and (iv) the performance measures applicable to some or all outstanding awards will be deemed to be satisfied at the target, maximum or any other level; and

•

to the extent outstanding awards under the Plan are assumed or substituted for by the acquiring company, require that if the acquiring company terminates a participant’s employment without cause upon or within two years following such Change in Control: (i) some or all of the participant’s outstanding options and stock appreciation rights will become exercisable in full or in part; (ii) the restriction period applicable to some or all of the participant’s outstanding stock awards will lapse in full or in part; (iii) the performance period applicable to some or all of the participant’s outstanding awards will lapse in full or in part; and (iv) the performance measures applicable to some or all outstanding awards will be deemed to be satisfied at the target level.

Adjustment. The Plan provides for adjustments to the shares of common stock issuable under the Plan and the terms of outstanding awards in the event of any equity restructuring that causes the per share value of shares of common stock to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available, and the individual share limitations for recipients of awards. In any such event, the Committee will appropriately adjust:

•	the number and class of securities under the Plan;

•

the terms of each outstanding option and stock appreciation right, including the number and class of securities subject to each outstanding option or stock appreciation right and the purchase price or base price per share;

•	the terms of each outstanding stock award, including the number and class of securities subject to the award; and

•	the terms of each outstanding performance award, including the number and class of securities subject to the award.

In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, the Committee may make such equitable adjustments described above as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. In any event, the Committee’s decision with respect to any such adjustment will be final, binding and conclusive.

INGREDION INCORPORATED	2023 PROXY STATEMENT 65

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

Effective Date, Termination and Amendment. The Plan will become effective if it is approved at the annual meeting by the holders of a majority of the voting power of the Company’s shares of common stock present in person or by proxy at the meeting and will become effective as of the date of the stockholder approval. The Plan will terminate on the first annual meeting of the Company’s stockholders that is on or after the tenth anniversary of the Plan’s effective date, unless terminated earlier by the Board of Directors. If the Plan is terminated, the terms and provisions of the Plan will, regardless of the termination, continue to apply to awards granted before the termination. No awards will be granted under the Current Plan after the Plan becomes effective. Awards under the Plan may be made at any time before the termination of the Plan, provided that no incentive stock option will be granted later than ten years after the date on which the Plan was approved by the Board of Directors. If the Plan is not approved by the stockholders of the Company, the Plan will be null and void.

The Board of Directors may amend the Plan at any time, provided, that no amendment to the Plan will be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the NYSE, or (ii) such amendment seeks to modify the non-employee director compensation limit or the prohibition on repricing set forth in the Plan. Further, no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

No Repricing. The Company may not, without stockholder approval, (i) reduce the purchase price or base price of any previously granted option or stock appreciation right, (ii) cancel any previously granted option or stock appreciation right in exchange for another option or stock appreciation right with a lower purchase price or base price or (iii) cancel any previously granted option or stock appreciation right in exchange for cash or another award if the purchase price of the option or the base price of the stock appreciation right exceeds the fair market value of a share of common stock on the date of cancellation, in each case, other than in connection with a Change in Control or adjustment provisions set forth in the Plan.

Minimum Vesting Period for Awards. Awards granted under the Plan (other than cash-based awards) may not provide for vesting that is any more rapid than the lapse of a period of at least 12 months, except for (i) substitute awards granted in connection with awards that are assumed, converted or substituted because of a merger, acquisition or similar transaction, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders, and (iv) any additional awards the Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the Plan. These restrictions will not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award or otherwise in the event of retirement, death, disability or a Change in Control.

Fair Market Value. The Plan generally defines Fair Market Value as used with respect to awards thereunder to mean:

•

the closing price of a share of common stock as reported on the NYSE on the date as of which such value is being determined or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported, provided that the Company may in its discretion use the closing price of a share of common stock on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes; and

•

if the common stock is not listed on a national stock exchange or if the fair market value for any date cannot be determined, the fair market value will be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Internal Revenue Code.

Stock Options and Stock Appreciation Rights—General. The Committee may grant to eligible participants options to purchase shares of common stock which are either nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Committee also may grant stock appreciation rights either independently of, or in tandem with, stock options. The exercise of a stock appreciation right entitles the holder to receive shares of common stock (which may be restricted stock), cash or a combination thereof with a value equal to the difference between the fair market value of the common stock on the exercise date and the base price of the stock appreciation right.

The Committee will determine the terms of each option and stock appreciation right, including the number and exercise price or base price of the shares subject to the option or stock appreciation right, the term of the option or stock appreciation right and the conditions to the exercisability of the option or stock appreciation right. Upon exercise of an option, the purchase price must be paid (i) in cash, (ii) by delivery of shares of common stock having a fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (iii) by authorizing the Company to withhold whole shares of common stock which would otherwise be delivered having an aggregate fair market value, determined as of the date of exercise, equal to the amount necessary to satisfy the payment obligation, (iv) in cash by a broker-dealer acceptable to the Company to whom the optionee submitted an irrevocable notice of exercise, or (v) by a combination of cash, delivery of shares of common stock and authorizing the Company to withhold whole shares of common stock.

Nonqualified Stock Options and Stock Appreciation Rights. The exercise price of a nonqualified stock option and the base price of a stock appreciation right will not be less than 100% of the fair market value of the common stock on the date of grant (or, in the case of a stock appreciation right, if earlier, the date of grant of the option for which the stock appreciation right is exchanged or substituted), provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option.

No nonqualified stock option will be exercisable more than ten years after its date of grant. The period for the exercise of a nonqualified stock option or stock appreciation right following termination of employment will be as described either in the applicable award agreement or otherwise specified by the Committee.

66 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

Incentive Stock Options. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the common stock on the date of grant of such option, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the option exercise price will be the price required by the Internal Revenue Code, currently 110% of fair market value.

No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option is a ten percent holder, in which case the option will be exercisable for no more than five years after its date of grant. Subject to the adjustment provisions in the Plan, if the Plan is approved by our stockholders, the maximum number of shares of common stock that may be issued under the Plan in the form of incentive stock options is 3,100,000 shares.

The period for the exercise of a nonqualified stock option or stock appreciation right following termination of employment will be as described either in the applicable award agreement or otherwise specified by the Committee.

Unless otherwise provided in the applicable award agreement, the period for the exercise of an incentive stock option following termination of employment will be as described herein. In the event of a termination of employment by reason of permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), incentive stock options will be exercisable only to the extent the options were exercisable on the effective date of the optionee’s termination of employment for a period of no more than one year after the termination (or such shorter period as determined by the Committee), but in no event after the expiration of the incentive stock option. In the event of a termination of employment by reason of death, incentive stock options will be exercisable only to the extent the options were exercisable on the effective date of the termination for a period of three years after the date of death, but in no event after the expiration of the incentive stock option. In the event an employee is terminated for Cause (as defined in the Plan), any incentive stock options held by such individual will terminate on the date of the termination of employment. In the event of a termination of employment for any other reason, incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of 90 days after the termination, but in no event after the expiration of the incentive stock option. If the holder of an incentive stock option dies during the specified periods following termination of employment by reason of permanent and total disability or for any other reason (except termination of employment which is for Cause), each incentive stock option will be exercisable only to the extent the option was exercisable on the date of the holder’s death, and may thereafter be exercised for a period of no more than three years, but in no event after expiration of the incentive stock option.

Bonus Stock Awards, Restricted Stock Awards, Restricted Stock Unit Awards, or Other Stock Awards. The Plan provides for the grant of (i) bonus stock awards, which are vested upon grant, (ii) restricted stock awards, (iii) restricted stock unit awards, and (iv) other stock awards. An award of restricted stock or of a restricted stock unit may be subject to specified performance measures for the applicable restriction period. Shares of restricted stock and restricted stock units will be non-transferable. Shares of restricted stock and restricted stock units will be subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period, and if the restricted stock or restricted stock unit is subject to performance measures, if the performance measures are not attained during the restriction period. Unless otherwise set forth in the award agreement, the holder of a restricted stock award will have all of the rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of common stock subject to the award, provided that a distribution or dividend with respect to shares of common stock, including a regular cash dividend, will be deposited with the Company and be subject to the same restrictions as the shares of common stock. Prior to settlement, the holder of a restricted stock unit award will have no rights as a stockholder of the Company with respect to the shares of common stock subject to the award.

Performance Awards. The Plan also provides for the grant of performance awards. Each performance award is a right, contingent upon the attainment of specified performance measures within a specified performance period, to receive one share of common stock or the fair market value of such performance award in cash or a combination thereof. Prior to the settlement of a performance award in shares of common stock, the holder of the award will have no rights as a stockholder of the Company with respect to the shares of common stock subject to the award. Performance awards will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the applicable performance period.

Performance Measures. Under the Plan, the vesting or payment of performance awards will be, and the vesting or payment of other awards, including awards of options, stock appreciation rights, restricted stock or restricted stock units may be, subject to the satisfaction of performance measures. The performance measures applicable to a particular award will be determined by the Committee at the time of grant of the award. Under the Plan, such performance measures may be based on one or more of the following business criteria, determined with respect to the performance of the Company as a whole, or, where determined to be appropriate by the Committee, with respect to the performance of one or more regions, divisions or groups within the Company, or with respect to the performance of individual participants for the applicable performance period:

•	net sales;

•	pretax income before allocation of corporate overhead and bonus;

•	budget;

•	earnings per share;

•	net income

•	return on stockholders’ equity;

INGREDION INCORPORATED	2023 PROXY STATEMENT 67

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

•	return on assets;

•	return on capital employed;

•	attainment of strategic and operational initiatives;

•	appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company;

•	market share;

•	gross profits;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	economic value-added models;

•	comparisons with various stock market indices;

•	increase in number of customers and/or reductions in costs;

•	total stockholder return (based on the change in the price of a share of the Company’s common stock and dividends paid);

•	operating income;

•	cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); or

•	such other goals as the Committee may determine, whether or not listed in the Plan.

In establishing a performance measure or determining the achievement of a performance measure, the Committee may provide that achievement of the applicable performance measure may be amended or adjusted to include or exclude components of any performance measure, including, without limitation:

•	foreign exchange gains and losses;

•	asset writedowns;

•	acquisitions and divestitures;

•	change in fiscal year;

•	unbudgeted capital expenditures;

•	special charges, such as restructuring or impairment charges;

•	debt refinancing costs;

•	extraordinary or noncash items;

•	unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements; or

•	changes in law or accounting principles.

Federal Tax Considerations

The following discussion is only a general summary of the possible material U.S. federal income tax consequences that could result under the Plan and should not be relied upon as being a complete statement. This discussion does not address foreign, state, local or other tax consequences that could result under the Plan.

Nonqualified Stock Options. A person granted a nonqualified option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction for federal income tax purposes at that time. A recipient of a nonqualified stock option generally will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), and the Company will be allowed a deduction for federal income tax purposes on the date a nonqualified option is exercised in an amount equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the shares so acquired over the option exercise price.

The tax basis of a share acquired by exercise of a nonqualified option with a cash payment will be its fair market value used to determine the amount of taxable compensation arising from the exercise of the option. The holding period for purposes of determining whether a subsequent sale of such share results in the recognition of short-term or long-term capital gain or loss (“holding period”) will commence on the day of transfer of the share to the optionee.

68 INGREDION INCORPORATED	2023 PROXY STATEMENT

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

Incentive Stock Options. A recipient of an incentive stock option will not recognize taxable income at the time of grant or at the time of exercise thereof, and the Company will not be allowed a deduction for federal income tax purposes at either time. However, the excess, if any, of the fair market value (determined as of the date of exercise) of the shares acquired by exercise over the option exercise price will be included in alternative minimum taxable income subject to the alternative minimum tax and, if the recipient is subject to such tax, will increase the amount thereof, unless such shares are disposed of in a disqualifying disposition (as defined below) during the same year. If a recipient exercises an incentive stock option and does not dispose of the shares so acquired within the period ending on the later of (i) two years after the option was granted and (ii) one year after the date of transfer of the shares to the optionee (any disposition within such period being called a “disqualifying disposition”), then upon disposition of the shares: (1) the amount, if any, realized in excess of the option exercise price will be treated as long-term capital gain; (2) the amount, if any, by which the option exercise price exceeds the amount realized upon such disposition will be treated as long-term capital loss; and (3) the Company will not be allowed any deduction for federal income tax purposes with respect to the sale of the shares.

If a recipient exercises an incentive stock option and disposes of the shares so acquired in a disqualifying disposition, then upon such disposition of such shares:

(1)

if the amount realized upon the disposition is equal to or greater than the fair market value of the shares on the date of exercise: (a) the amount, if any, by which such fair market value exceeds the option exercise price of the shares will be treated as compensation taxable as ordinary income to the optionee in the year of the disposition; and (b) the amount, if any, realized in excess of such fair market value will be treated as short-term or long-term capital gain (depending upon how long such shares were held);

(2)

if the amount realized upon the disposition is less than the fair market value of the shares on the date of exercise but not less than the option exercise price of the shares, the excess of the amount realized upon the disposition over the option exercise price will be treated as compensation taxable as ordinary income to the optionee in the year of the disposition;

(3)

if the amount realized upon the disposition is less than the option exercise price of the shares, the excess of the option exercise price over the amount realized will be treated as short-term or long-term capital loss (depending on how long such shares were held);

(4)

notwithstanding subparagraphs (2) and (3) of this paragraph, if the disqualifying disposition is a transaction (such as a sale between related parties or a gift) in which any loss, if sustained, would not have been recognized under the Internal Revenue Code, the difference between the fair market value of the shares on the date of exercise and the option exercise price of the shares will be treated as compensation taxable as ordinary income to the recipient in the year of the disposition, and the amount of such difference will be added to the recipient’s tax basis for such shares; and

(5)	to the extent applicable, the Company will be allowed a deduction for federal income tax purposes in the year of the disposition to the extent a recipient realizes ordinary income therefrom.

If a recipient pays the option exercise price for shares acquired by exercise of an incentive stock option in cash, the basis for the shares will be equal to the amount paid plus, in the case of a disqualifying disposition, the amount of ordinary income recognized by the recipient, and, except as provided in the preceding paragraph, the holding period will commence on the date the shares are transferred to the recipient.

Stock Appreciation Rights. A recipient will not recognize taxable income at the time stock appreciation rights are granted, and the Company will not be entitled to a tax deduction at such time. Upon exercise, the recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as a compensation expense.

Restricted Stock. Unless the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code: (i) the recipient of restricted stock will not realize income upon the grant of restricted stock; (ii) the recipient will realize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (iii) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date on which the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code, the tax consequences to the recipient and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

When the recipient disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

Restricted Stock Units. A recipient of restricted stock units will not recognize taxable income at the time restricted stock units are granted, and the Company will not be entitled to a tax deduction at that time. Upon the settlement of these awards, the recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as compensation expense.

Performance Awards. Generally, (i) the recipient of a performance award will not realize income upon the grant of a performance award; (ii) the recipient will realize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), and the Company will be entitled to a corresponding deduction, in the year cash, shares of common stock or a combination of cash and shares are delivered to the recipient in payment of the performance award; and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. Upon disposition of shares received by a recipient in payment of a performance award, the recipient will recognize capital gain or loss equal to the difference between the amount received upon such disposition and the fair market value of the shares on the date they were originally received by the recipient.

INGREDION INCORPORATED	2023 PROXY STATEMENT 69

Proposal 6. Approval of the Ingredion Incorporated 2023 Stock Incentive Plan

Impact of Section 162(m) of the Internal Revenue Code. In general, a U.S. federal income tax deduction is allowed to the Company in an amount equal to the ordinary taxable income recognized by an award recipient under the Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligations with respect to the recipient’s ordinary taxable income. Following the enactment of the Tax Cuts and Jobs Act of 2017, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) of the Internal Revenue Code applies to compensation paid to any individual who serves as a covered employee (generally, the Company’s Chief Executive Officer, Chief Financial Officer or other officer who qualifies as one of its other three most highly compensated executive officers in 2017 or any later calendar year). As a result, compensation paid to such covered employees, whether under the Plan or otherwise, in excess of $1 million per year will not be deductible by the Company to the extent Section 162(m) of the Internal Revenue Code applies to the payment. Under the American Rescue Plan Act signed into law on March 11, 2021, the definition of “covered employee” will be expanded to also include the Company’s next five highest-paid employees beginning January 1, 2027 (in addition to those already covered).

Plan Benefits

The number of shares of common stock or other stock-based awards that will be awarded to participants in the 2023 Plan is not currently determinable. The grants of these awards is within the discretion of the People, Culture, and Compensation Committee, which has not determined future awards under the 2023 Plan or the participants who would receive them.

Under our current non-employee director compensation policy, each of our non-employee directors will receive equity awards with a value of $150,000 in the form of shares of common stock. For additional information about the compensation paid to our non-employee directors, see “Proposal 1 – Election of Directors – Compensation of Non-Employee Directors.” If the 2023 Plan is approved by stockholders, 75% of the 2023 grants would be made under the 2023 Plan, consisting of all but the March 2023 grants. The number of shares of common stock or other stock-based awards that will be awarded pursuant to these grants is not currently determinable.

See “Executive Compensation” for information about awards made to our executive officers under the Current Plan.

Equity Compensation Plan Information as of December 31, 2022

The following table provides information about our equity compensation plans as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	3,060,894	(1)	$92.32	(2)	3,076,082

Equity compensation plans not approved by security holders	21,149	(3)	N/A		N/A

Total	3,082,043		$92.32	(4)	3,076,082

(1)

This amount includes an aggregate of 193,666 shares of common stock representing outstanding performance share awards that will vest only upon completion of the relevant long-term incentive performance cycle and will be payable, if earned, by the Company in shares of common stock. Number assumes all such performance awards vest at 100%. Number also includes 417,000 RSUs outstanding as of December 31, 2022.

(2)	Price does not consider the 193,666 performance share awards and 417,000 RSUs referenced in footnote 1 because those awards have no exercise price.

(3)

Number assumes that all 1,768 phantom stock units the Company credited to the Deferred Compensation Plan for Outside Directors and all 19,381 phantom stock units in the SERP accounts of the participating directors and executive officers will be paid in the form of shares of common stock.

(4)

Price represents the weighted-average exercise price of outstanding options. It excludes the phantom stock units referenced in footnote 3 as well as the 193,666 performance share target awards and 417,000 RSUs referenced in footnote 1 because those awards have no exercise price.

70 INGREDION INCORPORATED	2023 PROXY STATEMENT

Summary Information About the Annual Meeting

Summary Information About the Annual Meeting

Why am I receiving these materials?

The Board of Directors of Ingredion Incorporated is soliciting proxies to be voted at the 2023 Annual Meeting of Stockholders to be held on Wednesday, May 19, 2023, and at any adjournment or postponement of the annual meeting. When we ask you for your proxy, we must provide you with a proxy statement and an annual report to stockholders that contain certain information specified by SEC rules. Our Board of Directors has made these materials available to most of our stockholders on the Internet or, if you have previously requested to receive paper copies or you are a participant in one of the Ingredion Incorporated Retirement Savings Plans, has delivered paper copies of these materials to you by mail. Our stockholders are invited to attend the annual meeting in person and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	this proxy statement for the annual meeting, and

•	our 2022 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received paper copies of these materials by mail, these materials also include the proxy card for the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As in previous years, we are furnishing proxy materials to our stockholders primarily through the Internet. We are mailing to most of our stockholders a notice of Internet availability of the proxy materials (“notice of availability”) instead of a paper copy of the proxy materials. All stockholders receiving the notice of availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of availability. In addition, this proxy statement contains instructions on how stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice of Internet availability of the proxy materials?

We are providing some of our stockholders with paper copies of the proxy materials instead of a notice of availability of the proxy materials. These include stockholders who have previously requested to receive paper copies of the proxy materials and our stockholders who are participants in the Ingredion Incorporated Retirement Savings Plans.

How can I access the proxy materials over the Internet?

Your notice of availability of the proxy materials, proxy card, or voting instruction form contains instructions on how to view our proxy materials for the annual meeting on the Internet.

Our proxy materials are also available on our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings. If you received your proxy materials in the mail, you can instruct us on the website to send our future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice of Internet availability of the proxy materials will find instructions in their notices about how to obtain a paper copy of the proxy materials. All stockholders who do not receive the notice of availability and have not elected to receive proxy materials by e-mail will receive a paper copy of the proxy materials by mail.

What will the stockholders vote on at the annual meeting?

The stockholders will vote on six proposals:

•	in accordance with Proposal 1, election to the board of the 12 director nominees who are named in this proxy statement, to serve as directors for a term of one year,

•	in accordance with Proposal 2, approval, by advisory vote, of the compensation of the Company’s named executive officers as disclosed in this proxy statement,

INGREDION INCORPORATED	2023 PROXY STATEMENT 71

Summary Information About the Annual Meeting

•

in accordance with Proposal 3, approval, by advisory vote, of a recommendation whether the Company should hold an advisory vote by stockholders to approve the compensation of the Company’s named executive officers every one year, every two years, or every three years,

•	in accordance with Proposal 4, ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023,

•	in accordance with Proposal 5, to approve and ratify a Company bylaw requiring an exclusive forum for certain legal actions, and

•	in accordance with Proposal 6, to approve the Ingredion Incorporated 2023 Stock Incentive Plan.

Will there be any other items of business on the agenda?

We do not expect any other items on the agenda because the deadlines for stockholder proposals and notices to present business at the annual meeting, including, without limitation, director nominations, have passed. Nonetheless, if there should be an unforeseen matter or item of business to be presented or acted upon at the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote the proxy as to such matters or items of business in accordance with their best judgment.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors unanimously recommends that you vote your shares:

•	FOR the election of each of the board’s 12 director nominees, as described in Proposal 1,

•	FOR approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement, as described in Proposal 2,

•	FOR an “every one year” frequency for an advisory vote by stockholders to approve the compensation of the Company’s named executive officers, as described in Proposal 3,

•	FOR ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023, as described in Proposal 4,

•	FOR the approval and ratification of a Company bylaw requiring an exclusive forum for certain legal actions, as described in Proposal 5, and

•	FOR the approval of the Ingredion Incorporated 2023 Stock Incentive Plan, as described in Proposal 6.

Who is entitled to vote?

Only stockholders as of the close of business on March 22, 2023, which is the record date for the annual meeting fixed by the Board of Directors (the “record date”), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as a stockholder of record,

•	held in your account with a bank, broker, or other holder of record, or

•	attributed to your account(s) in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans or the Company’s automatic dividend reinvestment plan.

What constitutes a quorum for the annual meeting?

The holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote and present or represented by proxy at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. As of the record date, 65,971,241 shares of our common stock were issued and outstanding.

72 INGREDION INCORPORATED	2023 PROXY STATEMENT

Summary Information About the Annual Meeting

How many votes are required for the approval of each proposal and what is the effect of abstentions?

A summary of our annual meeting proposals and applicable vote standards is as follows:

Proposal	Voting Options	Vote Required for Approval	Effect of an Abstention	Effect of Broker Non-Votes

Election of Directors	FOR, AGAINST, ABSTAIN	Majority of the votes cast	None: Does not count as a vote cast on this proposal	None: The broker will not vote your shares on this proposal

Approval of Named Executive Officer Compensation	FOR, AGAINST, ABSTAIN	Majority of voting power of shares present at the meeting and entitled to vote	Treated as a vote AGAINST	None: The broker will not vote your shares on this proposal

Frequency of Advisory Vote on Approval of Named Executive Officer Compensation	EVERY ONE YEAR, EVERY TWO YEARS, EVERY THREE YEARS, ABSTAIN	The alternative which receives the most votes at the meeting—every one year, every two years or every three years—will constitute the stockholder recommendation with respect to this matter	Treated as a vote AGAINST	None: The broker will not vote your shares on this proposal

Ratification of Appointment of KPMG as Our Independent Registered Public Accounting Firm	FOR, AGAINST, ABSTAIN	Majority of voting power of shares present at the meeting and entitled to vote	Treated as a vote AGAINST	The broker may vote your shares in its discretion even though you have not provided voting instructions

Approval and Ratification of a Company Bylaw Requiring an Exclusive Forum for Certain Legal Actions	FOR, AGAINST, ABSTAIN	Majority of voting power of shares present at the meeting and entitled to vote	Treated as a vote AGAINST	None: The broker will not vote your shares on this proposal

Approval of the Ingredion Incorporated 2023 Stock Incentive Plan	FOR, AGAINST, ABSTAIN	Majority of voting power of shares present at the meeting and entitled to vote	Treated as a vote AGAINST	None: The broker will not vote your shares on this proposal

In addition, under NYSE rules, the minimum vote that will constitute stockholder approval of the Ingredion Incorporated 2023 Stock Incentive Plan will be a majority of the votes cast on the proposal, with the votes cast calculated in accordance with our charter and bylaws and Delaware corporate law.

What is the effect of broker non-votes with respect to the proposals?

Under NYSE rules, if you hold your shares through a record holder of your shares such as a broker, the broker will not be able to vote your shares on Proposal 1 (election of directors), Proposal 2 (advisory vote to approve named executive officer compensation as disclosed in this proxy statement), Proposal 3 (the frequency of advisory vote to approve named executive officer compensation), Proposal 5 (approval and ratification of a Company bylaw requiring an exclusive forum for certain legal actions), or Proposal 6 (approval of the Ingredion Incorporated 2023 Stock Incentive Plan) unless it receives specific instructions from you. We strongly encourage you to submit your voting instructions on Proposals 1, 2, 3, 5 and 6.

When the broker may not vote your shares on certain proposals without instructions from you but votes your shares on any proposal for which it does not require your instructions, which for this annual meeting is Proposal 4 (ratification of appointment of KPMG as our independent registered public accounting firm), your shares will constitute “broker non-votes” on the proposals for which the broker does not have voting discretion. Broker non-votes will be counted for purposes of establishing a quorum but will have no effect on the outcome of the vote on Proposals 1, 2, 3, 5 and 6, which are the proposals for which the broker requires your voting instructions.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. As noted above, for the election of directors and the other proposals other than Proposal 4, the broker may not vote your shares unless it has received your specific instructions. For the vote to ratify the appointment of KPMG as our independent registered public accounting firm under Proposal 4, the broker may vote your shares in its discretion even though you have not provided specific instructions. Accordingly, there are not expected to be any broker non-votes with respect to Proposal 4.

INGREDION INCORPORATED	2023 PROXY STATEMENT 73

Summary Information About the Annual Meeting

How do I vote at the annual meeting?

The annual meeting will be conducted in person. If you are a stockholder of record or are holding a proxy for a stockholder of record, you may vote your shares in person at the annual meeting, where we will give you a ballot during the meeting. If your Ingredion shares are held in a bank or brokerage account, you may vote the shares you beneficially own under a written legal proxy from your bank or broker. If you do not obtain such a legal proxy, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares on March 22, 2023.

Whether you hold your shares of record or in street name, and even if you plan to attend the meeting in person, we encourage you to submit proxy or voting instructions before the meeting on the Internet, by telephone or by mail.

How do I submit proxy or voting instructions if I will not vote at the annual meeting?

If you are a stockholder of record, you may vote in person at the annual meeting. If you do not wish to vote at the annual meeting or if you will not be attending the meeting, you may vote by proxy. Before the annual meeting, you may submit your proxy or voting instructions by proxy on the Internet or by telephone by following the instructions provided in the notice of availability of the proxy materials, or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. If you received paper copies of the proxy materials by mail, you may submit your proxy or voting instructions on the Internet, by telephone or by mail by following the instructions on the enclosed proxy card.

You may utilize the following methods to submit your proxy or voting instructions before the annual meeting:

By the Internet. You may submit your proxy or voting instructions online at www.proxyvote.com by following the instructions provided in the notice of availability of the proxy materials or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or, if you received these materials by mail, by following the instructions in the enclosed proxy card. You will need your 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to submit your instructions. Submitting proxy or voting instructions on the Internet has the same effect as submitting such instructions by mail or telephone. You may submit your proxy or voting instructions on the Internet until 11:59 p.m., Eastern Daylight Time, on May 18, 2023.

By telephone. You may submit your proxy or voting instructions by telephone at 1-800-690-6903. You will need the 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote by telephone. Submitting proxy or voting instructions by telephone has the same effect as submitting such instructions by mail or the Internet. You may submit your proxy or voting instructions by telephone until 11:59 p.m., Eastern Daylight Time, on May 18, 2023.

By mail. If you received a paper copy of the proxy materials, you may submit your proxy or voting instructions by signing and dating each proxy card you received and returning each of them to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer, agent or partner of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

May I revoke my proxy or voting instructions before my shares are voted at the annual meeting?

Yes, you may revoke your proxy or voting instructions before your shares are voted at the annual meeting. You may submit your proxy or voting instructions again at a later date on the Internet or by telephone or by signing and returning a new proxy card with a later date, or you may attend the meeting in person and vote during the meeting. Only your latest Internet, telephone or written proxy submitted prior to the meeting will be counted.

You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Corporate Secretary of the revocation in writing or (2) delivering a later-dated proxy on the Internet or by telephone or in writing. Your attendance at the annual meeting in person, however, will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I submit voting instructions for shares that are held by my bank, broker, or other holder of record?

If you have shares held of record by a bank, broker, or other holder of record, you may instruct your bank, broker, or other holder of record to vote your shares by following instructions that such holder of record provides for you. Most banks and brokers permit beneficial owners of shares to submit voting instructions on the Internet, by telephone and by mail.

How will the proxies be voted?

The shares represented by valid proxies received by Internet, by telephone or by mail will be voted in the manner specified in such proxies. If you fail to indicate your voting preferences, the persons named in the proxy will vote on your behalf FOR election of the 12 nominees for director

74 INGREDION INCORPORATED	2023 PROXY STATEMENT

Summary Information About the Annual Meeting

named in this proxy statement, FOR approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement, FOR an every one year frequency for an advisory vote to approve the compensation of the Company’s named executive officers, FOR ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023, FOR the approval and ratification of a Company bylaw requiring an exclusive forum for certain legal actions, and FOR the approval of the Ingredion Incorporated 2023 Stock Incentive Plan.

Should any matter not described above be properly presented at the meeting, each of the persons named in the proxy will vote on such matter in accordance with such person’s best judgment.

How do I vote my shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans?

You may instruct the plan trustee on how to vote your shares in the Ingredion Incorporated Stock Fund on the Internet, by telephone or by mail as described above. You must provide your instruction on the Internet or by telephone no later than 11:59 p.m., Eastern Daylight Time, on May 16, 2023, or by mail received no later than 11:59 p.m., Eastern Daylight Time, on May 16, 2023, in order to have your shares in the Ingredion Incorporated Stock Fund voted at the annual meeting.

How many shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans may I vote?

You may vote all the shares allocated to your account on the record date.

What happens if I do not instruct the plan trustee to vote my Retirement Savings Plans shares?

Your shares will not be voted. The plan trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one notice of availability or proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, if you submit proxy or voting instructions on the Internet or by telephone, you will need to submit such instructions once for each notice of availability, proxy card and voting instruction form you receive. To ensure that all your shares are voted if you received more than one proxy card, sign, date and return each card or submit voting instructions once for each card on the Internet or by telephone.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election.

Is my vote confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by any independent tabulation agents, the independent inspector of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What should I do if I want to attend the annual meeting in person?

You may attend the annual meeting in person at the Conference Center (L004), which is located on the ground floor between Towers 2 and 5 of the Westbrook Corporate Center, Westchester, Illinois 60154. An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting. Only stockholders who owned Ingredion common stock as of the close of business on March 22, 2023 will be entitled to attend the meeting in person. An admission ticket will serve as verification of your ownership.

•	If you received a notice of availability of the proxy materials in the mail, the notice constitutes your admission ticket.

•

If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail, which will serve as your admission ticket.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Ingredion shares are held in a bank or brokerage account, you may vote the shares you beneficially own if you obtain a written legal proxy from your bank or broker. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Ingredion common stock on March 22, 2023.

INGREDION INCORPORATED	2023 PROXY STATEMENT 75

Summary Information About the Annual Meeting

If we determine that it is not advisable to hold an in-person meeting, we will promptly announce information about changes to the annual meeting.

How do I contact the Board of Directors?

Interested parties may communicate directly with any member of the Board of Directors, including the Chairman of the Board, or the independent directors, as a group, or any individual director, by writing in care of:

Corporate Secretary

Ingredion Incorporated 5 Westbrook Corporate Center

Westchester, Illinois 60154

The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chair according to the subject matter of the communication, except for solicitations or other matters inappropriate for the recipient or otherwise unrelated to the Company. Communications addressed directly to the Chairman of the Board, the non-employee directors or the independent directors, as a group, or any individual director will be forwarded in the same manner to the Chairman of the Board, each non-employee member of the board, each independent member of the board, or the individual director, as the case may be.

Who is paying the costs of this proxy solicitation?

Ingredion is paying the costs of the solicitation of proxies. We have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies for a fee, plus reimbursement of certain out-of-pocket expenses. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the notice of availability to beneficial owners,

•	forwarding paper proxy materials by mail to beneficial owners, and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by the Internet and mail, our board members, officers, and employees may solicit proxies on our behalf, without additional compensation, personally, by e-mail, or by telephone.

How do I submit a stockholder proposal for the 2024 annual meeting?

Proposals for Inclusion in Next Year’s Proxy Statement. Our 2024 annual meeting is scheduled to be held on Friday, May 15, 2024. If a stockholder intends to present a proposal pursuant to Rule 14a-8 under the Exchange Act at the 2024 annual meeting and wishes to have the proposal included in the Company’s proxy statement for the 2024 annual meeting, the stockholder must submit the proposal in writing so that we receive it by December 7, 2023, unless the date of our 2024 annual meeting is more than 30 days before or after May 15, 2024, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2024 annual meeting. Proposals should be addressed to our Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

Pursuant to our bylaws, stockholders may submit director nominees to be included in our annual proxy statement in a process known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2024 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 nor more than 150 days before the anniversary of the date on which the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Other Proposals for Consideration at the 2024 Annual Meeting. In addition, our bylaws provide that any stockholder wishing to present any other business or nominate directors for election at the annual meeting without including such matters in the Company’s proxy materials must give the Company written notice not less than 90 nor more than 120 days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our bylaws.

76 INGREDION INCORPORATED	2023 PROXY STATEMENT

Summary Information About the Annual Meeting

There are other procedural requirements in our bylaws pertaining to stockholder nominations and proposals. A copy of the bylaws is available online in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. Any stockholder may also receive a current copy of our bylaws, without charge, by writing to our Corporate Secretary.

What other notice requirements must I satisfy if I intend to solicit proxies in connection with the 2024 annual meeting in support of director nominees other than the Company’s nominees?

In addition to satisfying the advance notice requirements under our bylaws described in response to the prior question, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in connection with the 2024 annual meeting in support of director nominees other than the Company’s nominees must provide the Company no later than March 20, 2024 with a notice that contains the information specified in Rule 14a-19 under the Exchange Act.

I share an address with another stockholder and received one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings with respect to holders who want to receive paper materials.

To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. This procedure saves printing and postage costs by reducing duplicative mailings. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Please also keep in mind that this proxy statement and the accompanying 2022 Annual Report to Stockholders will be filed with the SEC and available for viewing and copying in the “SEC Filings” section of our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings, in addition to being available at the site stated in the notice of availability.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge Financial Solutions at the above telephone number or address.

Stockholders who participate in householding and request to receive paper copies of the proxy materials will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders may request information about householding from their banks, brokers, or other holders of record.

INGREDION INCORPORATED	2023 PROXY STATEMENT 77

Other Matters and Other Information

Other Matters

We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy is authorized to vote on them using such person’s best judgment.

Other Information

Any stockholder who wishes to receive a separate copy of this proxy statement or our 2022 Annual Report to Stockholders can do so by contacting the Corporate Secretary of the Company, by telephone at 708-551-2600 or by mail at the Company’s principal executive office, the address of which is Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Alternatively, you can access our 2022 Annual Report to Stockholders, which includes our 2022 Annual Report on Form 10-K for the year ended December 31, 2022, and other financial information, on our investor relations website at: https://ir.ingredionincorporated.com/financial-information/annual-reports.

To the extent that this proxy statement is incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Pay Versus Performance Disclosure” under “Executive Compensation,” “Compensation Committee Report,” and “Audit Committee Report,” to the extent permitted by SEC rules, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing. In addition, such section will not be deemed to be soliciting material for purposes of the solicitation of proxies in connection with the annual meeting.

All website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any website (including the Company’s website) identified in this proxy statement or any accompanying materials is not a part of, and is not incorporated by reference into, this proxy statement.

Please submit your proxy or voting instructions on the Internet or by telephone as soon as possible, or if you received a paper copy of the proxy materials and want to submit your proxy or voting instructions by mail, please complete the accompanying proxy card and mail it in the enclosed, postage-paid envelope as soon as possible, or, if you have received a voting instruction form from a bank, broker, or other holder of record, please submit your voting instructions by following the directions provided on that form.

By order of the Board of Directors,

Tanya Jaeger de Foras

Senior Vice President, Chief Legal Officer,

Corporate Secretary, and Chief Compliance Officer

April 5, 2023

78 INGREDION INCORPORATED	2023 PROXY STATEMENT

Appendix A

Appendix A: Reconciliation of Non-GAAP Financial Measure

Reconciliation of Adjusted Diluted EPS to Diluted EPS

(Unaudited)

	Year Ended December 31, 2022		Year Ended December 31, 2021
	(in millions)	Diluted EPS	(in millions)	Diluted EPS

Net income attributable to Ingredion	$492	$7.34	$117	$1.73

Add back:

Acquisition/integration costs (i)	5	0.08	7	0.10

Restructuring/impairment charges (ii)	3	0.05	36	0.53

Impairment on disposition of asset	—	—	340	5.01

Other matters (iv)	15	0.22	(22)	(0.32)

Fair value adjustments to equity investments (v)	—	—	(5)	(0.07)

Tax provision—Mexico (vi)	(4)	(0.06	6	0.09

Other tax matters (vii)	(12)	(0.18)	(27)	(0.40)

Non-GAAP adjusted net income attributable to Ingredion	$499	$7.45	$452	$6.67

Amounts shown for net income, EPS and tax matters may not foot or recalculate due to rounding.

Notes

(i)

During the year ended December 31, 2022, the Company recorded $5 million of pre-tax acquisition and integration charges primarily related to its investment in the Argentina joint venture. During the year ended December 31, 2021, the Company recorded pre-tax acquisition and integration charges of $3 million for its acquisitions of the PureCircle, KaTech and Verdient Foods businesses, as well as its investments with the Amyris and Argentina joint ventures.

(ii)

During the year ended December 31, 2022, the Company recorded $4 million of remaining pre-tax restructuring-related charges for its Cost Smart programs. During the year ended December 31, 2021, the Company recorded pre-tax restructuring-related charges of $47 million primarily related to the Cost Smart programs.

(iii)	During the year ended December 31, 2021, the Company recorded a $340 million net asset impairment charge related to the contribution of its Argentina operations to the Argentina joint venture.

(iv)

During the year ended December 31, 2022, the Company recorded pre-tax charges of $20 million primarily related to the impacts of a U.S.-based work stoppage. During the year ended December 31, 2021, the Company recorded a pre-tax benefit of $15 million for certain indirect tax credits that the Brazilian Supreme Court affirmed in May 2021 the Company is entitled to receive.

(v)	During the year ended December 31, 2021, the Company recorded a net pre-tax fair value adjustment of $6 million to its equity investments.

(vi)

The Company recorded tax benefits of $4 million for the year ended December 31, 2022, and tax provisions of $6 million for the year ended December 31, 2021, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of its Mexico affiliate’s financial statements during the periods.

(vii)

During the year ended December 31, 2022, the Company recognized an income tax benefit of $20 million for certain Brazilian state incentives the Company received between 2018 and 2021, which were previously taxable. Other adjustments relate to prior year tax liabilities and contingencies, the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries, and tax results of the above non-GAAP addbacks.

INGREDION INCORPORATED	2023 PROXY STATEMENT A-1

Appendix B

Appendix B: Article XII of the Company’s Amended and Restated Bylaws

ARTICLE XII

Forum for Certain Actions

SECTION 1.    Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, these By-laws or the Certificate of Incorporation (in each case, as may be amended from time to time), (iv)any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

SECTION 2.    Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 1 of this Article XII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this Article XII (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

SECTION 3.    Enforceability. If any provision of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XII, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SECTION 4.    Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

INGREDION INCORPORATED	2023 PROXY STATEMENT B-1

Appendix C

Appendix C: Form of Ingredion Incorporated 2023 Stock Incentive Plan

INGREDION INCORPORATED

2023 STOCK INCENTIVE PLAN

I. INTRODUCTION

1.1    Purposes. The purposes of the Ingredion Incorporated 2023 Stock Incentive Plan (this “Plan”) are (i) to align the interests of the stockholders of Ingredion Incorporated (the “Company”) and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, outside directors, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long term best interests of the Company and its stockholders.

1.2    Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the People, Culture and Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

“Delay Period” shall have the meaning set forth in Section 5.9(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to a share of Common Stock, the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that the Company may in its discretion use the closing transaction price of a share of Common Stock on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code. With respect to any property other than Common Stock, “Fair Market Value” shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

INGREDION INCORPORATED	2023 PROXY STATEMENT C-1

Appendix C

“Other Stock Award” shall mean an award granted pursuant to Section 3.4.

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR, (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award, or (iii) as a condition to the grant of a Stock Award. Such criteria and objectives may include, for the applicable Performance Period, one or more of the following: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; return on stockholders’ equity; return on assets; return on capital employed; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; increase in number of customers and/or reductions in costs; total stockholder return (based on the change in the price of a share of Common Stock and dividends paid); operating income; and cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment), or such other goals as the Committee may determine whether or not listed herein. Each such Performance Measure may be determined on a pre-tax or post-tax basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, affiliates divisions, or operating units) or the past or current performance of one or more other companies or market indices (or a combination of such past and current performance). In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Prior Plan” shall mean the Ingredion Incorporated Stock Incentive Plan (as amended by Board of Directors March 16, 2016, with share increase approved by Stockholders May 19, 2021).

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock, in cash or a combination thereof, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity (i) in which the Company owns, directly or indirectly, an equity interest possessing 50% or more of the combined voting power of the total outstanding equity interests of such entity, or (ii) any other entity designated by the Board or the Committee.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

C-2 INGREDION INCORPORATED	2023 PROXY STATEMENT

Appendix C

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3    Administration. This Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

Subject to satisfaction of the minimum vesting conditions of Section 1.6, the Committee may, in its sole discretion and for any reason at any time (i.e., to the extent such conditions of Section 1.6 are satisfied as of such time), take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level.

The Committee shall keep minutes of its meetings and of action taken by it without a meeting. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-Laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4    Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director, for such Non-Employee Director’s services as a Non-Employee Director, shall not exceed $750,000.

1.5    Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all awards under this Plan, other than Substitute Awards, shall be (i) three million one hundred thousand (3,100,000) shares plus (ii) the shares of Common Stock that are available for awards under the Prior Plan as of the effective date of this Plan (collectively, the “Plan Maximum”). Subject to adjustment as provided in Section 5.7, no more than three million one hundred thousand (3,100,000) shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options.

The Plan Maximum shall be reduced by the sum of the aggregate number of shares of Common Stock (i) that are issued or issuable in connection with a Stock Award granted after the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) or (ii) that are

INGREDION INCORPORATED	2023 PROXY STATEMENT C-3

Appendix C

subject to options, SARs or Performance Shares granted after the 2023 Annual Meeting in the following ratios: 1 to 1 for each Incentive Stock Option, Non-Statutory Stock Option or Free-Standing SAR, and 2 to 1 for any other type of award granted under the Plan after the 2023 Annual Meeting, it being understood that in the case of an SAR, the reduction shall be equal to the total number of SARs originally subject to the award, regardless of the number of shares of Common Stock that may be issued upon settlement thereof.

Notwithstanding the immediately preceding sentence, the Plan Maximum shall not be reduced by virtue of the grant of Performance Shares or SARs that may only be settled in cash.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or the Prior Plan, other than Substitute Awards, are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option), then such shares of Common Stock shall again be available under this Plan; provided, however, that shares of Common Stock subject to an award under this Plan or the Prior Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, or (y) shares repurchased by the Company on the open market with the proceeds of an option exercise. In the event that withholding tax liabilities arising from an award or an award under the Prior Plan are satisfied by the tendering of shares of Common Stock or by the withholding of shares by the Company, the shares of Common Stock so tendered or withheld shall again be available for grant under Section 1.5. The number of shares that again become available pursuant to this paragraph shall be equal to (i) one share for each share subject to an option or Free-Standing SAR described herein and (ii) two shares for each share subject to a Stock Award or Performance Award described herein. At the time this Plan becomes effective, none of the shares of Common Stock available for future grant under the Prior Plan shall be available for future grants under such Prior Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

1.6    Minimum Vesting Conditions. Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders, which is at least 50 weeks after the immediately preceding year’s annual meeting (except with respect to any new Non-Employee Director who joins the Board other than in connection with any such annual meeting), and (iv) any additional awards the Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the Plan pursuant to Section 1.5 (subject to adjustment under Section 5.7); and, provided, further, that the foregoing restriction does not apply to the Committee’s exercise of discretion to provide for accelerated exercisability or vesting of any award or otherwise in the event of retirement, death, disability or a Change in Control.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1    Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. The Committee may grant Incentive Stock Options to any employee of the Company, any Subsidiary or any affiliate of the Company, subject to the requirements of Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)    Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

C-4 INGREDION INCORPORATED	2023 PROXY STATEMENT

Appendix C

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b)    Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock. If an option is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d).

(c)    Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent provided in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. In no event may any option granted hereunder be exercised for a fraction of a share of Common Stock. No adjustment shall be made for ordinary cash dividends or other rights for which the record date is prior to the date as of which the optionee exercises the option and becomes the sole owner of the subject shares of Common Stock. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction). An option shall be automatically exercised as of the end of the last day of the term of the option, if the option price is less than the Fair Market Value of a share of Common Stock on such date, on a net exercise basis as contemplated by this Section 2.1(c) and with tax withholding satisfied by the Company retaining shares from the exercise as contemplated by Section 5.5. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

2.2    Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)    Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)    Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided, further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An

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exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)    Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction). An SAR shall be automatically exercised as of the end of the last day of the term of the SAR, if the base price is less than the Fair Market Value of a share of Common Stock on such date and with tax withholding satisfied by the Company in such manner as the Committee shall determine pursuant to Section 5.5. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon a Free-Standing SAR’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

2.3    Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be set forth in the applicable Agreement or as otherwise specified by the Committee.

2.4    No Repricing. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7.

2.5    No Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

III. STOCK AWARDS

3.1    Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.

3.2    Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)    Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)    Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or

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attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)    Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution or dividend with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3    Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)    Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)    Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents credited with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4    Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

3.5    Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be set forth in the applicable Agreement or as otherwise specified by the Committee.

IV. PERFORMANCE AWARDS

4.1    Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2    Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)    Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)    Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

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(c)    Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same vesting and other restrictions that apply to such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3    Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be set forth in the applicable Agreement or as otherwise specified by the Committee.

V. GENERAL

5.1    Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the 2023 Annual Meeting on May 19, 2023, and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at such annual meeting of stockholders, shall become effective as of the date on which the Plan was approved by stockholders. This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No awards shall be granted under the Prior Plan after this Plan becomes effective.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten (10) years after the date on which the Plan was approved by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

5.2    Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.4 or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

5.3    Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, either executed by the recipient or accepted by the recipient by electronic or other means approved by the Company within the time period specified by the Company. Upon such execution or execution and acceptance, and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4    Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without payment of any consideration or other value in connection such transfer. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5    Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the

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exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award.

5.6    Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available, and the individual share limitations for recipients of awards, under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8    Change in Control.

(a)    Subject to the terms of the applicable award Agreements, in the event of a Change in Control, the Board (as constituted prior to such Change in Control), may, in its discretion:

(1)    to the extent the corporation or other business resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, (the “Acquiring Company”), shall not assume the outstanding awards under the Plan or substitute new awards therefor having an equivalent value for such outstanding awards, the Board (as constituted prior to such Change in Control), may, in its discretion, require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level; and;

(2)    to the extent the Acquiring Company, shall assume the outstanding awards under the Plan or substitute new awards therefor having an equivalent value for such outstanding awards (with an appropriate and equitable adjustment to such award in accordance with Section 5.7), the Board (as constituted prior to such Change in Control), may, in its discretion, require that if the Acquiring Company terminates a participant’s employment or service without cause upon or within two years after the Change in Control, (i) some or all of the participant’s outstanding options and SARs shall become exercisable in full or in part, (ii) the Restriction Period applicable to some or all of the participant’s outstanding Stock Awards shall lapse in full or in part, (iii) the Performance Period applicable to some or all of the participant’s outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target level.

(b)    For purposes of this Plan, a “Change in Control” shall mean:

(1)    the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 5.8(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

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(2)    individuals who, as of the beginning of any consecutive two-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)    the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 15% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)    the consummation of a plan of complete liquidation or dissolution of the Company;

provided, that with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), the transaction or event described in clause (1), (2), (3) or (4) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code (i.e., if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5)), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such award become vested or otherwise unconditional upon the Change in Control.

5.9    Deferrals and Section 409A.

(a)    Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions, if any, set forth herein or any Agreement shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an award if such action would result in the imposition of taxes Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to materially impair the rights of a holder of an outstanding award.

(b)    Unless the Committee provides otherwise in an Agreement, each Stock Award or Performance Award (or portion thereof if the award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, the Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

(c)    If a holder of an award is determined on the date of the holder’s termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment under this Plan that is considered nonqualified deferred compensation under Section 409A of the Code and which is payable on account of a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the holder’s “separation from service” and (ii) the date of the holder’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.9(c) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid in a lump sum, without interest, on the first business day following the expiration of the Delay Period and any remaining payments due under the award will be paid in accordance with the normal payment dates specified for them in the applicable Agreement. For purposes of Section 409A of the Code, each payment made under this Plan or any award shall be treated as a separate payment.

C-10 INGREDION INCORPORATED	2023 PROXY STATEMENT

Appendix C

5.10    No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

5.11    Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12    Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13    Unfunded Plan. This Plan and all of the awards granted hereunder shall be unfunded. To the extent any holder of an award acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such individual shall not have any rights in or against any specific assets of the Company.

5.14    Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

5.15    Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.16    Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

INGREDION INCORPORATED	2023 PROXY STATEMENT C-11

SCAN TO VIEW MATERIALS & VOTE w INGREDION INCORPORATED VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above 5 WESTBROOK CORPORATE CENTER Use the Internet to transmit your voting instructions and for electronic delivery of information WESTCHESTER, IL 60154 until 11:59 p.m. Eastern Daylight Time on May 18, 2023 (until 11:59 p.m. Eastern Daylight Time on May 16, 2023, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on May 18, 2023 (until 11:59 p.m. Eastern Daylight Time on May 16, 2023, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ingredion Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. (Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 16, 2023, to instruct the Retirement Savings Plan Trustee.) If you vote using the Internet or vote by phone, please do not mail your proxy. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V04301-P91484-Z84729 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INGREDION INCORPORATED THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 4, 5, AND 6, AND “FOR” “EVERY ONE YEAR” FOR PROPOSAL 3: 1. To elect 12 nominees nominated by the Company’s Board of Directors to serve as directors for a term of one year. For Against Abstain Nominees: 1a. David B. Fischer ! ! ! Every one Every two Every three Abstain 1b. Paul Hanrahan ! ! ! year years years 3. To recommend, by advisory vote, whether 1c. Rhonda L. Jordan ! ! ! the Company should hold an advisory vote by ! ! ! ! stockholders to approve the compensation of the Company’s named executive officers every 1d. Gregory B. Kenny ! ! ! For Against Abstain one year, every two years, or every three years. 1e. Charles V. Magro ! ! ! 4. To ratify the appointment of KPMG LLP as the independent ! ! ! registered public accounting firm of the Company for the fiscal year ending December 31, 2023. 1f. Victoria J. Reich ! ! ! 5. To approve and ratify Article XII of the Company’s Amended and Restated Bylaws requiring an exclusive forum for certain 1g. Catherine A. Suever ! ! ! ! ! ! legal actions. 1h. Stephan B. Tanda ! ! ! 6. To approve the Ingredion Incorporated 2023 Stock Incentive ! ! ! Plan. 1i. Jorge A. Uribe ! ! ! Note: To transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof. 1j. Patricia Verduin ! ! ! The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the 1k. Dwayne A. Wilson ! ! ! undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees for election as a director listed in Proposal 1, FOR “every one year” for Proposal 3, 1l. James P. Zallie ! ! ! and FOR Proposals 2, 4, 5, and 6. If any other matters properly come before the meeting, or any adjournment or adjournments 2. To approve, by advisory vote, the compensation of the thereof, each person named in this proxy/voting instruction will vote Company’s named executive officers. ! ! ! in his or her or its discretion. Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder should sign. Executors, administrators, trustees, etc., should indicate so when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Ingredion 2023 Annual Meeting of Stockholders Friday, May 19, 20239:00 a.m. Central Daylight Time Conference Center (L004), between Towers 2 and 5 of the Westbrook Corporate Center, Westchester, IL 60154 Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote isrecorded promptly. Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission. Seating will be on first-come, first-served basis, and you may be asked to present valid picture identification before being admitted. The use of cameras at the Annual Meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage or bags will be permitted in the meeting room. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:Our Notice and Proxy Statement and our Annual Report to Stockholders are available at www.proxyvote.com. ADMISSION TICKET V04302-P91484-Z84729 Annual Meeting of Stockholders—To Be Held Friday, May 19, 2023 THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of Ingredion Incorporated, acknowledges receipt of the Proxy Statement dated April 5, 2023, and except as described in the next paragraphs, appoints James P. Zallie and Tanya Jaeger de Foras, and each of them, as proxies and attorneys-in-fact,with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at theAnnual Meeting of Stockholders to be held on Friday, May 19, 2023, at 9:00 a.m., Central Daylight Time, in person at theConference Center (L004), between Towers 2 and 5, Westbrook Corporate Center, Westchester, Illinois 60154, and at any adjournment(s) of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters listed on the reverse side. With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Ingredion Incorporated Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties. If you wish to vote the Ingredion Incorporated shares allocated to your Plan account, you must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the Internet or telephone. The cut-off date for submitting voting instructions on the Internet or by telephone to the Trustee is 11:59 p.m. Eastern Daylight Time on May 16, 2023, and such instructions by mail must be received by 11:59 p.m. Eastern Daylight Time on May 16, 2023. If you do not return your signed Proxy Card/Voting Instruction Form or provide Internet or telephonic voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by the signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE TO VOTE BY THE INTERNET, TELEPHONE OR MAIL. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued, and to be signed and dated, on the reverse side.)